As filed with the Securities and Exchange Commission on September 19, 2011

Reg. No. 333-174887

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 3 TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GWG HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-2222607
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

220 South Sixth Street, Suite 1200 Minneapolis, Minnesota 55402 (612) 746-1944 Fax: (612) 746-0445	Jon R. Sabes Chief Executive Officer 220 South Sixth Street, Suite 1200 Minneapolis, Minnesota 55402 (612) 746-1944	With a copy to: Paul D. Chestovich, Esq. Martin R. Rosenbaum, Esq. Maslon Edelman Borman & Brand, LLP 3300 Wells Fargo Center Minneapolis, Minnesota 55402 Telephone: (612) 672-8200 Fax: (612) 672-8397
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Renewable Secured Debentures	$250,000,000	(1)	$ 250,000,000	$ 29,025.00(2)

(1)	The Renewable Secured Debentures will be issued in minimum denominations of $25,000 and in $1,000 increments in excess of such minimum amount.
(2)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. Information contained herein is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective.

SUBJECT TO COMPLETION, DATED SEPTEMBER 19, 2011

Offering Amount $250,000,000

GWG HOLDINGS, INC.

a Delaware corporation

Renewable Secured Debentures

GWG Holdings, Inc., through its subsidiaries, purchases life insurance policies sold in the secondary marketplace. Our objective is to earn returns from the purchased life insurance policies that are greater than the costs necessary to purchase, finance and service those policies to their maturity.

We are offering up to $250,000,000 in Renewable Secured Debentures (the “debentures”) in this offering. This is a continuous offering and there is no minimum amount of debentures that must be sold before we can use any of the proceeds. The proceeds from the sale of the debentures will be paid directly to us following each sale and will not be placed in an escrow account. We will use the net proceeds from the offering of the debentures primarily to purchase and finance additional life insurance policies, and to service and retire other outstanding debt obligations. The minimum investment in debentures is $25,000. Investments in excess of such minimum amount may be made in $1,000 increments. The debentures will be sold with varying maturity terms, interest rates and frequency of interest payments, all as set forth in this prospectus and in supplements published from time to time. Depending on our capital needs and the amount of your investment, debentures with certain terms may not always be available. Although we will periodically establish and change interest rates on unsold debentures offered pursuant to this prospectus, once a debenture is sold, its interest rate will not change during its term (subject, however, to the extension and renewal provisions contained in such debenture). Upon maturity, subject to the terms and conditions described in this prospectus, the debentures will be automatically renewed for the same term at the interest rate we are offering at that time to other investors with similar aggregate debenture portfolios for debentures of the same maturity, unless repaid upon maturity at our or your election.

The debentures are secured by the assets of GWG Holdings, Inc., and a pledge of all of the common stock by our largest shareholders. Obligations under the debentures will also be guaranteed by our subsidiary GWG Life Settlements, LLC, which guarantee will involve the grant of a security interest in all of the assets of such subsidiary. The majority of our life insurance policy assets are held in our subsidiary GWG DLP Funding II, LLC (which is a direct subsidiary of GWG Life Settlements). The policies held by GWG DLP Funding II will not be collateral for obligations under the debentures although the guarantee and collateral provided by GWG Life Settlements will include that company’s ownership interest in GWG DLP Funding II. The security offered for the debentures will provide rights as to collateral that are pari passu with the holders of other secured debt previously issued by GWG Life Settlements.

We may prepay the outstanding principal balance and accrued and unpaid interest of any or all of the debentures, in whole or in part, at any time without penalty or premium. Debenture holders will have no right to require us to prepay any debenture prior to the due date unless the request is due to death, bankruptcy or total disability. In the event we agree to prepay a debenture upon the request of a debenture holder (other than after death, bankruptcy or total disability), we will impose a prepayment fee of 6% against the outstanding principal balance of the redeemed debenture. This prepayment fee will be subtracted from the amount paid.

We do not intend to list our debentures on any securities exchange during the offering period, and we do not expect a secondary market in the debentures to develop. As a result, you should not expect to be able to resell your debentures regardless of how we perform. Accordingly, an investment in our debentures is not suitable for investors that require liquidity in advance of their debenture’s maturity date.

Investing in our debentures may be considered speculative and involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 15 to read about the risks you should consider before buying our debentures. You should carefully consider the risk factors set forth in this prospectus. An investment in our debentures is not suitable for all investors. The debentures are only suitable for persons with substantial financial resources and with no need for liquidity in this investment. See “Suitability Standards” for information on the suitability standards that investors must meet in order to purchase the debentures.

Please read this prospectus before investing and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the SEC. This information will be available free of charge by contacting us at 220 South Sixth Street, Suite 1200, Minneapolis, Minnesota 55402 or by phone at (612) 746-1944 or on our website at www.gwglife.com. The SEC also maintains a website at www.sec.gov that contains such information.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2011

The debentures will be offered and sold on a best-efforts basis by Arque Capital, Ltd., a registered broker-dealer and member of the Financial Industry Regulatory Authority (“FINRA”). Arque Capital will be an underwriter of the debentures in this offering for purposes of the Securities Act of 1933. Arque Capital may retain other dealers to act as an agent on its behalf in the course of offering and selling debentures in this offering. We will pay Arque Capital a selling commission ranging from 0.50% to 7.00% of the principal amount of debentures sold, depending on the debentures’ maturity date. We will also pay Arque Capital additional underwriting compensation ranging from 1.00% to 3.00% of the principal amount of debentures sold depending on the debentures’ maturity date. Such additional underwriting compensation consists of a dealer manager fee, a wholesaling fee (payable only to wholesaling dealers), and a non-accountable expense allowance. Furthermore, we will reimburse Arque Capital for its accountable due-diligence expenses in an amount up to 1.50% of the principal amount of debentures (without regard to the maturity date of such debentures). Arque Capital will share its commissions and non-accountable expense allowance with other dealers who may participate in the offering. The total amount of the selling commissions and additional underwriting compensation paid to Arque Capital on each debenture will not exceed 10.00% of the principal amount of the debenture sold. We will also pay our own issuer organization and offering expenses related to this offering, such as legal, accounting, printing and mailing expenses, registration, qualification and associate securities filing fees, various marketing expenses, other direct expenses incurred by us in connection with the offering, and facilities and technology costs and fees. Such expenses will not exceed 1.50% of the principal amount of debentures sold. See “Plan of Distribution” and “Use of Proceeds” for further information.

	Price to Investor	Aggregate Commissions, Allowances, Accountable Due Diligence Expenses and Issuer Organization and Offering Expenses (1)(2)	Net Proceeds to Company (3)
Minimum Investment	$25,000	$2,700	$22,300
Offering	$250,000,000	$27,000,000	$22,300,000

(1)

Assumes an average sales commission of 5.00%, average dealer manager fee of 1.00%, average wholesaling fees of 0.70%, and average non-accountable expense allowance of 1.00%, average accountable due diligence expense reimbursement of 1.50%, and average issuer organization and offering expenses of 1.50%. As indicated above, actual commissions, fees, and allowances will vary based on a range relating to the term of the debentures sold. Actual due diligence expense reimbursement to the selling group members will vary based on our receipt of documented due diligence expenses. Actual issuer organization and offering expenses may differ from our estimates. Nevertheless, the total amount of selling commissions and additional underwriting compensation (consisting of dealer manager fees, wholesaling fees and non-accountable expense allowances) paid to the underwriter will not exceed 10.00% of the principal amount of debentures sold.

(2)	Arque Capital has agreed to offer the debentures on a “best efforts” basis.
(3)

Net Proceeds to Company are calculated after deducting (i) selling commissions, (ii) additional underwriting compensation (consisting of a dealer manager fee, wholesaling fee, and non-accountable expense allowance), and (iii) our reimbursement to the selling group members of their accountable due-diligence expenses, and our payment of our own issuer organization and offering expenses.

We will issue the debentures in book-entry or uncertificated form. Subject to certain limited exceptions, you will not receive a certificated security or negotiable instrument that is or represents your debentures. Instead, we will deliver written confirmation to purchasers of debentures. Bank of Utah, National Association, will act as trustee for the debentures.

The initial interest rates for the debentures based on the applicable maturity thereof is set forth in the table below.

Maturity Term	Interest Rate (%)
6 Months
1 Year
2 Years
3 Years
4 Years
5 Years
7 Years

We may change the interest rates applicable to unsold debentures from time to time during this offering, in which case the applicable interest rates will be set forth in an interest rate (prospectus) supplement to this prospectus. Once a debenture is sold, the interest rate will not change during its term (subject, however, to the extension and renewal provisions contained in such debenture).

IMPORTANT NOTICES TO INVESTORS

Illinois investors:

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECRETARY OF STATE OF ILLINOIS OR THE STATE OF ILLINOIS, NOR HAS THE SECRETARY OF STATE OF ILLINOIS OR THE STATE OF ILLINOIS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.

Louisiana investors:

THESE SECURITIES HAVE BEEN REGISTERED WITH THE SECURITIES COMMISSIONER OF THE STATE OF LOUISIANA. THE SECURITIES COMMISSIONER, BY ACCEPTING REGISTRATION, DOES NOT IN ANY WAY ENDORSE OR RECOMMEND THE PURCHASE OF ANY OF THESE SECURITIES.

Michigan investors:

A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE CORPORATION AND SECURITIES BUREAU, MICHIGAN DEPARTMENT OF COMMERCE. THE DEPARTMENT HAS NOT UNDERTAKEN TO PASS UPON THE VALUE OF THESE SECURITIES NOR TO MAKE ANY RECOMMENDATIONS AS TO THEIR PURCHASE.

THE USE OF THE PROSPECTUS IS CONDITIONED UPON ITS CONTAINING ALL MATERIAL FACTS AND THAT ALL STATEMENTS CONTAINED THEREIN ARE TRUE AND CAN BE SUBSTANTIATED. THE DEPARTMENT HAS NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

NO BROKER-DEALER, SALESMAN, AGENT OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, IN CONNECTION WITH THE OFFERING HEREBY MADE, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR EFFECTIVE LITERATURE.

THIS IS A BEST EFFORTS OFFERING, AND THE ISSUER RESERVES THE RIGHT TO ACCEPT OR REJECT ANY SUBSCRIPTION AND WILL PROMPTLY NOTIFY THE SUBSCRIBER OF ACCEPTANCE OR REJECTION. THERE IS NO ASSURANCE THAT THIS OFFERING WILL ALL BE SOLD. THERE ARE NO ASSURANCES AS TO WHAT SIZE THE ISSUER MAY REACH.

THERE IS NO ASSURANCE THAT OUR OPERATIONS WILL BE PROFITABLE OR THAT LOSSES WILL NOT OCCUR.

IT IS NOT THE POLICY OF THE ISSUER TO REDEEM THESE SECURITIES.

ANY REPRESENTATIONS CONTRARY TO ANY OF THE FOREGOING SHOULD BE REPORTED FORTHWITH TO THE LANSING OFFICE OF THE BUREAU AT 6546 Mercantile Way, Lansing, Michigan 48909, or TELEPHONE (517) 334-6200.

North Carolina investors:

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

i

ABOUT THIS PROSPECTUS

We have prepared this prospectus as part of a registration statement that we filed with the SEC, using a continuous offering process. Periodically, as we make material investments or have other material developments, we will provide a prospectus supplement that may add, update or change information contained in this prospectus. We will endeavor to avoid interruptions in the continuous offering of our debentures, including, to the extent permitted under the rules and regulations of the SEC, by filing an amendment to the registration statement with the SEC. There can be no assurance, however, that our continuous offering will not be suspended while the SEC reviews such amendment, until it is declared effective.

Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a subsequent prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described below under “Where You Can Find More Information.” In this prospectus, we use the term “day” to refer to a calendar day, and we use the term “business day” to refer to any day other than Saturday, Sunday, a legal holiday or a day on which banks in New York City are authorized or required to close.

You should rely only on the information contained in this prospectus. Neither we, nor the dealer manager have authorized any other person to provide you with different information from that contained in this prospectus or information furnished by us upon request as described herein. The information contained in this prospectus is complete and accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or sale of our debentures. This prospectus contains summaries of certain other documents, which summaries contain all material terms of the relevant documents and are believed to be accurate, but reference is hereby made to the full text of the actual documents for complete information concerning the rights and obligations of the parties thereto. Such information necessarily incorporates significant assumptions, as well as factual matters. All documents relating to this offering and related documents and agreements, if readily available to us, will be made available to a prospective investor or its representatives upon request. During the course of this offering and prior to sale, each prospective debenture holder is invited to ask questions of and obtain additional information from us concerning the terms and conditions of this offering, our company, the debentures and any other relevant matters, including but not limited to additional information necessary or desirable to verify the accuracy of the information set forth in this prospectus. We will provide the information to the extent it possesses such information or can obtain it without unreasonable effort or expense. If there is a material change in the affairs of our company, we will amend or supplement this prospectus.

Neither the information contained herein, nor any prior, contemporaneous or subsequent communication should be construed by the prospective investor as legal or tax advice. Each prospective investor should consult its, his or her own legal, tax and financial advisors to ascertain the merits and risks of the transactions described herein prior to purchasing the debentures. This written communication is not intended to be issued as a “reliance opinion” or a “marketed opinion,” as defined under Section 10.35 of Circular 230 published by the U.S. Treasury Department, so as to avoid any penalties that could be assessed under the Internal Revenue Code of 1986, as amended (the “Code”) or its applicable Treasury Regulations. Accordingly, (a) any information contained in this written communication is not intended to be used, and cannot be used or relied upon for purposes of avoiding any penalties that may be imposed on a prospective investor by the Code or applicable Treasury Regulations; (b) this written communication has been written to support the promotion or marketing of the transactions or matters addressed by this written communication; and (c) each prospective investor should seek advice based on the prospective investor’s particular circumstances from an independent tax advisor.

The debentures will be issued under an indenture. This prospectus is qualified in its entirety by the terms of that indenture filed with SEC as an exhibit to the registration statement of which this prospectus is a part. All material terms of the indenture are summarized in this prospectus. You may obtain a copy of the indenture upon written request to us or online at www.sec.gov.

The indenture trustee did not participate in the preparation of this prospectus and makes no representations concerning the debentures, the collateral, or any other matter stated in this prospectus. The indenture trustee has no duty or obligation to pay the debentures from their funds, assets or capital or to make inquiry regarding, or investigate the use of, amounts disbursed from any account.

ii

GWG Holdings, Inc.

220 South Sixth Street, Suite 1200

Minneapolis, MN 55402

(612) 746-1944

(612) 746-0445 fax

iii

SUITABILITY STANDARDS

The following are our suitability standards for investors that are required by the Omnibus Guidelines published by the North American Securities Administrators Association in connection with our continuous offering of debentures under this registration statement.

Pursuant to applicable state securities laws, debentures offered through this prospectus are suitable only as a long-term investment for persons of adequate financial means who have no need for liquidity in this investment. There is not expected to be any public market for the debentures, which means that it may be difficult or impossible for you to resell the debentures. As a result, we have established suitability standards (applicable to all investors other than Arizona investors, the suitability standards for which are discussed below) which require investors to have either (i) a net worth (not including home, furnishings, and personal automobiles) of at least $70,000 and an annual gross income of at least $70,000, or (ii) a net worth (not including home, furnishings, and personal automobiles) of at least $250,000. Our suitability standards also require that a potential investor (1) can reasonably benefit from an investment in us based on such investor’s overall investment objectives and portfolio structuring; (2) is able to bear the economic risk of the investment based on the prospective debenture holder’s overall financial situation; and (3) has apparent understanding of (a) the fundamental risks of the investment, (b) the risk that such investor may lose his or her entire investment, (c) the lack of liquidity of the debentures, (d) the qualifications of any advisor in our selling group who is recommending an investment in the debentures, and (e) the tax consequences of the investment.

As indicated above, different suitability standards apply to the offer and sale of debentures in Arizona. In that state, investors are required to have either (i) a minimum of $150,000 (or $200,000 when combined with a spouse) in gross income during the prior year and a reasonable expectation that the investor will have at least such income in the current year, or (ii) a minimum net worth of $350,000 (or $400,000 when combined with a spouse), exclusive of home, home furnishings and automobiles, with the investment in debentures offered hereby not exceeding 10% of the net worth of the investor (together with a spouse, if applicable).

The minimum purchase for our debentures is $25,000. To satisfy the minimum purchase requirements for retirement plans, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate individual retirement accounts, or IRAs, provided that each such contribution is made in increments of $500. You should note that an investment in our debentures will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Code. If you wish to purchase debentures in excess of the $25,000 minimum, any additional purchase must be in amounts of at least $1,000.

In the case of sales to fiduciary accounts, these suitability standards must be met by the person who directly or indirectly supplied the funds for the purchase of our debentures or by the beneficiary of the account. These suitability standards are intended to help ensure that, given the long-term nature of an investment in our debentures, our investment objectives and the relative illiquidity of our debentures, the debentures are an appropriate investment for prospective purchasers. Those selling debentures on our behalf must make every reasonable effort to determine that the purchase of our debentures is a suitable and appropriate investment for each debenture holder based on information known to selling group members and provided by the debenture holder in the subscription agreement. Each selected broker-dealer is required to maintain for six years records of the information used to determine that an investment in our debentures is suitable and appropriate for a debenture holder.

The investor suitability requirements stated above represent minimum suitability requirements we establish for prospective debenture holders. However, satisfaction of these requirements will not necessarily mean that the debentures are a suitable investment for a prospective investor, or that we will accept the prospective investor’s subscription agreement. Furthermore, as appropriate, we may modify such requirements in our sole discretion, and such modifications may raise the suitability requirements for prospective debenture holders.

This prospectus constitutes an offer only to the offeree or to the representative to whom it has been presented. Furthermore, this prospectus does not constitute an offer or solicitation to anyone in any jurisdiction in which such an offer or solicitation is not authorized. This prospectus has been prepared solely for the benefit of persons interested in the proposed offering of the debentures offered hereby. Any reproduction or distribution of this prospectus, in whole or in part, or the disclosure of any of its contents without our prior written consent is expressly prohibited. The recipient, by accepting delivery of this prospectus, agrees to return this prospectus and all documents furnished herewith to us or our representatives immediately upon request if the recipient does not purchase any debentures, or if this offering is withdrawn or terminated.

If you do not meet the requirements described above, do not read further and immediately return this prospectus. In the event you do not meet such requirements, this prospectus does not constitute an offer to sell debentures to you.

INDUSTRY AND MARKET DATA

The industry, market and data used throughout this prospectus have been obtained from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. We believe that each of these studies and publications is reliable.

HOW TO PURCHASE DEBENTURES

If, after carefully reading this entire prospectus, obtaining any other information requested and available and being fully satisfied with the results of pre-investment due-diligence activities, you would like to purchase debentures, you must complete, execute and return the Subscription Agreement to us (documents to be completed are in a separate subscription package) together with a certified check or personal check payable to the order of “GWG Holdings, Inc. – Indenture Account” (or wire sent to the Indenture Account) equal to the amount of debentures you wish to purchase. Instructions for subscribing for the debentures are included in the Subscription Agreement. The subscription materials and the certified check or personal check should be delivered to your broker-dealer, who will deliver it to us at the following address:

GWG Holdings, Inc.

220 South Sixth Street, Suite 1200

Minneapolis, MN 55402

Wire Instructions

GWG Holdings, Inc.—Indenture Account

Account: 4809888371

Routing: 091001157

Bank Name: M&I Marshall & Ilsley Bank

You must meet the suitability requirements, and your purchase is subject to our acceptance. All information provided is confidential and will be disclosed only to our officers, affiliates, and legal counsel, and if required, to governmental authorities and self-regulatory organizations or as otherwise required by law.

Upon receipt of the signed Subscription Agreement, verification that the Subscription Agreement contains the appropriate representations and warranties respecting the investor’s investment qualifications, and our acceptance of your purchase (in our sole discretion), we will notify you of receipt and acceptance of your purchase. We may, in our sole discretion, accept or reject any purchase, in whole or in part, for a period of 15 days after receipt of the Subscription Agreement. Any purchase not expressly accepted within 15 days of receipt shall be deemed rejected. In the event we do not accept a your purchase of debentures for any reason, we will promptly return your payment. We may terminate or suspend this offering at any time, for any reason or no reason, in our sole discretion.

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It is not complete and may not contain all of the information that you may want to consider. To understand this offering fully, you should carefully read the entire prospectus, including the section entitled “Risk Factors,” before making a decision to invest in our debentures. Unless otherwise noted or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “GWG” refers to GWG Holdings, Inc. together with its wholly owned subsidiaries.

Our Company

We are engaged in the emerging secondary market for life insurance policies. We acquire life insurance policies that are sold at a discount to the face value of the insurance benefit in the secondary market. Once we purchase a policy, we continue paying the policy premiums in order to ultimately collect the face value of the insurance benefit. We generally hold the individual policies to maturity in order to ultimately collect the policy’s face value upon the insured’s mortality. Our strategy is to continue to build a diversified and profitable portfolio of policies.

Life insurance companies earn substantial revenue windfalls due to the lapse and surrender behavior of individuals owning insurance policies. These revenue windfalls have enabled life insurance companies to issue policies with reduced premiums. These two business practices create a profit opportunity for participants in the life insurance secondary market. The profit opportunity is the difference, or “spread,” between (i) the cost of purchasing and maintaining a life insurance policy over the insured’s lifetime; and (ii) the policy’s benefit that will paid upon the insured’s mortality. The secondary market for life insurance policies has also been driven by the creation of life insurance policy pricing tools and actuarial modeling techniques developed by investors.

According to the American Council of Life Insurers Fact Book 2010 (ACLI), individuals owned over $10.3 trillion in face value of life insurance policies in the United States in 2009. This figure includes all types of policies, including term and permanent insurance known as whole life, universal life, variable life, and variable universal life. The secondary market for life insurance has developed around individuals aged 65 years or older owning either permanent insurance or term insurance convertible into permanent insurance. According to the ACLI, the average annual lapse rate and surrender rate of life insurance policies for the ten years ended 2009 was 7.3%, or over $750 billion in face value of policy benefits annually.

Owners of life insurance policies generally surrender the policies or allow them to lapse for a variety of reasons, including: (i) unrealistic original earnings assumptions made when the policy was purchased, combined with higher premium payments later in the term of the policy than initially forecasted; (ii) increasing premium payment obligations as the insured ages; (iii) changes in financial status or outlook which cause the insured to no longer require life insurance; (iv) other financial needs that make the insurance unaffordable; or (v) a desire to maximize the policy’s investment value.

The market opportunity for selling and purchasing life insurance policies in the secondary market is relatively new. According to Conning Research & Consulting, the secondary market for life insurance policies grew from $2 billion in 2002 to over $11 billion in face value of life insurance policy benefits being purchased in 2008. To participate in the market opportunity, we have spent significant resources: (i) developing a robust operational platform and systems for purchasing and servicing life insurance policies; (ii) obtaining requisite licensure to purchase life insurance in the secondary market; (iii) developing financing resources for purchasing and financing our life insurance policies; (iv) recruiting and developing a professional management team; (v) establishing origination relationships for purchasing life insurance policies in the secondary market; and (vi) obtaining financing to participate in the business sector.

We were formed in 2006. Since then, we have acquired over $1.4 billion in face value of life insurance policy benefits and have become an active purchaser and financier of life insurance policies in the secondary market. In 2008, after selling approximately $1 billion in face value of life insurance policy benefits, we adopted our current buy-and-hold strategy of investing in life insurance policies. As of June 30, 2011, we owned approximately $452 million in face value of life insurance policy benefits with an aggregate cost basis of approximately $104 million. To date, we have financed the acquisition of this portfolio through the issuance of secured notes by our direct wholly owned subsidiary GWG Life Settlements, LLC, and the use of a senior revolving credit facility, our “revolving credit facility,” benefitting our indirect wholly owned subsidiary GWG DLP Funding II, LLC, which subsidiary owns title to the majority of our life insurance policy assets. For more information on our corporate structure, please refer to the caption “— Corporate Organization” below.

A summary of our portfolio of life insurance policies as of June 30, 2011 is set forth in the table below:

Life Insurance Portfolio Summary (as of June 30, 2011)

Total portfolio face value of policy benefits	$452,478,414
Average face value per policy *	$ 2,725,774
Average face value per insured life *	$ 2,900,503
Average age of insured (yrs)*	80.50
Average life expectancy estimate (yrs) *	8.08
Total number of policies	166
Demographics	62% Males; 38% Females
Number of smokers	No insureds are smokers
Largest policy as % of total portfolio	2.21%
Average policy as % of total portfolio	.60%
Average annual premium as % of face value	3.17%

*	Averages presented in the table are weighted averages.

We generally purchase life insurance policies through secondary market transactions directly from the policy owner who originally purchased the life insurance in the primary market. We purchase policies in the secondary market through a network of life insurance agents, life insurance brokers, and licensed providers who assist policy owners in accessing the secondary market. Before we purchase a life insurance policy, we conduct a rigorous underwriting review that includes obtaining two life expectancy estimates on each insured from third party medical actuarial firms. We base our life expectancy estimates on the average of those two estimates. The policies we purchase are universal life insurance policies issued by rated life insurance companies. The price we are willing to pay for the policy in the secondary market is primarily a function of: (i) the policy’s face value; (ii) the expected actuarial mortality of the insured; (iii) the premiums expected to be paid over the life of the insured; and (iv) market competition from other purchasers.

We seek to earn profits by purchasing policies at discounts to the face value of the insurance benefit. The discounts at which we purchase are expected to exceed the costs necessary to pay premiums and financing and servicing costs through the date of the insured’s mortality. We rely on the actuarial life expectancy assumptions provided to us by third-party medical actuary underwriters to estimate the expected mortality of the insured. We seek to finance our life insurance policy purchases and payment of premiums and financing costs, until we receive policy benefits, through the sale of the debentures and the use of our revolving line of credit. In the past, we have also relied on the sale of subsidiary secured notes.

We believe that our business model provides significant advantages to potential investors. First, our earnings from life insurance policies are non-correlated to traditional external market influences such as real estate, equity markets, fixed income markets, currency, and commodities. Second, life insurance policy benefits are the most senior in rank within an insurance company’s capital structure, senior even to secured debt holders, with some amounts further protected under state guaranteed funds (typically limited to $200,000). Third, our assets provide diversification from many other investment opportunities. In addition, the policies within the life insurance portfolio are diversified as well, with no single insurance company making up more than 20% of the total face value of insurance policy benefits.

Our objective is to earn returns from the life insurance policies we purchase in the secondary market which are greater than the costs necessary to purchase and finance those policies to their maturity. We expect to accomplish our objective by:

•	purchasing life insurance policies with expected internal rates of returns in excess of our cost of capital;

•	paying the premiums and costs associated with the life insurance policy until the insured’s mortality;

•	obtaining a large and diverse portfolio to mitigate actuarial risk;

•	maintaining diversified funding sources to reduce our overall cost of financing;

•	engaging in hedging strategies that reduce potential volatility to our cost of financing; and

•	maintaining rigorous portfolio monitoring and servicing.

We have built our business with what we believe to be the following competitive strengths:

•

Industry Experience: We have actively participated in the development of the secondary market of life insurance as a principal purchaser and financier since 2006. Our position within the marketplace has allowed us to evaluate over 30,000 life insurance policies for possible purchase, thereby gaining a deep understanding of the variety of issues involved when purchasing life insurance policies in the secondary market. We have participated in the leadership of various industry associations and forums, including the Life Insurance Settlement Association and the Insurance Studies Institute. Our experience gives us the confidence in building a portfolio of life insurance policies that will perform to our expectations.

•

Operational Platform: We have built an operational platform and systems for efficiently tracking, processing, and servicing life insurance policies that we believe provide competitive advantages when purchasing policies in the secondary marketplace, and servicing the policies once acquired.

•

Origination and Underwriting Practices: We purchase life insurance policies that meet published guidelines on what policies would be accepted in a rated securitization. We purchase only permanent life insurance policies we consider to be non-contestable and that meet stringent underwriting criteria and reviews.

•

Origination Relationships: We have established origination relationships with over 300 life insurance policy brokers and insurance agents who submit policies for our purchase or financing. Our referral base knows our underwriting standards for purchasing life insurance policies in the secondary market, which provides confidence in our bidding and closing process and streamlines our own due-diligence process.

•

Life Expectancy Methodology: We rely on at least two life expectancy reports from independent third-party medical actuary underwriting firms such as 21st Services, AVS Underwriting, Fasano Associates, and ISC Services to develop our life expectancy estimate.

•

Pricing Software and Methodology: We use actuarial pricing methodologies and software tools that are built and supported by leading independent actuarial service firms such as Modeling Actuarial Pricing Systems, Inc. (“MAPS”) for calculating our expected returns.

•

Diversified Funding: We have actively developed diversified sources for accessing capital markets in support of our buy and hold strategy for our portfolio of life insurance policies, ranging from institutional bank financing and global capital markets, to a network of broker-dealers registered with the Financial Industry Regulatory Authority (“FINRA”) who have participated in our subsidiary secured notes financing.

On the other hand, our business involves a number of challenges and risks described in more detail elsewhere in this prospectus, including the following:

•

Relatively New Market. The purchase and ownership of life insurance policies acquired in the secondary market is a relatively new and evolving market. Our ability to repay the principal and interest on the debentures materially depends on the continued development of the secondary market for life insurance, including the solvency of life insurance companies to pay the face value of the life insurance benefits and other factors beyond our control.

•

Assumptions About Valuation of Our Assets. The valuation of our insurance policies, which are the principal assets on our balance sheet, requires us to make material assumptions that may ultimately prove to be incorrect. These assumptions include actuarial life expectancies, which may not prove to be accurate.

•

Ability to Expand Our Portfolio. Our business model relies on achieving actual results that are in line with the results we expect to attain from our investments in life insurance policy assets. In this regard, we believe that the larger portfolio we own, the greater likelihood we will achieve our expected results. Although we plan to expand of the number of life insurance policies we own using proceeds raised from the sale of debentures, we may be unable to meet this goal.

•

Reliance on Financing. To date, we have chosen to finance our business almost entirely through the issuance of debt, including debt incurred by our subsidiary under a senior revolving credit facility. Our business model expects that we will have continued access to financing in order to purchase a large and diversified portfolio of life insurance policies, pay the attendant premiums and costs of maintaining the portfolio.

•

Risk of Investment in Life Insurance Policies. Our investments in life insurance policies have inherent risks, including fraud and legal challenges to the validity of the policies, as well as the possibility of misleading information provided by the seller of the policy.

•

Effects of Regulation. Our business is subject to state regulation, and changes in state laws and regulations governing our business, or changes in the interpretation of such laws and regulations, could negatively affect our business.

Corporate Organization

Our business was organized in February 2006. As a parent holding company, GWG Holdings was incorporated on March 19, 2008. Our principal executive offices are located at 220 South Sixth Street, Suite 1200, Minneapolis, Minnesota 55402 and our telephone number is (612) 746-1944. Our website address is www.gwglife.com. The information on or accessible through our website is not part of this prospectus.

On June 10, 2011, GWG Holdings converted from a Delaware limited liability company to a Delaware corporation through the filing of statutory articles of conversion. In connection with the conversion, each class of limited liability company membership interests in GWG Holdings, LLC was converted into shares of common stock of GWG Holdings, Inc. Our corporate structure, including our principal subsidiaries, is as follows:

GWG Life Settlements, LLC (Delaware limited liability company), or GWG Life, is a licensed life/viatical settlement provider. GWG Life has fully and unconditionally guaranteed payment of our renewable secured debentures offered by this prospectus. GWG DLP Funding II, LLC (Delaware limited liability company), or DLP Funding II, is a wholly owned special purpose subsidiary owning life insurance policies and is the borrower under the revolving line of credit from Autobahn/DZ Bank. The life insurance policy assets owned by DLP Funding II are held in the GWG DLP Master Trust II. The trust exists solely to hold the collateral security granted to Autobahn/DZ Bank under the revolving line of credit, and DLP Funding II is the beneficiary under the trust. Neither DLP Funding II nor Master Trust II have guaranteed the renewable secured debentures offered hereby. Further, none of the assets of DLP Funding II nor Master Trust II are collateral for the renewable secured debentures, although GWG Life has pledged the equity in DLP Funding II as collateral.

The Offering

Issuer	GWG Holdings, Inc.

Indenture Trustee	Bank of Utah, National Association

Paying Agent	GWG Holdings, Inc.

Securities Offered	We are offering up to $250,000,000 in principal amount of our Renewable Secured Debentures, or the “debentures.” The debentures are being sold on a continuous basis.

Method of Purchase

Prior to your purchase of debentures, you will be required to complete a Subscription Agreement setting forth the principal amount of your purchase, the term of the debentures, the interest payment frequency and certain other information regarding your ownership of the debentures, and tender the purchase price for the debentures. The form of Subscription Agreement is filed as an exhibit to the registration statement of which this prospectus is a part. We will mail you written confirmation that your subscription has been accepted. For more information, see “Plan of Distribution.”

Denomination	The minimum purchase of debentures is $25,000 in principal amount. Additional debentures in excess of $25,000 may be purchased in increments of $1,000.

Offering Price	100% of the principal of the debenture.

Limited Rescission Right

If your Subscription Agreement is accepted at a time when we have determined that a post-effective amendment to the registration statement of which this prospectus is a part must be filed with the SEC, but such post-effective amendment has not yet been declared effective, you will have a limited time within which to rescind your investment subject to the conditions set forth in this prospectus. See “Description of the Debentures—Limited Rescission Right” for additional information.

Maturity

You may generally choose maturities for your debentures of 6 months or 1, 2, 3, 4, 5 or 7 years. Nevertheless, depending on our capital requirements, we may not offer and sell debentures of all maturities at all times during this offering.

Interest Rates

The interest rate of the debentures will be established at the time of your purchase, or at the time of renewal, based upon the rates we are offering in this prospectus or our latest interest rate supplement to this prospectus (i.e., any prospectus supplement containing interest rate information for debentures of different maturities), and will remain fixed throughout the term of the debenture. We may offer higher rates of interest to investors with larger aggregate debenture portfolios, as set forth in the then-current interest rate supplement.

Interest Payments

We will pay interest on the debentures based on the terms you choose, which may be monthly, annually or at maturity. Interest will accrue from the effective date of the debenture. Interest payments will generally be made on the 15th day immediately following the last day of the month to the debenture holder of record as of the last day of that month. Interest will be paid without any compounding, unless you choose to be paid interest at maturity, or reinvest your interest for another term. Your first payment of interest will include interest for the partial month in which the purchase occurred.

Principal Payments

The maturity date for the debentures will be the last day of the month during which the debenture matures. We are obligated to pay the principal on the debenture on the 15th day of the month next following its maturity (or the first business day following such date).

Payment Method	Principal and interest payments will be made by direct deposit to the account you designate in your Subscription Agreement

Renewal or Redemption at Maturity

Upon maturity, the debentures will be automatically renewed for the same term at the interest rate we are offering at that time to other investors with similar aggregate debenture portfolios for debentures of the same maturity, unless repaid upon maturity at our or your election. In this regard, we will notify you at least 30 days prior to the maturity date of your debentures. In the notice, we will advise you if we intend to repay the debentures or else remind you that your debentures will be automatically renewed unless you exercise your option, within 15 days, to elect to have your debentures repaid.

If we determine that a post-effective amendment to the registration statement covering the offer and sale of debentures must be filed during your 15-day repayment election period, we will extend your election period until ten days following the postmark date of our notice to you that the amendment has become effective. For any debentures offered hereby that mature more than two years after             , 2011, the effective date of this registration statement, we expect that the renewal of such debentures will require us to file a new registration statement. In such a case, the new registration statement must be declared effective before we will be able to renew your debenture. In this event, if the new registration statement has not yet been filed or become effective, we will extend your election period until ten days following the date of our notice to you that the new registration statement has become effective, which notice will include a new prospectus.

If debentures with similar terms are not being offered at the time of renewal, the interest rate upon renewal will be (a) the rate specified by us in writing on or before the maturity date or (b) if no such rate is specified, the rate of your existing debentures. Accordingly, you should understand that the interest rate offered upon renewal may differ from the interest rate applicable to your debentures prior to maturity. See

“Description of the Debentures—Renewal or Redemption on Maturity.”

Prepayment or Early Redemption

We may prepay the outstanding principal balance and accrued and unpaid interest of any or all of the debentures, in whole or in part, at any time without penalty or premium. Debenture holders will have no right to require us to prepay any debenture prior to maturity date unless the request is due to your death, bankruptcy, or total disability. In our sole discretion, we may nonetheless accommodate requests to prepay or redeem any debenture prior to its maturity. In the event we agree to prepay a debenture upon the request of a debenture holder, we will impose a prepayment fee of 6% against the outstanding principal balance of the debenture redeemed. This prepayment fee will be subtracted from the amount paid to you.

Ranking	The renewable secured debentures will constitute the senior secured debt of GWG Holdings. The payment of principal and interest on the debentures will be:

•

pari passu with respect to payment and collateral securing the approximately $60.6 million in principal amount of subsidiary secured notes previously issued by our subsidiary GWG Life (see the caption “—Collateral Security” below);

•

structurally junior to the present and future obligations owed by our subsidiary DLP Funding II under the revolving credit facility with Autobahn/DZ Bank (including the approximately $48.2 million presently outstanding under such facility); and

•	structurally junior to the present and future claims of other creditors of our subsidiaries, other than GWG Life, including trade creditors.

See “Description of the Debentures—Ranking” for further information.

Guarantee

The payment of principal and interest on the debentures is fully and unconditionally guaranteed by GWG Life. This guarantee (and accompanying grant of a security interest in all of the assets of GWG Life) makes the debentures pari passu, with respect to collateral, with the approximately $60.6 million of subsidiary secured notes previously issued by GWG Life.

Collateral Security

The debentures are secured by the assets of GWG Holdings, Inc. We will grant a security interest in all of our assets to the indenture trustee for the benefit of the debenture holders. Our assets consist primarily of any cash proceeds we receive from life insurance policy assets of our subsidiaries, and all other cash and investments we hold in various accounts.

The majority of our life insurance policy assets are held in our subsidiary DLP Funding II, LLC. The debentures’ security interest will be structurally subordinate to the security interest in favor of the lender under DLP Funding II’s revolving credit facility. The assets of GWG Life, including proceeds it receives as distributions from DLP Funding II and derived from the insurance policies owned by DLP Funding II, are collateral for GWG Life’s guarantee of the repayment of principal and interest on the debentures. This security interest will be pari passu to other debt issued and outstanding by GWG Life. The debentures are also secured by a pledge of a majority of our outstanding common stock from our largest stockholders, which pledge is pari passu with the pledge of the common stock to the holders of secured notes issued by GWG Life.

Indenture Covenants	The indenture governing the debentures places restrictive covenants and affirmative obligations on us. For example:

•	our debt coverage ratio may not exceed 90%; and

•	our subordination ratio may not exceed 50% for the first four years after our initial sale of debentures.

The indenture defines the debt coverage ratio as a percentage calculated by the ratio of (A) obligations owing by us and our subsidiaries on all outstanding debt for borrowed money (including the debentures), over (B) the net present asset value of all life insurance policy assets we own, directly or indirectly, plus any cash held in our accounts. For this purpose, the net present asset value of our life insurance assets is equal to the present value of the cash flows derived from the face value of policy benefit assets we own, discounted at a rate equal to the weighted average cost of capital for all our indebtedness for the prior month.

The indenture defines the subordination ratio as a percentage calculated as a ratio of (A) the principal amount owing by us or any of our subsidiaries that is either senior in rank to the debentures or secured by the life insurance policy assets owned by us or our subsidiaries, over (B) the net present asset value of all life insurance policy assets we own, directly or indirectly, plus any cash held in our accounts. For this purpose, the net present asset value of our life insurance assets is equal to the present value of the cash flows derived from the face value of policy benefit assets we own, discounted at a rate equal to the weighted-average cost of capital for all our indebtedness for the prior month.

We are required to notify the indenture trustee in the event that we violate one of these restrictive covenants. An “event of default” will exist under the indenture if a violation of these covenants persists for a period of 30 calendar days after our initial notice to the trustee.

The indenture also places limitations on our ability to engage in a merger or sale of all of our assets. See “Description of the Indentures—Events of Default” and “—Consolidation Mergers or Sales” for more information.

Use of Proceeds

If all the debentures are sold, we would expect to receive up to approximately $223 million of net proceeds from this offering after paying estimated offering and related expenses, expected average commissions, dealer manager fees and non-accountable expense allowances. If the maximum offering were sold and the maximum commissions, fees and allowances were paid, the proceeds to us would be approximately $217.5 million. There is no minimum amount of debentures that must be sold before we access investor funds. The exact amount of proceeds we receive may vary considerably depending on a variety of factors, including how long the debentures are offered.

We intend to use a substantial majority of the net proceeds from this offering to purchase life insurance policies in the secondary market. We intend to use the remaining balance of the net proceeds from this offering for certain other expenditures we anticipate incurring in connection with this offering and in connection with our business. See “Use of Proceeds” for additional information.

No Market for Debentures and Restrictions on Transfers

There is no existing market for the debentures and we do not anticipate that a secondary market for the debentures will develop. We do not intend to apply for listing of the debentures on any securities exchange or for quotation of the debentures in any automated dealer quotation system. You will be able to transfer or pledge the debentures only with our prior written consent. See “Description of the Debentures—Transfers.”

Book Entry

The debentures will be issued in book entry or uncertificated form only. Except under limited circumstances, the debentures will not be evidenced by certificates or negotiable instruments. See “Description of the Debentures—Book Entry Registration and Exchange.”

RISK RELATING TO FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus are forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about our operations and the investments we make, including, among other things, factors discussed under the heading “Risk Factors” in this prospectus and the following:

•	changes in the secondary market for life insurance;

•	our limited operating history;

•	the valuation of assets reflected on our financial statements;

•	the reliability of assumptions underlying our actuarial models;

•	our reliance of debt financing;

•	risks relating to the validity and enforceability of the life insurance policies we purchase;

•	our reliance on information provided and obtained by third parties;

•	federal and state regulatory matters;

•	additional expenses, not reflected in our operating history, related to being a public reporting company;

•	competition in the secondary life insurance market;

•	the relative illiquidity of life insurance policies;

•	life insurance company credit exposure;

•	economic outlook;

•	performance of our investments in life insurance policies;

•	financing requirements;

•	litigation risks; and

•	restrictive covenants contained in borrowing agreements.

Some of the statements in this prospectus that are not historical facts are “forward-looking” statements. Forward-looking statements can be identified by the use of words like “believes,” “could,” “possibly,” “probably,” “anticipates,” “estimates,” “projects,” “expects,” “may,” “will,” “should,” “seek,” “intend,” “plan,” “consider” or the negative of these expressions or other variations, or by discussions of strategy that involve risks and uncertainties. All forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual transactions, results, performance or achievements to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements. The cautionary statements set forth under the caption “Risk Factors” and elsewhere in this prospectus identify important factors with respect to such forward-looking statements due to the life insurance focus of our business.

We base these forward-looking statements on current expectations and projections about future events and the information currently available to us. Although we believe that the assumptions for these forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Consequently, no representation or warranty can be given that the estimates, opinions, or assumptions made in or referenced by this prospectus will prove to be accurate. Some of the risks, uncertainties and assumptions are identified in the discussion entitled “Risk Factors” in this prospectus. We caution you that the forward-looking statements in this prospectus are only estimates and predictions. Actual results could differ materially from those anticipated in the forward-looking statements due to risks, uncertainties or actual events differing from the assumptions underlying these statements. These risks, uncertainties and assumptions include, but are not limited to, those discussed in this prospectus.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to certain issuers, including issuers that do not have their equity traded on a recognized national exchange or the Nasdaq Capital Market. Our common stock does not trade on any recognized national exchange or the Nasdaq Capital Market. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

RISK FACTORS

An investment in the debentures involves a high degree of risk. Before purchasing debentures, you should carefully consider the following risk factors in conjunction with the other information contained in this prospectus. The risks discussed in this prospectus can materially harm our operations, operating results, financial condition or future results. If any of these risks materialize or occur, the value of our debentures could decline and could cause you to lose part or all of your investment. You should review the risks of this investment with your legal and financial advisors prior to purchasing debentures.

Risks Related to Our Business and Our Industry

Material changes in the life insurance secondary market, a relatively new and evolving market, may adversely affect our operating results, business prospects and our ability to repay our obligations under the debentures.

Our sole business is the purchase and ownership of life insurance policies acquired in the secondary market, which is a relatively new and evolving market. Our ability to repay the principal and interest on the debentures materially depends on the continued development of the secondary market for life insurance, including the solvency of life insurance companies to pay the face value of the life insurance benefits, both of which will critically impact the performance of the life insurance policies we own. We expect that the development of the secondary market will primarily be impacted by a variety of factors such as the interpretation of existing laws and regulations (including laws relating to insurable interests), the passage of new legislation and regulations, mortality improvement rates, and actuarial understandings and methodologies. Importantly, all of the factors that we believe will most significantly affect the development of the life insurance secondary market are beyond our control. Any material and adverse development in the life insurance secondary market could adversely affect our operating results, our access to capital, our business prospects and viability, and our ability to repay our obligations under the debentures. Because of this, an investment in the debentures generally involves greater risk as compared to investments offered by companies with more diversified business operations in more established markets.

We have a relatively limited history of operations and our earnings may be volatile, resulting in future losses and uncertainty about our ability to service and repay our debt when and as it comes due.

We are a company with a limited history, which makes it difficult to accurately forecast our earnings and cash flows. In the first six months of 2011, we had net income of $1,412,281. However, we have incurred losses in the past, including net losses of $(230,395) and $(4,833,413) for the years ending December 31, 2010 and 2009, respectively. Our equity as of June 30, 2011 was $1,573,628 and our total equity as of December 31, 2010 was $670,473. In addition, our lack of a significant history and the evolving nature of our market make it likely that there are risks inherent in our business and the performance characteristics for portfolios of life insurance policies that are as yet recognized by us or others, or not fully appreciated, and that could result in earning less on our life insurance policies than we anticipate or even suffering further losses. As a result of the foregoing, an investment in our debentures necessarily involves uncertainty about the stability of our earnings, cash flows and, ultimately, our ability to service and repay our debt.

The valuation of our principal assets on our balance sheet requires us to make material assumptions that may ultimately prove to be incorrect. In such an event, we could suffer significant losses that could materially and adversely affect our results of operations and eventually cause us to be in default of restrictive covenants contained in our borrowing agreements.

Our principle assets are life insurance policies, comprising approximately 91% of our total assets. Those assets are considered “Level 3” assets under ASU No. 2010-06, Fair Value Measurements and Disclosures, as there is currently no active market where we are able to observe quoted prices for identical assets. As a result, our valuation of those assets incorporates significant inputs that are not observable. Fair value is defined as an exit price representing the amount that would be received if assets were sold or that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability.

The fair value measurement of Level 3 assets is inherently uncertain and creates additional volatility in our financial statements that are not necessarily related to the performance of the underlying assets. As of June 30, 2011, we estimate the fair value discount rate for our portfolio to be 13.38%. If we determine in the future that fair value requires a higher discount rate for a similarly situated portfolio of life insurance policies, we would experience significant losses materially affecting our results of operations. It is also possible that significant losses of this nature could at some point cause us to fall out of compliance with certain borrowing covenants contained in our revolving credit facility.

In an effort to present results of operations not subject to this volatility, we intend to provide additional non-GAAP financial disclosures, on a consistent basis, presenting the actuarial economic gain occurring within the portfolio of life insurance policies at the expected internal rate of return against the costs we incur over the same period. We report these very same non-GAAP financial measures to the lender under our revolving credit facility pursuant to financial covenants in the related borrowing documents. Nevertheless, our reported GAAP earnings may in the future be volatile for reasons that do not bear an immediate relationship to the cash flows we experience.

Our expected results from our life insurance portfolio may not match actual results, which could adversely affect our ability to service and grow our portfolio for diversification, and to service our debt.

Our business model relies on achieving actual results that are in line with the results we expect to attain from our investments in life insurance policy assets. In this regard, we believe that the larger portfolio we own, the greater likelihood we will achieve our expected results. To our knowledge, rating agencies generally suggest that portfolios of life insurance policies be diversified enough to achieve actuarial stability in receiving expected cash flows from underlying mortality. For instance, in a study published in 2009, A.M. Best concluded that at least 300 lives are necessary to achieve actuarial stability, while Standard & Poor’s has indicated that statistical credibility is unlikely to be achieved with a pool of less than 1,000 lives. As of June 30, 2011, we own approximately $452 million in face value of life insurance policies covering 156 lives. Accordingly, while there is risk with any portfolio of policies that our actual yield may be less than expected, we believe that the risk we face is presently more significant given the relative lack of diversification in our current portfolio as compared to rating agency recommendations.

Although we plan to expand of the number of life insurance policies we own using proceeds raised from the sale of debentures, we may be unable to meet this goal if we do not sell enough debentures and financing from other capital sources is available only on unfavorable or unacceptable terms. Furthermore, even if our portfolio reaches the size we desire, we still may experience differences between the actuarial models we use and actual mortalities.

Differences between our expectations and actuarial models and actual mortality results could have a materially adverse effect on our operating results and cash flow. In such a case, we may face liquidity problems, including difficulties servicing our remaining portfolio of policies and servicing our outstanding debt obligations owed under our revolving credit facility, subsidiary secured notes, and the debentures. Continued or material failures to meet our expected results could decrease the attractiveness of our debentures or other securities in the eyes of potential investors, making it even more difficult to obtain capital needed to both service our portfolio, grow the portfolio to obtain desired diversification, and service our existing debt.

We rely on debt financing for our business and in particular on our access to liquidity under a revolving credit facility. Any inability to borrow under the revolving credit facility could adversely affect our business operations and our ability to satisfy our obligations under the debentures.

To date, we have chosen to finance our business almost entirely through the issuance of debt, including debt incurred by our subsidiary DLP Funding II under a senior revolving credit facility provided by Autobahn/DZ Bank (which we refer to throughout this prospectus as our “revolving credit facility”). This revolving credit facility is secured by all of the assets of DLP Funding II, has a maximum amount of $100 million, and the outstanding balance at June 30, 2011 was approximately $48.2 million. Obligations under the revolving credit facility have a scheduled maturity date of July 15, 2013.

Our business model expects that we will have continued access to financing in order to purchase a large and diversified portfolio of life insurance policies, pay the attendant premiums and costs of maintaining the portfolio, all while satisfying our current interest and principal repayment obligations under our revolving credit facility, our other indebtedness and the debentures. In particular, and in light of the fact that we do not presently expect to begin receiving cash inflows from policy benefits exceeding our premium obligations until 2014, we expect to refinance our revolving credit facility, either through renewal or replacement, when it comes due in July 15, 2013. Pending the due date or refinancing of our revolving credit facility, we expect that proceeds from our life insurance policies will first be used to satisfy our obligations under that facility, as required by the revolving loan agreement. Accordingly, until we achieve cash flows derived from the portfolio of life insurance policy benefits, we expect to rely on debt to satisfy our ongoing financing and liquidity needs, including the costs associated with the offer and sale of the debentures. Nevertheless, continued access to financing and liquidity under the revolving credit facility is not guaranteed. If we are unable to borrow under the revolving credit facility for any reason, or to renew or replace the revolving credit facility when it comes due in July 2013, our business may be adversely impacted as well as our ability to repay our obligations under the debentures.

Our investments in life insurance policies have inherent risks, including fraud and legal challenges to the validity of the policies, which we will be unable to eliminate and which may adversely affect our results of operations.

When we purchase a life insurance policy, we underwrite the purchase of the policy to mitigate risks associated with insurance fraud and other legal challenges to the validity of the life insurance policy. To the extent that the insured is not aware of the existence of the policy, the insured him or herself does not exist, or the insurance company does not recognize the policy, the insurance company may cancel or rescind the policy thereby causing the loss of an investment in a policy. In addition, if medical records have been altered in such a way as to shorten a related life expectancy report, this may cause us to overpay for the related policy. Finally, we may experience legal challenges from insurance companies that the insured failed to have an insurable interest at the time the policy was originally purchased, or from the beneficiaries of an insurance policy claiming the sale was invalid upon mortality of the insured. To mitigate these risks, we require a current verification of coverage from the insurance company, complete thorough due diligence on the insured and accompanying medical records, review the life insurance policy application, require a policy to have been in force for at least two years before purchasing, and require a legal review of any premium financing associated with the life insurance policy to insure insurable interest existed. Nevertheless, we do not expect that these steps will eliminate the risk of fraud or legal challenges to the life insurance policies we purchase. If a significant face amount of policies were invalidated for reasons of fraud or any other reason, our results of operations may be adversely affected.

Every acquisition of a life insurance policy necessarily requires us to materially rely on information provided or obtained by third parties. Any misinformation or negligence in the course of obtaining material information could materially and adversely affect the value of the policies we own.

The acquisition of each life insurance policy is negotiated based on variables that are particular facts unique to the life insurance policy itself and the health of the insured. The facts we obtain about the policies and the insured at the time at which the policy was applied for and obtained are based on factual representations made to the insurance company by the insured, and the facts the insurance company independently obtains in the course of its own due-diligence examination, such as facts concerning the health of the insured and whether or not there is an insurable interest present at the inception of each issued policy. It is nearly impossible for us to confirm many of the facts provided by the insured or obtained by the insurance company at the time a policy was issued. Any misinformation or negligence in the course of obtaining or supplying material information relating to the insurance policy or the insured could ultimately materially and adversely impact the value of the life insurance policies we own.

Our business is subject to state regulation and changes in state laws and regulations governing our business, or changes in the interpretation of such laws and regulations, could negatively affect our business.

When we purchase a life insurance policy, we are subject to state insurance regulations. Over the past three years, we have seen a dramatic increase in the number of states that have adopted legislation and regulations from a model law promulgated by either the National Association of Insurance Commissioners (NAIC) or by the National Conference of Insurance Legislators (NCOIL). These laws are essentially consumer protection statutes responding to abuses that arose early in the development of our industry. Today, almost every state has adopted some version of either the NAIC or NCOIL model laws, which generally require the licensing of purchasers of and brokers for life insurance policies, the filing and approval of purchase agreements, disclosure of transaction fees, require various periodic reporting requirements and prohibit certain business practices deemed to be abusive.

State statutes typically provide state regulatory agencies with significant powers to interpret, administer and enforce the laws relating to the purchase of life insurance policies. Under statutory authority, state regulators have broad discretionary power and may impose new licensing requirements, interpret or enforce existing regulatory requirements in different ways or issue new administrative rules, even if not contained in state statutes. State regulators may also impose rules that are generally adverse to our industry. Because the life insurance secondary market is relatively new and because of the history of certain abuses in the industry, we believe it is likely that state regulation will increase and grow more complex during the foreseeable future. We cannot, however, predict what any new regulation would specifically involve.

As discussed in “Business—Government Regulation,” in 2007, the Florida Department of Insurance issued an order for us to desist and refrain from further operating as a life settlement provider unless and until qualification had been made under the Florida law, or unless exempt. In April 2009, without admitting any wrongdoing, we settled the matter with the Florida Department of Insurance. Furthermore, in April 2011, without admitting any wrongdoing, we entered into a settlement agreement with the Nevada Secretary of State, Securities Division, for alleged failures to register as a broker-dealer of life insurance settlement transactions and to file a notice of exempt offering for the sale of subsidiary secured notes to residents of that state in 2009-2010. We believe that we are in compliance with all applicable laws in Florida, Nevada, and elsewhere, and that neither the Company nor this offering is adversely impacted by the Florida or Nevada settlements.

Any adverse change in present laws or regulations, or their interpretation, in one or more states in which we operate (or an aggregation of states in which we conduct a significant amount of business) could result in our curtailment or termination of operations in such jurisdictions, or cause us to modify our operations in a way that adversely affects our profitability. Any such action could have a corresponding material and negative impact on our results of operations and financial condition, primarily through a material decrease in revenues, and could also negatively affect our general business prospects.

If federal or state regulators or courts conclude that the purchase of life insurance in the secondary market constitutes, in all cases, a transaction in securities, we could be in violation of existing covenants under our revolving credit facility, which could result in significantly diminished access to capital. We could also face increased operational expenses. The materialization of any of these risks could adversely affect our operating results and possibly threaten the viability of our business.

Some states and the SEC have, on occasion, attempted to regulate the purchase of non-variable universal life insurance policies as transactions in securities under federal or state securities laws. In July 2010, the SEC issued a Staff Report of its Life Settlement Task Force. In that report, the Staff recommended that certain types of purchased life insurance policies be classified as securities. The SEC has not taken any position on the Staff Report, and there is no indication if the SEC will take or advocate for any action to implement the recommendations of the Staff Report. In addition, there have been several federal court cases in which transactions involving the purchase and fractionalization of life insurance contracts have been held to be transactions in securities under the federal Securities Act of 1933. We believe that the matters discussed in the Staff Report, and existing caselaw, do not impact our current business model since our purchases of life settlements are distinguishable from those cases that have been held by courts, and advocated by the Staff Report, to be transactions in securities. For example, we are not involved in fractionalization of any life insurance policies.

With respect to state securities laws, many of states currently treat the sale of a life insurance policy as a securities transaction under state laws, although most states exclude from the definition of security the original sale from the insured or the policy owner to the provider. To date, due to the manner in which we conduct and structure our activities and the availability, in certain instances, of exceptions and exemptions under securities laws, such laws have not adversely impacted our business model.

As a practical matter, the widespread application of securities laws to our purchases of life insurance policies, either through the expansion of the definition of what constitutes a security, the expansion of the types of transactions in life insurance policies that would constitute transactions in securities, or the elimination or limitation of available exemptions and exceptions (whether by statutory change, regulatory change, or administrative or court interpretation) could burden us as well as other companies operating in the life insurance secondary market through the imposition of additional processes in the purchase of life insurance policies or the imposition of additional corporate governance and operational requirements through the application of the federal Investment Company Act of 1940. Any such burdens could be material. Among the particular repercussions for us would be a violation of existing covenants under our revolving credit facility requiring us to not be an “investment company” under the Investment Company Act of 1940, which could in the short or long term affect our liquidity and increase our cost of capital and operational expenses, all of which would adversely affect our operating results. It is possible that such an outcome could threaten the viability of our business and our ability to satisfy our obligations as they come due, including obligations under our debentures.

Being a public company will result in additional expenses and divert management’s attention. Being a public company could also adversely affect our ability to attract and retain qualified directors.

We will become a public reporting company upon the effectiveness of the registration statement of which this prospectus is a part. As a public reporting company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934 pursuant to Section 15(d) of that Act. These requirements will generate significant accounting, legal and financial compliance costs, and can be expected to make some activities more difficult, time consuming or costly, and may place significant strain on our personnel and resources. The Securities Exchange Act of 1934 requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to establish the requisite disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required. As a result, management’s attention may be diverted from other business concerns, which could have an adverse and even material effect on our business, financial condition and results of operations. These rules and regulations may also make it more difficult and expensive for us to obtain director and officer liability insurance. If we are unable to obtain appropriate director and officer insurance, our ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent, could be adversely impacted. Our historical financial statements contained in this prospectus do not presently include or reflect any of the costs or strains of being a public reporting company. As a consequence, an investor should understand that our general and administrative expenses can be expected to increase as a result of our becoming a public reporting company.

Our business and prospects may be adversely affected by changes, lack of growth or increased competition in the life insurance secondary market.

The growth of the life insurance policy secondary market and our expansion within the market may be negatively affected by a variety of factors beyond our ultimate control, including:

•	the inability to locate sufficient numbers of life insurance policy sellers and agents to source life sellers;

•	the inability to convince life insurance policy owners of the benefits of selling their life insurance policy;

•	competition from other companies in the life insurance secondary market;

•	negative publicity about the market based on actual or perceived abuses; and

•	the adoption of additional governmental regulation.

The relatively new and evolving nature of the market in which we operate makes these risks unique and difficult to quantify.

Changes in general economic conditions could adversely impact our business.

Changes in general economic conditions, including, for example, interest rates, investor sentiment, changes specifically affecting insurance industry, competition, technological developments, political and diplomatic events, tax laws, and other factors not known to us today, can substantially and adversely affect our business and prospects. For example, changes in interest rates may increase our cost of capital and ability to raise capital, and have a corresponding adverse impact on our operating results. While we may engage in certain hedging activities to mitigate the impact of these changes, none of these conditions are or will be within our control.

If actuarial assumptions we obtain from third-party providers and rely on to model our expected returns on our investments in life insurance policies changes, our operating results and cash flow could be adversely affected, as well as the value of our collateral and our ability to service our debt obligations, including obligations owed to the holders of debentures.

The expected internal rate of return we calculate we will earn when purchasing a life insurance policy is based upon our estimate of how long the insured will live—an actuarial life expectancy. We obtain actuarial life expectancies from third-party medical actuarial underwriting companies. These actuarial life expectancies are subject to interpretation and change. Any change to the actuarial expectancies or the mortality assumptions accompanied therewith that extend the estimated actuarial life expectancies could have a materially adverse effect on our operating results and cash flow. Adverse impacts on the value of our life insurance policy portfolio or our cash flow could in turn impair the value of the collateral we have pledged to our creditors, including the holders of our debentures, and our ability to service our debt. In September 2008, we experienced adverse changes in actuarial life expectancy estimates by many of the medical actuarial underwriting firms we use with the release of the Society of Actuaries’ 2008 Valuation Basic Table. This change in actuarial estimates by the medical actuarial firms had a negative impact on the valuation of our life insurance policy investments and reduced the rate of return we expected we would earn on those investments.

In addition, to actuarial life expectancies, we rely on pricing and premium forecasting software models developed by third-party actuarial companies for the valuation of policies we purchase, future mortality revenues, and the calculation of anticipated internal rates of return. These pricing models forecast the estimated future premiums due, as well as the future mortalities based on the survival probabilities of the insureds over their life expectancies. It is possible that the actuarial tables we presently use will again change in the future or that the mortality assumptions will fail substantially to meet actuarial estimates, and that any such failure could have a materially adverse effect on our business.

We rely on estimated rates of mortality for the actuarial assumptions we use when valuing life insurance policies and forecasting the performance of our portfolio, and we also rely on other estimates derived from statistical methodologies for projecting our future cash flows, among other things. If our estimates prove to be incorrect, it could materially and adversely affect our ability to satisfy our debt service and repayment obligations, including our obligations under the debentures.

If we assume we will receive cash inflows from policies sooner than we actually do, we may not be able to make payment on the obligations, including the debentures, in a timely manner, or at all. Moreover, a significant discovery that results in mortality improvements among seniors, above historically predicted rates by medical actuaries providing life expectancies, could have a material adverse effect on the life insurance policy investments.

For example, we use a modeling method for projecting cashflows known as the “probabilistic method.” This is an actuarial method that uses a mortality curve to project the likely flow of policy benefits to us, and attempts to reflect the probability that each premium must be paid. Using this method, we have in fact experienced fewer cash flows from policy benefits than projected in the early stages of ownership of our current life insurance policy portfolio. We had expected to receive approximately $8,691,446 in policy benefits to date, and have in fact received $400,000. This has resulted in greater than expected premium payments, increasing from an expected $14,938,590 to $15,108,604. Barring significant mortality improvements, however, the fact that actual results have differed from the expectations derived from the probabilistic method of projecting cashflows should ordinarily result in greater cashflows later in the portfolio’s servicing period.

We update and revise our projected future cash flows each month using the probabilistic method to reflect the actual experience within our life insurance policy portfolio to date. We use the current future cash flow projection to generate our expected internal rate of return on the life insurance policy portfolio we own. We would expect to change our method of calculating our future cash flows only if leading actuarial firms no longer believed such methodology was the most appropriate means of generating projected cash flows from a life insurance policy portfolio. Any change to the pricing model, methodology, premium forecasting assumptions, cashflow projections, or the mortality assumptions accompanied therewith that increase the projected cost of insurance premiums or decrease the probability of mortality could have a material and adverse impact on our results of operations and cash flows. Ultimately, this could adversely affect our ability to meet our debt service and repayment obligations, including our obligations under the debentures.

Risks Related to This Offering and Our Company

We may not be able to raise the capital that we are seeking in this offering, and may be unable to meet our overall business objectives of growing a larger, more statistically diverse portfolio of life insurance policies without the proceeds from the sale of debentures.

Arque Capital serves as our underwriter in this offering on a best-efforts basis. And, while Arque Capital will use its best efforts in the offer and sale of the debentures, investors should understand that (i) there is no minimum aggregate principal amount of debentures that we must sell prior to accessing investor funds, and (ii) we may not be able to sell the debentures that we are seeking to sell in this offering. Consequently, the additional capital we are seeking may not be available.

While we plan to continue the offering in support of our overall business objectives of growing a larger, more statistically diverse portfolio that is more likely to meet our actuarial cash flow projections, if we are unable to continue the offering for any reason, and we are unable to obtain capital from other sources, we expect that our business would be adversely affected, as the timing of our actuarial cash flow projections from our portfolio of life insurance policies would become less certain. In addition, if holders of our subsidiary secured notes were to fail to renew those notes with the frequency we have historically experienced, and actual cash flows from our portfolio of life insurance policies do not occur as our actuarial projections have forecasted, we could be forced to sell our investments in life insurance policies in order to service or satisfy our debt-related obligations. If we are forced to sell investments in life insurance policies, we may be unable to sell them at prices we believe are appropriate. In any such event, our business may be materially and adversely impacted.

We depend upon cash distributions from our subsidiaries, and contractual restrictions on distributions to us or adverse events at one of our operating subsidiaries could materially and adversely affect our ability to pay our debts, including our obligations under the debentures.

GWG Holdings is a holding company. As a holding company, we conduct our operations through our operating subsidiaries, and our only significant assets are the capital stock of our subsidiaries. Accordingly, our ability to meet our cash obligations, including our obligations under the debentures, depends in part upon the ability of our subsidiaries to make cash distributions to us. The ability of our subsidiaries to make distributions to us is, and will continue to be, restricted by certain negative covenants relating to our revolving credit facility. DLP Funding II is the borrower under our revolving credit facility. See note 8 to our consolidated financial statements. The significant majority of insurance policies owned by the Company are subject to a collateral arrangement with the agent to our revolving credit lender, as described in note 2 to the consolidated financial statements. Under this arrangement, collection and escrow accounts are used to fund purchases and premiums of the insurance policies and to pay interest and other charges under its revolving credit facility. The lender and its agent must authorize all disbursements from these accounts, including any distributions to GWG Life. Distributions are limited to an amount that would result in the borrowers realizing an annualized rate of return on the equity funded amount for such assets of not more than 18%, as determined by the agent. After such amount is reached, the credit agreement requires that excess funds be used to fund repayments or a reserve account in certain amount, before any additional distributions may be made.

If any of the above limitations were to materially impede the flow of cash to us, such fact would materially and adversely affect our ability to service and repay our debt, including obligations under the debentures. In addition, any adverse event at the subsidiary level, such as a declaration of bankruptcy, liquidation or reorganization or an event of default under our revolving credit facility, could materially and adversely affect the ability of our subsidiaries to make cash distributions to us. Just as with a material contractual impediment to cash flow, any such subsidiary corporate event would materially and adversely affect our ability to service and repay our debt, including obligations under the debentures.

Subordination provisions contained in the indenture will restrict the ability of the trustee or the debenture holders to enforce their rights against us under the indenture, including the right to payment on the debentures, if a default then exists under our senior revolving credit facility.

The debentures will be subordinate in right of payment to any claims of the senior lender under our revolving credit facility. In this regard, subordination provisions limiting the right of debenture holders to enforce their rights are contained in the indenture. These provisions include:

•	a prohibition on challenging any enforcement action taken by a senior lender or interfering with any legal action or suits undertaken by a senior lender against us and our affiliates;

•

a 180-day standstill period during which there may not be brought any action to enforce an event of default against us or our affiliates unless our revolving credit facility has been repaid in full, which period may be extended if the credit facility provider takes action during such standstill period; and

•	a prohibition on filing a bankruptcy or insolvency case against us or our affiliates for at least one year plus one day after the revolving credit facility lender has been paid in full.

Furthermore, in the event of a default, we will be prohibited from making any payment, direct or indirect (whether for interest, principal, as a result of any redemption or repurchase at maturity, on default, or otherwise), on the debentures and any other indebtedness, and neither the holders of the debentures nor the trustee will have the right, directly or indirectly, to sue to enforce the indenture or the debentures, if a default or event of default under any senior credit facility has occurred and is continuing, or if any default or event of default under any senior credit facility would result from such payment. This payment restriction will generally remain in effect unless and until: (i) the default and event of default respecting the senior credit facility has been cured or waived or has ceased to exist; and (ii) the end of the period commencing on the date the indenture trustee receives written notice of default from a holder of such credit facility and ending on the earlier of (1) the indenture trustee’s receipt of a valid waiver of default from the holder of a credit facility; or (2) the indenture trustee’s receipt of a written notice from the holder of a credit facility terminating the payment blockage period.

Other provisions of the indenture permit the trustee to take action to enforce the right of debenture holders to payment after 179 days have passed since the trustee’s receipt of notice of default from the senior lender, but in such case any funds paid as a result of any such suit or enforcement action shall be applied toward the senior credit facility until the facility is indefeasibly paid in full before being applied to the debentures. These subordination provisions present the risk that, upon any default by us on obligations owed under our senior debt, the holders of the debentures will be unable to enforce their right to payment.

If the 180-day standstill period noted above or any other limitation on the rights of the trustee or debenture holders to assert their rights to payment of principal or interest under the indenture or debentures is ultimately determined to conflict with provisions of the Trust Indenture Act of 1939 (most notably sections 316(b) and 317(a) of that Act), then the trustee, as well as any holder who shall not have earlier consented to such subordination provisions, shall (notwithstanding such provision contained in the indenture) be authorized to institute a lawsuit for the enforcement of any payment of principal or interest after their respective due dates.

The collateral granted as security for our obligations under the debentures may be insufficient to repay the debentures upon an event of default.

While the debentures will be guaranteed by GWG Life and rank pari passu with our outstanding subsidiary secured notes with respect to collateral security, the debentures will be structurally subordinated to all obligations of any of our subsidiaries other than GWG Life, including DLP Funding II. Importantly in this regard, DLP Funding II owns the vast majority of our life insurance policies. Moreover, trade payables of our operating subsidiaries other than GWG Life will be structurally senior to the debentures. This means that holders of the debentures will have a junior position to the claims of creditors, including trade creditors, of such other operating subsidiaries on their assets and earnings.

The debentures will also be effectively subordinate to all senior secured debt we have or may incur, to the extent of the value of the assets securing that debt. The indenture governing the debentures does not limit the amount of debt that we or our subsidiaries can incur, and it permits us and our subsidiaries to incur secured debt. As of June 30, 2011, we had approximately $48.2 million of outstanding secured indebtedness under our revolving credit facility that is senior to the debentures. For a description of the ranking of the debentures, see “Description of Debentures—Ranking” in this prospectus. Because of the fact that 94% of our life insurance policies, representing approximately 96% of the face value of our life insurance policy benefits as of June 30, 2011, are held in our DLP Funding II subsidiary, and all of those assets serve as collateral security for our obligations under the revolving credit facility, debenture holders risk the possibility that the collateral security we have granted for our obligations under the debentures may be insufficient to repay the debentures upon an event of default.

If a significant number of holders of our short-term subsidiary secured notes demand repayment of those notes instead of renewing them, and we have not at such time raised sufficient capital in this offering, we may be forced to liquidate some of our life insurance policy assets, which could have a material and adverse impact on our results of operations.

Our direct and wholly owned subsidiary, GWG Life, has issued and outstanding approximately $60.6 million in subsidiary secured notes. By virtue of GWG Life’s full and unconditional guarantee of obligations under the debentures, and other agreements contained in or made in connection with the indenture, the debentures are pari passu in right of payment and collateral with such subsidiary secured notes. The indenture for the debentures, and the note issuance and security agreement for the subsidiary secured notes, each provide for cross defaults upon an event of default under the provisions of the other agreement (i.e., an event of default under the note issuance and security agreement will constitute an event of default under the indenture for the debentures, and vice versa).

As of June 30, 2011 (unaudited), we had the following principal amount of subsidiary secured notes due during the referenced years ended December 31:

2011	$16,981,000
2012	19,698,000
2013	8,811,000
2014	1,790,000
2015	5,005,000
2016	2,002,000
2017	6,334,000

Total	$60,621,000

The renewal terms of the subsidiary secured notes have auto-renewal features. Since we first issued our subsidiary secured notes, we have experienced $35,013,644 in maturities, of which $25,714,952 has renewed for an additional term as of June 30, 2011. This has provided us with an aggregate renewal rate of approximately 73% for investments in our subsidiary secured notes.

We expect to use a portion of the proceeds from this offering to repay all or a portion of the subsidiary secured notes; however, we do not plan to immediately retire all of such notes. See “Use of Proceeds” for more information in this regard. If investors holding existing indebtedness with short-term maturities do not elect to renew and we have not, at such time, raised sufficient capital through the sale of debentures, we may need to liquidate some of our investments in life insurance policies earlier than anticipated. In such an event, we may be unable to sell those life insurance policies at prices we believe are fair or otherwise appropriate, and such sales could have a material and adverse impact on our results of operations.

Because we intend to hold our life insurance policies to their maturity, we therefore measure our debt coverage ratio against our current cost of financing, which may not reflect the sale price if we had to liquidate the policies.

We intend and expect to hold the life insurance policy investments until they are paid out at the mortality of the insured. As a result, we measure our debt coverage ratio based on the portfolio’s gross expected yield against the interest cost of our total debt obligations to finance the portfolio. The debt coverage ratio, expressed as a percentage, is defined as the ratio of (i) total amounts outstanding on any indebtedness for borrowed money, over (ii) the net present asset value of all life insurance assets we own, plus any cash held in our accounts. For this purpose, the net present asset value is calculated as the present value of the life insurance portfolio’s expected future cash flows discounted at the weighted average interest rate of the indebtedness for the previous month. Under the indenture, the maximum amount of debentures we may issue at any time is limited to an amount such that our debt coverage ratio does not exceed 90%. This limitation is designed to provide some comfort to holders of our debt that the value of our assets exceeds our obligations to those holders. Nevertheless, the debt coverage ratio is not based on the market value of our life insurance policy assets, which may be different—greater or less—than the amount we would receive if we were forced to sell those assets in the marketplace.

We have no obligation to repurchase debentures prior to their maturity date except in narrowly limited circumstances.

We will have no obligation, and debenture holders will have no right to require us, to prepay any debenture prior to its maturity date. The only exceptions exist for situations in which an individual natural person investor suffers a total permanent disability, a bankruptcy or dies. In such an event, we will be required to repurchase the debenture of such person so long as certain procedural requirements are met. Outside these narrow exceptions, we may nonetheless agree, in our sole and absolute discretion, to accommodate requests to prepay or repurchase a debenture prior to its maturity in other cases. If we do agree to prepay or repurchase debentures, we will assess a 6% repurchase fee for redeeming the debentures. For more information, see “Description of the Debentures—Redemption or Repurchase Prior to Stated Maturity (Prepayment).” As a result, any investment in a debenture should be considered illiquid and unable to be redeemed until its stated maturity.

Fraudulent transfer statutes may limit your rights under the guarantee of the debentures.

Our obligations under the debentures will be fully and unconditionally guaranteed by our direct wholly owned subsidiary, GWG Life. The guarantee may be subject to review under various laws for the protection of creditors. It is possible that other creditors of GWG Life may challenge the guarantee as a fraudulent transfer under relevant federal and state laws. Under certain circumstances, including a finding that GWG Life was insolvent at the time its guarantee was issued, a court could hold that the obligations of GWG under the guarantee may be voided or are subordinate to other obligations of GWG Life, or that the amount for which GWG Life is liable under its guarantee of the debentures may be limited. Different jurisdictions define “insolvency” differently, and we cannot assure you as to what standard a court would apply to determine whether GWG was insolvent. If a court were to determine that GWG Life was insolvent on the date on which it guaranteed the debentures, or that the guarantee constituted a fraudulent transfer on other legal grounds, the claims of creditors of GWG Life would effectively have priority with respect to GWG Life’s assets and earnings over the claims of the holders of the debentures.

Our controlling stockholders and principal executives are involved in a litigation “clawback” claim made by a bankruptcy trustee to an affiliate, and it is possible that the trustee may assert claims against our company.

Our Chief Executive Officer, Jon R. Sabes and Chief Operating Officer, Steven F. Sabes, who together beneficially own approximately 86.1% of our common stock are subject to litigation relating to claims by a bankruptcy trustee for loan payments made to an affiliate, Opportunity Finance, LLC. Such payments may ultimately be deemed to be avoidable transfers under preference or other legal theories. Case No. 08-45257 (U.S. Bankruptcy Court District of Minnesota). In addition, GWG Holdings invested $1 million in Opportunity Finance, LLC in 2006 and was repaid and received $176,948 of interest income from that investment in 2007. To date, no claim has been made against GWG Holdings.

While we believe there are numerous meritorious defenses to the claims made by the bankruptcy trustee, and we are advised that the defendants in that action will vigorously defend against the trustee’s claims, such defendants may not prevail in the litigation with the bankruptcy trustee. If the bankruptcy trustee sought to sell or transfer the equity interests of Jon R. Sabes or Steven F. Sabes as a result of the litigation, there could be a change in control of the Company and our business together with all of our investors, including investors in our debentures, could be materially and adversely impacted. Such adverse results would likely arise in connection with negative change-in-control covenants contained in our revolving credit facility agreements, the breach of those covenants and an ensuing event of default under such facility. In addition, if the bankruptcy trustee sought to sell or transfer the equity interests of Jon R. Sabes or Steven F. Sabes as a result of the litigation, such transfers would adversely affect debenture holders by reducing the number of shares of common stock of GWG Holdings that have been pledged as collateral security for our obligations under the debentures. Finally, regardless of the outcome of this litigation, these matters are likely to distract management and reduce the time and attention that they are able to devote to our business.

We have no obligation to contribute to a sinking fund to retire the debentures, nor are the debentures guaranteed by any governmental agency.

We have no obligation to contribute funds to a sinking fund to repay principal or interest on the debentures upon maturity or default. The debentures are not certificates of deposit or similar obligations of, or guaranteed by, any depository institution. Further, no governmental entity insures or guarantees payment on the debentures if we do not have enough funds to make principal or interest payments.

The loss of the services of our current executives or other key employees, or the failure to attract additional key individuals, would materially adversely affect our business operations and prospects.

Our financial success is dependent to a significant degree upon the efforts of our current executive officers and other key employees. In addition, our revolving credit facility requires Messrs. Jon R. Sabes and Steven F. Sabes to generally remain active within the business. We have entered into employment agreements with Messrs. Jon R. Sabes, Steven F. Sabes, Paul Siegert and Jon Gangelhoff. Nevertheless, there can be no assurance that these individuals will continue to provide services to us. A voluntary or involuntary termination of employment could have an adverse effect on our business operations if we were not able to attract qualified replacements in a timely manner. At present, we do not maintain key-man life insurance policies for any of these individuals. In addition, our success and viability is also dependent to a significant extent upon our ability to attract and retain qualified personnel in all areas of our business, especially our sales, policy acquisition, and financial management team. If we were to lose the members of our respective service teams, we would need to replace them with qualified individuals in a timely manner or our business operations and prospects could be adversely impacted.

We will have the discretion to purchase assets, including life insurance policies, through different subsidiaries, and to transfer assets among our subsidiaries. Any decision to purchase or hold title to assets in one subsidiary, as opposed to a different subsidiary, may affect the value of collateral security for our obligations under the debentures.

We may at our discretion direct the purchase of policies by, and the sale of policies and other assets amongst, different subsidiaries of GWG Holdings as a method of asset and liability management and to attempt to maintain diversification and certain ratios in our investment portfolio. Purchases of assets in, or movements of assets amongst, different subsidiaries could affect the value of the collateral security for obligations under the debentures. For example, purchases through, or transfers of life insurance polices to, DLP Funding II would cause the policies acquired by DLP Funding II to become collateral for our revolving credit facility, whereas purchases through, or transfers of life insurance policies to, GWG Life would cause the policies acquired by GWG Life to become collateral for the debentures. Moreover, we determine the sales prices for intracompany (consolidated) transfers of assets, including life insurance policies, amongst our subsidiaries. In the case of life insurance policies, intracompany sales are generally priced at the sum of the total amount theretofore advanced on the outstanding policies as of the date of transfer. These purchase prices will ordinarily not be equivalent to the fair market value of the policies at the time of the transfer. Accordingly, purchases of assets such as life insurance policies through, or transfers of such assets to, different subsidiaries may affect the value of collateral security for different classes of holders of our debt, including the debentures. In the case of a liquidation, any of these discretionary decisions may affect the value of and amount you may ultimately be entitled to receive with respect to your debentures.

We do not expect a market to exist that will enable you to sell your debentures.

The debentures will not be readily resalable or transferable. No public market for the debentures exists and none is expected to develop. As a result, transferability of the debentures will be limited. The purchase of debentures is not suitable for investors desiring liquidity at any time prior to the maturity of the debentures.

We cannot know the tax implications of an investment in the debentures for the debenture holder.

The section of this prospectus entitled “Material Federal Income Tax Considerations” sets forth a summary of federal income tax consequences to the purchasers of the debentures. No information is provided concerning tax consequences under any other federal, state, local or foreign laws that may apply to the purchasers of the debentures. Prospective investors or their representatives should read that section very carefully in order to properly evaluate the federal income tax risks of an investment in the debentures. Each prospective investor should consult his personal counsel, accountant and other business advisors as to the federal, state, local and foreign tax consequences of an investment in the debentures. Debenture holders will receive an IRS Form 1099-INT in connection with their receipt of interest payments.

The protection provided by the federal securities laws relating to forward-looking statements does not apply to us. The lack of this protection could harm us in the event of an adverse outcome in a legal proceeding relating to forward-looking statements made by us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to certain issuers, including issuers that do not have their equity traded on a recognized national exchange (or the Nasdaq Capital Market). Our common stock does not trade on any recognized national exchange (or the Nasdaq Capital Market). As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. The lack of this protection in a contested proceeding could harm our financial condition.

Advances previously made to members of our executive management and outstanding at the time that we initially filed the registration statement of which this prospectus is a part may be deemed violations of Section 402 of the Sarbanes-Oxley Act of 2002, which prohibits public reporting companies from extending or maintaining credit to directors or executive officers in the form of a personal loan, and such violations could have material and adverse effect upon our reputation and business.

As described elsewhere in this prospectus, prior to our conversion from a limited liability company to a corporation and the filing of the registration statement of which this prospectus is a part, we made certain advances to our executive management personnel, Messrs. Jon R. Sabes, Steven F. Sabes and Paul A. Siegert, that were to be repaid by such individuals upon or in connection with operating distributions to be paid by us when the Company had cash flow sufficient to make distributions on account of their ownership interests in the Company. For further information, please refer to “Executive Compensation—Summary Compensation Table,” “—Employment Agreements and Change-in-Control Provisions,” and “—Related-Party Transactions.”

Each of Messrs. Jon R. Sabes, Steven F. Sabes and Paul A. Siegert have repaid all outstanding advances, including all interest accrued thereon. However, because such loan advances remained outstanding at the time that we initially filed such registration statement with the SEC, we may be deemed to have inadvertently violated Section 402 of the Sarbanes-Oxley Act of 2002, which prohibits “issuers” from extending or maintaining credit to directors or executive officers in the form of a personal loan. As defined under the Sarbanes-Oxley Act of 2002, the term “issuer” includes, in addition to public companies, a company that has filed a registration statement that has not yet become effective under the Securities Act of 1933 and that has not been withdrawn. Although we believe that the loan advances constitute business loans, as opposed to personal loans, regulatory authorities may not agree with this assessment if the matter is investigated and claims alleging a violation are pursued. On July 27, 2011, Messrs. Jon R. Sabes, Steven F. Sabes and Paul A. Siegert repaid their loan balances.

Violations of the Sarbanes-Oxley Act of 2002 could result in significant penalties, including censure, cease and desist orders, revocation of registration and fines. It is also possible that the criminal penalties could exist, although criminal penalties require a related violation to have been willful, and not the result of an innocent mistake, negligence or inadvertence. In the end, it is possible that we could face any of these potential penalties or results, and any action by administrative authorities, whether or not ultimately successful, could have a material and adverse effect upon our reputation and business.

USE OF PROCEEDS

If all of the debentures are sold, we expect to receive up to approximately $223 million of net proceeds from this offering after paying estimated offering and related expenses and after paying our estimated average selling commissions, dealer manager fees, non-accountable expense allowances, wholesale commissions and the accountable due diligence expenses of our selling group members. The estimated average commissions, dealer manager fees, non-accountable expense allowances and wholesale commission expenses of our selling group members aggregate to approximately $19.50 million based on expected average selling commissions of $12.5 million (5.00%), dealer manager fees of $2.5 million (1.00%), and wholesale commissions of $2.0 million (0.80%), assuming the sale of all of the debentures. We may incur additional accountable due diligence expenses of $3.75 million (1.50%) and accountable offering and related expenses of $3.75 million, assuming the sale of all of the debentures. As explained elsewhere in this prospectus, the maximum amount of commissions, fees and allowances and offering expenses is limited to 13.00% of the amount of debentures sold. Therefore, if all of the debentures were sold and the maximum commissions, fees and allowances were paid, we estimate that the net proceeds to us, after paying estimated offering and related expenses of $3.375 million, would be approximately $217.5 million. However, because we do not know the total principal amount of debentures that will be ultimately sold, we are unable to accurately forecast the total net proceeds that will be generated by this offering. For more information about dealer manager fees, selling commissions, non-accountable expense allowances and accountable due diligence expenses payable to our selling group in connection with the sale of debentures, as well as our own offering and related expenses, please see “Plan of Distribution.”

There is no minimum amount of debentures that must be sold before we access investor funds. The exact amount of proceeds we receive may vary considerably depending on a variety of factors, including how long the debentures are offered.

Our goal is use a majority of the net proceeds from this offering to purchase additional life insurance policies in the secondary market. The amount of proceeds we apply towards purchasing additional life insurance policies will depend, among other things, on how long the debentures are offered, the amount of net proceeds that we receive from the sale of debentures being offered, the existence and timing of opportunities to expand our portfolio of insurance policy assets, our cash needs for certain other expenditures (summarized below) we anticipate incurring in connection with this offering and in connection with our business, and the availability of other sources of cash (e.g., our revolving credit facility). These certain other expenditures, listed in order of priority, include:

•	paying premiums on life insurance policy assets we own;

•

paying principal at maturity, interest and fees to our lenders, including under our revolving credit facility, the subsidiary secured notes, and the debentures; and paying fees and expenses of the trustees of certain trusts associated with our subsidiary secured notes and the debentures;

•	providing funds for portfolio operations, such as obtaining life expectancy estimates, mortality tracking and collection expenses, and other working capital purposes;

•

paying fees in connection with, and associated with maintaining the life insurance policies and accounts under the arrangements required by, our revolving credit facility, our subsidiary secured notes and the indenture;

•	paying tax liabilities; and

•	purchasing interest rate caps, swaps or hedging instruments for the portfolio or our indebtedness.

The extent to which we will use proceeds from this offering for these other purposes, and the amounts and timing of such expenditures will depend on, among other things, how long the debentures are offered, the amount of net proceeds that we receive from the sale of debentures being offered, the existence and timing of opportunities to expand our portfolio of insurance policy assets and the availability of funds from other sources, including borrowings from our revolving credit facility and cash generated from our operations. We currently expect to allocate net offering proceeds as follows, based upon various assumed amounts of gross proceeds that we receive from the sale of debentures:

	Gross Offering Proceeds
	$250,000,000		$125,000,000		$62,500,000		$25,000,000

Net Offering Proceeds	223,000,000	100%	111,500,000	100%	55,750,000	100%	22,300,000	100%
Purchase Policies	178,400,000	80%	83,625,000	75%	39,025,000	70%	11,150,000	50%
Payment of Premiums	17,840,000	8%	11,150,000	10%	8,362,500	15%	4,460,000	20%
Payment of Principal and Interest	15,610,000	7%	11,150,000	10%	5,575,000	10%	4,460,000	20%
Other Expenditures	11,150,000	5%	5,575,000	5%	2,787,500	5%	1,115,000	5%

Proceeds not immediately applied to the uses summarized above will be invested in money market funds, commercial paper, U.S. Treasury Bills and similar securities investments pending other uses. We may also purchase interest rate hedges to lock in our cost of capital, or longevity hedges to lock in our expected return from our portfolio.

As indicated above, we may use some of the net proceeds from this offering to pay premiums on life insurance policy assets we own. Our aggregate premium obligations over the next five years for life insurance policy assets that we currently own are set forth in the table below. These premium obligations do not take into account the expectation of mortality over the periods presented.

Year	Premiums
2011	$7,186,333
2012	14,485,417
2013	15,406,979
2014	16,476,439
2015	17,628,285

Total	$71,183,453

Also as indicated above, we may use some of the net proceeds from this offering to pay principal amounts owing under our subsidiary secured notes when such amounts become due and payable. The amount of such notes that we would repay with proceeds of this offering will depend on whether the holders of such notes elect repayment rather than renewal of such notes, as well as whether we elect to use other sources of repayment such as available borrowings under our line of credit. We believe it is most likely that such payments, if any, would relate to subsidiary secured notes that mature within the first three years after the initial effective date of the registration statement of which this prospectus is a part (i.e., the maximum period of time during which we may offer securities under the registration statement). Of the subsidiary secured notes presently scheduled to mature on or prior to June 30, 2014, such notes have an aggregate outstanding principal amount of approximately $46.4 million and a weighted average interest rate of 7.66%. We do not intend to use any net proceeds from this offering to repurchase subsidiary secured notes prior to their maturity.

Some of the outstanding subsidiary secured notes due to mature within the next year may have been issued within the prior year (i.e., less than one year ago). In such a case, we used the proceeds of such debt to purchase life insurance policies or finance the servicing of such policies.

CAPITALIZATION

The following table sets forth, as of June 30, 2010, our consolidated debt and stockholders’ equity on an actual basis and as adjusted to give effect to the sale of the maximum amount of debentures offered hereby and an assumed application of approximately 11% of our net proceeds to repay outstanding amounts owed under our subsidiary secured notes. You should read this table in conjunction with our consolidated financial statements and the notes thereto which are incorporated herein by this reference.

	At June 30, 2011
	Actual	As Adjusted
	(Dollars in thousands, except per share amounts) (Unaudited)
Debt:
Debentures offered hereby	—	250,000
Subsidiary secured notes (1)	58,854	34,324
Revolving credit line (2)	48,175	48,175

Total debt	$107,029	$332,499

Stockholders’ equity:
Common stock (par value $0.001 per share; shares authorized 210,000,000; shares issued 4,500,000) (3)	5	5
Additional paid-in capital	6,867	6,867
Retained earnings	(2,992)	(2,992)
Other	(2,306)	(2,306)

Total stockholders’ equity	1,574	1,574

Total debt and stockholders’ equity	$100,666	$334,073

(1)

The total outstanding face amount of subsidiary secured notes outstanding at June 30, 2011 was $60,620,729, less unamortized selling costs of $1,791,460, plus subscriptions receivable of $25,000. The weighted average interest rate of our outstanding subsidiary secured notes at June 30, 2011 was approximately 8.01%, and the weighted average maturity was approximately 1.80 years.

(2)

The interest rate of our revolving credit line floats in conjunction with advances made thereunder. The weighted average interest rate payable under our revolving credit line at June 30, 2011 was approximately 2.08%. Amounts owing under our revolving credit line come due on July 15, 2013.

(3)

On August 9, 2011, we effected a two-for-one forward stock split of our issued and outstanding common stock. The outstanding share figure contained in the table reflects the total number of outstanding common shares prior to the forward stock split. Unless otherwise noted, all share figures contained in this prospectus are post-split share figures determined giving after giving effect to the forward stock split.

For more discussion and information relating to the retirement of subsidiary secured notes, please refer to the “Use of Proceeds” section of this prospectus.

SUMMARY FINANCIAL INFORMATION

The following tables set forth our summary consolidated financial information. The summary statement of operations data for fiscal years 2010 and 2009 and the selected balance sheet data as of December 31, 2010 and 2009 are derived from our audited consolidated financial statements contained elsewhere in this prospectus. The selected statement of operations data for the six months ended June 30, 2011 and June 30, 2010 and the selected balance sheet data as of June 30, 2011 have been derived from our unaudited consolidated financial statements contained elsewhere in this prospectus. In the opinion of management, the interim consolidated financial information reflects all adjustments of a normal recurring nature necessary for a fair statement of our financial position and results of operations at the dates and for the periods indicated. The results of operations for the six months ended June 30, 2011 may not be indicative of the results to be expected for the year ending December 31, 2011 or any other interim period.

The selected consolidated financial information should be read in conjunction with, and is qualified by reference to, our consolidated financial statements and the related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus.

BALANCE SHEET DATA:
	December 31, 2010	December 31, 2009	June 30, 2011 (Unaudited)
Total Assets	$91,050,758	$24,090,614	$114,192,020
Investment in Portfolio	82,717,562	12,908,172	108,479,885
Cash and Cash Equivalents	1,758,230	1,180,850	349,170
Restricted Cash	5,219,009	5,751,115	3,571,451

Total Debt	90,889,411	22,365,538	112,618,392
Revolving Credit Facility	37,085,452	4,987,425	48,175,000
Subsidiary Secured Notes	51,798,992	13,570,983	58,854,268
Stockholder Equity	670,473	2,195,512	1,573,628

INCOME STATEMENT DATA:
	Year Ended		Six Months Ended (Unaudited)
	December 31, 2010	December 31, 2009	June 30, 2011	June 30, 2010
Total Revenue	$8,898,947	$1,347,123	$10,326,079	$(4,632,524)
Gain on Life Insurance Contracts	8,658,874	808,944	10,294,109	(4,689,860)
Interest Expense	3,683,733	593,101	2,414,672	1,311,403
Net Income (Loss)	(230,395)	(4,833,413)	1,412,281	(8,570,372)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the consolidated and combined financial statements and accompanying notes and the information contained in other sections of this prospectus, particularly under the headings “Risk Factors,” “Summary Financial Information” and “Business.” This discussion and analysis is based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. The statements in this discussion and analysis concerning expectations regarding our future performance, liquidity and capital resources, as well as other non-historical statements in this discussion and analysis, are forward-looking statements. See “Risk Relating to Forward-Looking Statements.” These forward-looking statements are subject to numerous risks and uncertainties, including those described under “Risk Factors.” Our actual results could differ materially from those suggested or implied by any forward-looking statements.

Business Overview

We are engaged in the emerging secondary market for life insurance policies. We acquire life insurance policies in the secondary market from policy owners desiring to sell their policies at a discount to the face value of the insurance benefit. Once we purchase a policy, we continue paying the policy premiums in order to ultimately collect the face value of the insurance benefit. We generally hold the individual policies to maturity, in order to ultimately collect the policy’s face value upon the insured’s mortality. Our strategy is to continue to build a diversified and profitable portfolio of policies.

Corporate Conversion

We converted from a Delaware limited liability company to a Delaware corporation on June 10, 2011. As a limited liability company, we were treated as a partnership for United States federal and state income tax purposes and, as such, we were not subject to income taxation. For all periods after such conversion, our income will be subject to corporate-level United States federal and state income taxes.

Public Company Expenses

We filed the registration statement of which this prospectus is a part on June 14, 2011. Upon the effectiveness of the registration statement, we will become a public reporting company under Section 15(d) of the Securities Exchange Act of 1934. As a result, we will need to comply with federal securities laws, regulations and requirements, including certain provisions of the Sarbanes-Oxley Act of 2002. Compliance with the requirements of being a public company increase our general and administrative expenses to pay our employees, legal counsel, accountants, and other advisors to assist us in, among other things, external reporting, instituting and maintaining internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, and preparing and distributing periodic public reports in compliance with our obligations under the federal securities laws. In addition, being a public company will make it more expensive for us to obtain director and officer liability insurance.

Critical Accounting Policies

Critical Accounting Estimates

The preparation of the financial statements requires us to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We base our judgments, estimates and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions and conditions. We evaluate our judgments, estimates and assumptions on a regular basis and make changes accordingly. We believe that the judgments, estimates and assumptions involved in the accounting for the valuation of investments in life insurance policies have the greatest potential impact on our financial statements and accordingly believe these to be our critical accounting estimates. Below we discuss the critical accounting policies associated with the estimates as well as selected other critical accounting policies. For further information on our critical accounting policies, see the discussion in Note 1 to our audited consolidated financial statements.

Ownership of Life Insurance Policies—Fair Value Option

Our primary business involves the purchasing and financing of life insurance policies. As such, we account for the purchase of life insurance policies in accordance with ASC 325-30, Investments in Insurance Contracts, which requires us to use either the investment method or the fair value method. The election is made on an instrument-by-instrument basis and is irrevocable. We have elected to account for these life insurance policies as investments using the fair value method.

We initially record our purchase life insurance policies at the transaction price, which is the amount paid for the policy, inclusive of all fees and costs associated with the acquisition. The fair value of the investment in insurance policies is evaluated at the end of each reporting period. Changes in the fair value of the life insurance policy are based on periodic evaluations and are recorded as change in fair value of life insurance policies in our consolidated and combined statement of operations. The fair value is determined as the net present value of the life insurance portfolio’s future expected cash flows that incorporates current life expectancy and discount rate assumptions.

In addition to reporting our results of operations and financial condition based on the fair value of our life insurance policies as required by GAAP, management also makes calculations based on the weighted average expected internal rate of return of the policies. See “Non-GAAP Financial Measures” below.

Valuation of Insurance Policies

Our valuation of insurance policies is a critical component of our estimate for the fair value of our investments in life insurance policies. We currently use a probabilistic method of valuing life insurance policies, which we believe to be the preferred and most prevalent valuation method in the industry. In this regard, the most significant assumptions we make are the life expectancy of the insured and the discount rate.

In determining the life expectancy estimate, we use actuarial medical reviews from independent medical underwriters. These medical underwriters summarize the health of the insured by reviewing historical and current medical records. The medical underwriters evaluate the health condition of the insured in order to produce an estimate of the insured’s mortality—a life expectancy report. The life expectancy report represents a range of probabilities for the insured’s mortality against a group of cohorts with the same age, sex, and smoking status. These mortality probabilities represent a mathematical curve known as a mortality curve, which is then used to generate a series of expected cash flows from the life insurance policy over the expected lifespan of the insured. A discount rate is used to calculate the net present value of the expected cash flows. The discount rate represents the internal rate of return we expect to earn on investments in a policy or in the portfolio as a whole. The discount rate used to calculate fair value of our portfolio incorporates the guidance provided by ASU No. 2010-06, Fair Value Measurements and Disclosures.

At the end of each reporting period we re-value the life insurance policies using our valuation model in order to update our estimate of fair value for investments in policies held on our balance sheet. This includes reviewing our assumptions for discount rates and life expectancies as well as incorporating current information for premium payments and the passage of time. The table below provides the discount rate used for the fair value of the life insurance policies for the period ending:

June 30, 2011	June 30, 2010	December 31, 2010	December 31, 2009
13.38%	14.11%	13.36%	14.24%

Fair Value Measurement Guidance

We follow ASU No. 2010-06, Fair Value Measurements and Disclosures, which defines fair value as an exit price representing the amount that would be received if an asset were sold or that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions the guidance establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. Level 1 relates to quoted prices in active markets for identical assets or liabilities. Level 2 relates to observable inputs other than quoted prices included in Level 1. Level 3 relates to unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The Level 3 fair value measurement is the estimated fair value is based on a model whose significant inputs are the life expectancy of the insured and the discount rate, which are not observable and based on limited information on market activity. Although we believe that the Level 3 fair value is predictable based on the fixed contractual terms of the life insurance policy and its premium schedule and face value of the policy benefit, as well as the ability to predict the insured’s age at the time of mortality, and appropriate discount rate to apply, all of which are the key factors in determining the fair value of a life insurance policy, we cannot be certain of the ultimate accuracy of this estimate.

Principal Revenue and Expense Items

Components of Revenue

We earn revenues from two primary sources.

Policy Benefits Realized. We recognize and record revenues upon the receipt of the face value of the policy benefits paid upon the mortality of an insured. We generally collect the face value of the life insurance policy from the insurance company typically within 45 days of the insured’s mortality.

Change in Fair Value of Life Insurance Policies. We have elected to carry our investments in life insurance policies at fair value in accordance with ASC 325-30, Investments in Life Insurance Contracts. Accordingly, we value our investments in life insurance policies each reporting period in accordance with the fair value principles discussed herein, which includes the payment of premiums for such period.

Components of Expenses

Selling, General and Administrative Expenses. We recognize and record expenses in the operations of the purchasing and servicing of life insurance policies for the current period. These expenses include legal, salaries, and sales and marketing expenditures.

Employee Compensation and Benefits. As described in note 6 to the consolidated financial statements, we had notes receivable from equity owners of the Company at each of the balance sheet dates. Effective January 1, 2011, interest income earned on these notes were treated as guaranteed payments to the members and are included in employee compensation and benefits in the statements of operations.

Interest Expense. We recognize and record interest expenses associated with the costs of financing our life insurance portfolio for the current period. These expenses include interest amounts paid to our senior lender under our revolving credit facility, as well as all interest paid on our other outstanding indebtedness such as our subsidiary secured notes.

Amortization of Deferred Costs. When we issue long-term indebtedness, we amortize the costs associated with such indebtedness over the outstanding term of the financing.

Results of Operations

The following is our analysis of the results of operations for the periods indicated below. This analysis should be read in conjunction with our financial statements, including the related notes to the financial statements.

Six Months Ended June 30, 2011 Compared to Six Months Ended June 30, 2010

Revenue. Recognized revenue includes an increase in the fair value of life insurance policies in the amount of $10,294,109 for the six months ended June 30, 2011, compared to a decline of $(4,689,860) for the same period in 2010. We initially record our investments in life insurance policies at the total purchase price paid for policies. We recorded change in fair value gains of $10,294,109 during the six months ended June 30, 2011 due to the evaluation of the fair value of the total portfolio of life insurance policies at the end of the reporting period. The increases in fair value were due to the change in discount rate. The change in discount rate was driven primarily by increasing demand for the types of policies we purchase. The discount rate used for the fair value of the life insurance policies was 13.38% for the period ending June 30, 2011, compared to 14.11% for the same period in 2010.

Expenses. Interest expense was $2,414,679 for the six months ended June 30, 2011, compared to $1,394,007 for the same period in 2010, an increase of $1,020,672. The increase in interest expense was due to the increase in the issuance of debt outstanding to purchase life insurance policies. Selling, general and administrative expenses were $1,821,086 for the six months ended June 30, 2011, compared to $2,427,393 for the same period in 2010, a decrease of $606,307. This increase was due to a decrease in travel and marketing activities related to the issuance of indebtedness. Amortization of deferred issuance costs was $896,540 for the six months ended June 30, 2011, compared to $116,448 for the same period in 2010, an increase of $780,092. This increase resulted from the increase in the issuance of indebtedness in 2010.

Tax expense for the six months ended June 30, 2011 was $3,781,500 compared to $0 for the same period in 2010. This was due to recording the deferred tax liability on June 10, 2011 upon converting the Company from a limited liability company to a corporation.

2010 Compared to 2009

Revenue. Recognized revenue from the receipt of policy benefits was $157,552 in 2010, compared to no revenue from the receipt of policy benefits during 2009. Revenue recognized from the change in fair value of our life insurance policies was $8,501,322 in 2010 compared to $808,994 in 2009. We initially record these investments at the total purchase price paid for policies. We recorded change in fair value gains of $8,501,322 in 2010 due to the evaluation of the fair value of the total portfolio of life insurance policies at the end of the reporting period. The increases in fair value were due to the change in the discount rate. The change in discount rate was driven primarily by increasing demand for the types of policies we purchase. The discount rate used for the fair value of the life insurance policies we own was 13.36% for the period ending December 31, 2010 compared to 14.24% for the same period ending in 2009.

Expenses. Interest expense was $3,683,733 in 2010 compared to $593,101 in 2009, an increase of $3,090,632. The increase in interest expense was due to an increase in the issuance of debt outstanding to purchase life insurance policies. Selling, general and administrative expenses were $4,772,399 in 2010 compared to $5,506,059 in 2009, a decrease of $783,660. This decrease in expense was due to the restructuring of the sales and marketing activities associated with the issuance of indebtedness to include hiring the services of a managing broker-dealer. Amortization of deferred issuance costs was $743,635 in 2010, compared to $232,896 in 2009, an increase of $510,739. This increase resulted from the increase in principal amount of subsidiary secured notes sold in 2010.

Liquidity and Capital Resources

Historically, we have funded our operational expenditures for the management of our business primarily through origination fees derived from the purchase of life insurance policies, and we have funded the acquisition, servicing and financing of our life insurance policy portfolio through various forms of debt financing.

The origination fee we charge is generally one to four percent of the face value of a life insurance policy’s benefit and is charged and received by us when we acquire the related policy. The origination fee we charge is calculated into the total purchase price we pay for a life insurance policy, but is a separate transaction that is not netted against the purchase price we pay to a seller of an insurance policy. In 2010, we generated cash flows of $6,048,493 from origination fees that covered our operational expenditures. Profit from intra-company origination fees for life insurance policies retained by the Company are eliminated from our statement of operations. As such, the origination fees collected under our life insurance policy financing arrangements are reflected in our statement of cash flows as cash flows from financing activities. See the subcaption “—Cash Flows” below for further information. We determine the purchase price of life insurance policies in accordance with ASC 325-30 Investments in Insurance Contracts using the fair value method. Under the fair value method, the initial investment is recorded at the transaction price, including direct acquisition costs. Since the origination fees are paid from a wholly owned subsidiary to the parent company, these costs are not included in the transaction price for our GAAP financial statements. For further discussion on our accounting policies for life settlements, please refer to footnote 1 of the notes to our consolidated financial statements. In 2010, we used origination fees earned in 2010 to repay approximately $1,446,825 in unsecured working capital loans, along with $90,900 in accrued interest from those loans. The loans were made to us by Insurance Strategies Fund, LLC, a Delaware limited liability company controlled by Jon R. Sabes and Steven F. Sabes, our Chief Executive Officer and Chief Operating Officer, respectively, in 2009. The agreement with Insurance Strategies Fund under which the working capital loans were made remains in effect so that additional working capital loans may in the future be made as our Board of Directors determines to be necessary. See “Management—Related-Party Transactions.”

To date, we have financed our policy acquisition, servicing and related financing expenditures primarily through restricted borrowings made directly by our subsidiaries. In particular, DLP Funding II has entered into a $100 million revolving credit facility with Autobahn/DZ Bank and GWG Life has issued secured notes (referred to throughout this prospectus as the “subsidiary secured notes”). At June 30, 2011, we owed approximately $48.2 million in principal amount on our revolving credit facility. Interest accrues on amounts borrowed under the revolving credit facility at a floating rate the weighted average of which was 2.08% per annum at June 30, 2011. As of June 30, 2011 we had the ability to borrow up to $51.8 million. At June 30, 2011 we estimate our borrowing base made available to us an additional $11.46 million under the revolving credit facility. On that same date, we had approximately $60.6 million in principal amount of subsidiary secured notes outstanding. The weighted-average interest rate of our outstanding subsidiary secured notes at that date was 8.01%, and the weighted-average maturity at that date was 1.8 years. The subsidiary secured notes outstanding have renewal features similar to those of the debentures. Since we first issued our subsidiary secured notes, we have experienced $35,013,644 in maturities, of which $25,714,952 has renewed for an additional term as of June 30, 2011. This has provided us with an aggregate renewal rate of approximately 73% for investments in our subsidiary secured notes.

As of June 30, 2011, we had approximately $15.36 million in available cash and available borrowing capacity under our revolving credit facility for the purpose of purchasing of additional life insurance policies, paying premiums on existing policies, paying portfolio servicing expenses, and paying of principal and interest on our outstanding financing obligations. As of June 30, 2011, we also had approximately $2.31 million in outstanding unsecured notes receivable from certain of our equity owners, as described in note 6 to the consolidated financial statements. Because management believes the ability to collect the amounts due is directly linked to future profits, the Company has classified these receivables as members’ equity on its consolidated balance sheets.

We expect to meet our ongoing operational capital needs through origination fees and our unsecured working capital loans. We expect to meet our policy acquisition, servicing, and financing capital needs from the net proceeds from our offering of debentures, and our revolving credit facility. However because we only receive origination fees when we purchase a policy, our receipt of those fees is contingent upon our consummation of policy purchases, which is, in turn, contingent upon our receipt of external funding. We expect to begin receiving insurance benefit payments on our portfolio of life insurance policies as the average age of the insureds increase and mortality events occur over time—beginning in 2012 and steadily increasing until 2018. In addition, despite recent capital market conditions including a credit crisis, we demonstrated continued access to credit and financing markets. As a result, we estimate that our liquidity and capital resources are sufficient for our current and projected financial needs. Nevertheless, if we are unable to continue the offering of debentures for any reason, and we are unable to obtain capital from other sources, we expect that our business would be materially and adversely affected as we are staffed and organized to support a larger portfolio of life insurance policies than we currently own. In addition, our business would be materially and adversely affected if we did not receive the policy benefits we forecast and if holders of our subsidiary secured notes also failed to renew those notes with the frequency we have historically experienced. In such a case, we could be forced to sell our investments in life insurance policies, in order to service or satisfy our debt-related obligations.

Capital expenditures have historically not been material and we do not anticipate making material capital expenditures in 2011 or beyond.

Debt Financings Summary

We had the following outstanding debt balances as of June 30, 2011:

Issuer/Borrower	Principal Amount Outstanding at June 30, 2011 ($)	Weighted Average Interest Rate (%)
GWG Holdings, Inc.	$0	—
GWG Life Settlements, LLC	$60,654,729	8.01%
GWG DLP Funding II, LLC	$48,175,000	2.08%

Total	$108,829,729	5.39%

Our total credit facility and other indebtedness balance as of $108,829,729 was used to purchase and finance our portfolio of life insurance policies. The fair value of our investments in life insurance policies of $108,479,885, plus our restricted cash balance of $3,571,451, totaled $112,051,336, representing an excess of portfolio assets over secured indebtedness of $3,221,607 at June 30, 2011.

Cash Flows

The payment of premiums and servicing costs to maintain life insurance policies represents our most significant requirement for cash disbursement. When a policy is purchased, we are able to calculate the minimum premium payments required to maintain the policy in-force. Over time as the insured ages, premium payments will increase, however the probability of actually needing to pay the premiums decreases since mortality becomes more likely. These scheduled premiums and associated probabilities are factored into our expected internal rate of return and cash-flow modeling. Beyond premiums, we incur policy servicing costs, including annual trustee and tracking costs, and debt servicing costs, including principal and interest payments. Until we receive proceeds from the policy benefits, we intend to pay these costs from our credit facility and through the issuance of debt. We presently expect that by 2014, the cash inflows from the receipt of policy benefits will exceed the premium obligations on the remaining life insurance policies held within the portfolio. However, because our revolving credit facility matures on July 15, 2013, we believe we will need to refinance our revolving credit facility, either through renewal or replacement, when it comes due. Pending the due date or refinancing of our revolving credit facility, we expect that proceeds from our life insurance policies will first be used to satisfy our obligations under that facility, as required by the revolving loan agreement. We expect to begin servicing and paying down our outstanding indebtedness from these cash flows when we receive payments from the policy benefits. See “Business—Portfolio Management.”

The amount of payments that we will be required to make over the next five years to cover the payment of premiums and servicing costs to maintain life insurance policies is set forth in the table below.

Year	Premiums + Servicing
2011	$7,285,933
2012	14,684,617
2013	15,606,179
2014	16,675,639
2015	17,827,485

Total	$72,079,852

The significant majority of insurance policies owned by the Company are subject to a collateral arrangement with the agent to our revolving credit lender, as described in notes 2 and 8 to the consolidated financial statements. Under this arrangement, collection and escrow accounts are used to fund purchases and premiums of the insurance policies and to pay interest and other charges under its revolving credit facility. The lender and its agent must authorize all disbursements from these accounts, including any distributions to GWG Life, which is the guarantor subsidiary under the renewable secured debentures offered hereby. Distributions are limited to an amount that would result in the borrowers realizing an annualized rate of return on the equity funded amount for such assets of not more than 18%, as determined by the agent. After such amount is reached, the credit agreement requires that excess funds be used to fund repayments or a reserve account in certain amount, before any additional distributions may be made. In the future, these arrangements may restrict the cash flows available for payment of principal and interest on the renewable secured debentures offered hereby.

Inflation

Changes in inflation do not necessarily correlate with changes in interest rates. We presently do not foresee any material impact of inflation on our results of operations in the periods presented in our financial statements.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Credit Risk

We review our portfolio of life insurance policies to determine their adequacy of bad debt reserves for losses on life insurance policy benefits, and other assets. We expect to maintain the reserves for losses on policies at an amount estimated to be sufficient to absorb future losses, net of recoveries, inherent in the policies. In evaluating the adequacy of the bad debt reserves, we consider insurance company solvency, credit risk indicators, economic conditions, on-going credit evaluations, reserve account balances if any, and company positions. We attempt to manage our credit risk related to life insurance policies typically by purchasing policies issued only from companies with an investment grade credit rating by either Standard & Poor’s, Moody’s, or A.M. Best Company. As of June 30, 2011, 99.4% of our life insurance policies were issued by companies rated “A” or better by Standard & Poor’s. Our overall credit risk is subject to rapid changes that may be unforeseen and could result in immediate increased losses and material adjustments to the allowance or actual losses.

Interest Rate Risk

Our credit facility is floating rate financing. In addition, our ability to offer interest rates that attract capital (including in the offer and sale of debentures) is generally impacted by prevailing interest rates. Furthermore, while our other indebtedness provides us with fixed-rate financing, our debt coverage ratio is calculated in relation to our total cost of financing. Therefore, fluctuations in interest rates impact our business by increasing our borrowing costs, and reducing availability under our debt financing arrangements. Furthermore, we calculate our portfolio earnings based upon the spread generated between the return on our life insurance portfolio and the cost of our financing. As a result, increases in interest rates will reduce the earnings we expect to achieve from our investments in life insurance policies. While we expect to manage this volatility with interest rate hedges to mitigate our exposure to changes in interest rates, our income and business may nonetheless be impacted by changes in interest rates.

Non-GAAP Financial Measures

We use non-GAAP financial measures when evaluating our financial results, for planning and forecasting purposes, and for maintaining compliance with covenants contained in our borrowing agreements. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results. These non-GAAP financial measures are not in accordance with GAAP and may be different from non-GAAP measures used by other companies, including other companies within our industry. This presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for comparable amounts prepared in accordance with GAAP.

We have elected to carry our investments in life insurance policies at fair value in accordance with ASC 325-30, Investments in Life Insurance Contracts. Accordingly, we value our investments in life insurance policies at the conclusion of each reporting period in accordance with GAAP fair value accounting principles. In addition to GAAP, we are required to report non-GAAP financial measures to Autobahn/DZ Bank under certain financial covenants made to that lender under our revolving credit facility. We also use non-GAAP financial reporting to manage and evaluate the financial performance of our business.

GAAP-based fair value accounting imports subjective financial market volatility into our financial reporting by requiring management to estimate the value of our assets as if they were sold in an orderly transaction between market participants at the measurement date based upon prevailing conditions supported by little or no market activity that is readily observable. However, we believe one of the key attractions for purchasing life insurance policies is the non-correlated nature of the returns to be derived from such policies. Therefore, in contrast to a GAAP-based fair valuation, we can accrue for the actuarial gain occurring within life insurance policies at the expected internal rate of return based on statistical mortality probabilities for an insured (using primarily the insured’s age, sex and smoking status). The expected internal rate of return tracks actuarial gain occurring within the policies according to mortality tables as the ages of insureds increase. By comparing the actuarial gain accruing within our life insurance policies against our costs in the same period, we manage and evaluate the financial profitability of our business. We use this information to balance our life insurance policy purchasing and manage our capital structure, including the issuance of debt under our revolving credit agreement and utilization of our other sources of capital, and to monitor our compliance with borrowing covenants. We believe that these non-GAAP financial measures provide information that is useful for investors to understand period-over-period operating results separate and apart from fair value items that may, or could, have a disproportionately positive or negative impact on results in any particular period.

Our revolving credit facility requires us to maintain an “excess spread,” which is the difference between (i) the weighted average of our expected internal rate of return and (ii) the weighted average of our credit facility’s interest rate. In addition, our credit facility requires us to maintain a “tangible net worth” and “positive net income” each of which are calculated on an adjusted non-GAAP basis by recognizing the accrual of value at the expected internal rate of return of the policies we own, without regard to GAAP-based fair value.

Excess Spread. Our revolving credit facility requires us to maintain a 2.00% “excess spread” between our weighted-average expected internal rate of return and the credit facility’s interest rate. A presentation of our excess spread and our total excess spread is set forth below. Management uses the “total excess spread” to gauge expected profitability of our investments, and uses the “excess spread” to monitor compliance with our borrowing covenants.

	As of June 30, 2011	As of June 30, 2010	At December 31, 2010	At December 31, 2009
Weighted-average expected IRR (1)	13.84%	11.52%	12.87%	15.41%
Weighted-average revolving credit facility interest rate (2)	2.08%	2.28%	2.14%	2.16%
Excess spread (3)	11.76%	9.24%	10.73%	13.25%

Total weighted-average interest rate on indebtedness for borrowed money (4)	5.38%	6.04%	5.54%	6.12%
Total excess spread	8.46%	5.48%	7.33%	9.29%

(1)

This represents the weighted-average expected internal rate of return of the life insurance policies as of the measurement date based upon our investment cost basis of the insurance policies and the expected cash flows from the life insurance portfolio. Our investment cost basis is calculated as our cash investment in the life insurance policies, without regard to GAAP-based fair value measurements, and is set forth in the following table.

	As of June 30, 2011	As of June 30, 2010	As of December 31, 2010	As of December 31, 2009
GAAP fair value	$108,479,885	$48,924,984	$82,717,562	$12,908,172
Unrealized fair value loss/(gain) (A)	(19,604,375)	3,880,915	(9,310,266)	(808,944)
Adjusted cost basis increase/(decrease) (B)	15,500,989	6,282,987	11,195,989	1,556,803

Investment cost basis (C)	$104,376,499	$59,088,886	$84,603,285	$13,656,031

(A)	This represents the reversal of cumulative unrealized GAAP fair value gain or loss of life insurance policies.
(B)	Adjusted cost basis is increased to include those acquisition and servicing expenses that are not capitalized by GAAP.
(C)	This is the full cash investment cost basis in life insurance policies from which our expected internal rate of return is calculated.

(2)	This is the weighted-average revolving credit relating to our revolving credit facility interest rate as of the measurement date.
(3)	We must maintain an excess spread of 2.00% relating to our revolving credit facility to maintain compliance under such facility.
(4)	Represents the weighted-average interest rate paid on all outstanding indebtedness as of measurement date, determined as follows:

		Outstanding Indebtedness
	As of June 30, 2011	As of June 30, 2010	As of December 31, 2010	As of December 31, 2009
Revolving credit facility	$48,175,000	$20,361,403	$37,085,452	$4,987,425
Subsidiary secured notes	$60,654,729	$45,907,964	$53,292,714	$13,220,983

Total	$108,829,729	$66,269,367	$90,378,166	$18,208,408

Interest Rates on Indebtedness:
Revolving credit facility	2.08%	2.28%	2.14%	2.16%
Subsidiary secured notes	8.01%	7.74%	7.90%	7.62%
Weighted-average interest rates on indebtedness	5.38%	6.04%	5.54%	6.12%

Adjusted Tangible Net Worth. Our revolving credit facility requires us to maintain a tangible net worth in excess of $5 million calculated on an adjusted non-GAAP basis. We calculate the adjusted tangible net worth by recognizing the accrual of value at the expected internal rate of return of the policies we own without regard to fair value.

	As of June 30, 2011	As of June 30, 2010	As of December 31, 2010	As of December 31, 2009
GAAP net worth (1)	$1,573,628	$(7,171,746)	$161,347	$1,725,076
Less intangible assets	(2,334,681)	(2,254,702)	(619,008)	(824,381)

GAAP tangible net worth	(761,053)	(9,426,448)	(457,661)	900,695

Unrealized fair value loss/(gain) (2)	(19,604,375)	3,880,915	(9,310,266)	(808,944)
Adjusted cost basis increase/(decrease) (3)	15,500,989	6,282,987	11,195,989	1,556,803
Accrual of unrealized actuarial gain (4)	15,701,183	5,841,875	9,977,051	479,365

Adjusted non-GAAP tangible net worth	10,836,744	6,579,329	11,405,113	2,127,919

Accrual of unrealized gain of portfolio sold (5)	0	56,650,709	—	52,871,708

Total adjusted non-GAAP tangible net worth (6)	10,836,744	63,230,038	11,405,113	54,999,627

(1)	Includes termination of redeemable member’s interest prior to corporate conversion.
(2)	Reversal of cumulative unrealized fair value gain or loss of life insurance policies.
(3)	Adjusted cost basis is increased by acquisition and servicing expenses which are not capitalized under GAAP.
(4)	Accrual of cumulative actuarial gain at expected internal rate of return based on investment cost basis.
(5)

Represents the accrual of unrealized gain in the life insurance portfolio sold on November 1, 2010 owned by GWG DLP Funding, LLC and financed by WestLB AG. This entity was deconsolidated in our GAAP financial statements, but consolidated for our total adjusted non-GAAP tangible net worth measurement.

(6)	We must maintain a total adjusted non-GAAP tangible net worth of $5 million to maintain compliance with our revolving credit facility with DZ Bank/Autobahn.

Adjusted Net Income. Our credit facility requires us to maintain a positive net income calculated on an adjusted non-GAAP basis. We calculate the adjusted net income by recognizing the accrual of value at the expected internal rate of return of the policies we own without regard to fair value.

	January 1, 2011 to June 30, 2011	January 1, 2010 to June 30, 2010	January 1, 2010 to December 31, 2010	January 1, 2009 to December 31, 2009
GAAP net income	$1,412,279	$(9,010,633)	$(230,395)	$(4,833,413)
Unrealized fair value loss/(gain) (1)	(10,294,109)	(4,689,860)	(8,501,322)	(808,944)
Adjusted cost basis increase/(decrease) (2)	4,405,630	4,172,900	9,675,064	1,556,803
Accrual of unrealized actuarial gain (3)	5,859,832	2,111,203	6,246,378	479,366

Adjusted non-GAAP income	1,383,632	1,963,330	7,189,725	(3,606,188)
Adjusted non-GAAP income (loss) of portfolio sold (4)	0	3,244,595	24,837,599	10,001,433

Total adjusted non-GAAP income (5)	$1,383,632	$5,207,925	$32,027,324	$6,395,245

(1)	Reversal of unrealized fair value gain or loss of life insurance policies for current period.
(2)	Adjusted cost basis is increased to include those acquisition and servicing expenses which are not capitalized by GAAP.
(3)	Accrual of actuarial gain at expected internal rate of return based on Investment Cost Basis for the period.
(4)

Represents adjusted non-GAAP income from the life insurance portfolio sold on November 1, 2010 owned by GWG DLP Funding, LLC and financed by WestLB AG. This entity was deconsolidated in our GAAP financial statements, but consolidated for our total adjusted non-GAAP Income measurement.

(5)	We must maintain a positive consolidated net income, calculated on a non-GAAP basis, to maintain compliance with our revolving credit facility with DZ Bank/Autobahn.

BUSINESS

Overview

We are engaged in the emerging secondary market of life insurance. We acquire life insurance policies in the secondary market from policy owners who sell their policies at a price greater than the cash surrender value, but less than the face value of the policy’s benefit. We continue to pay the premiums and generally hold the individual policies to maturity, in order to ultimately collect the policy’s face value upon the insured’s mortality. Our strategy is to continue to build a diversified and profitable portfolio of policies.

The market opportunity for selling and purchasing life insurance policies in the secondary market is relatively new. According to Conning Research & Consulting, the secondary market for life insurance policies grew from $2 billion in 2002 to over $12 billion in face value of life insurance policy benefits being purchased in 2008. To participate in the market opportunity, we have spent significant resources: (i) developing a robust operational platform and systems for purchasing and servicing life insurance policies; (ii) obtaining requisite licensure to purchase life insurance in the secondary market; (iii) developing financing resources for purchasing and financing our life insurance policies; (iv) recruiting and developing a professional management team; (v) establishing origination relationships for purchasing life insurance policies in the secondary market; and (vi) obtaining financing to participate in the business sector.

As of June 30, 2011, we owned $452 million in face value of life insurance policy benefits with an aggregate cost basis of $104 million. We have acquired this portfolio through a combination of the sale of secured notes by a subsidiary and our revolving credit facility. Our objective is to earn returns from the life insurance policies we purchase in the secondary market which are greater than the costs necessary to purchase and finance those policies to their maturity. We expect to accomplish our objective by:

•	purchasing life insurance policies with expected internal rates of returns in excess of our cost of capital;

•	paying the premiums and costs associated with the life insurance policy until the insured’s mortality;

•	obtaining a large and diverse portfolio to mitigate actuarial risk;

•	maintaining diversified funding sources to reduce our overall cost of financing;

•	engaging in hedging strategies that reduce potential volatility to our cost of financing; and

•	maintaining rigorous portfolio monitoring and servicing practices.

We generally purchase life insurance policies through secondary market transactions directly from the policy owner who originally purchased the life insurance in the primary market. We purchase policies in the secondary market through a network of life insurance agents, life insurance brokers, and licensed providers who assist policy owners in accessing the secondary market. Before we purchase a life insurance policy, we conduct a rigorous underwriting review that includes obtaining two life expectancy estimates on each insured from third party medical actuarial firms. The policies we purchase are universal life insurance policies issued by rated life insurance companies. The price we are willing to pay for the policy in the secondary market is primarily a function of: (i) the policy’s face value; (ii) the expected actuarial mortality of the insured; (iii) the premiums expected to be paid over the life of the insured; and (iv) market competition from other purchasers.

We intend to apply the proceeds of this offering, along with approximately $51.8 million potentially available to DLP Funding II under the revolving credit facility with Autobahn/DZ Bank, of which $11.46 million is currently available, to expand the portfolio of insurance policies we own, and finance those policies until their maturity.

Industry Background

Life insurance companies earn substantial revenue windfalls due to the lapse and surrender of many insurance policies. These revenue windfalls have enabled life insurance companies to issue policies with reduced premiums. These two business practices create a profit opportunity for the life insurance secondary market. The profit opportunity is the difference, or “spread,” between (i) the cost of purchasing and maintaining a life insurance policy over the insured’s lifetime; and (ii) the policy’s benefit that will paid upon the insured’s mortality. The secondary market for life insurance policies has also been driven by the creation of life insurance policy pricing tools and actuarial modeling techniques developed by investors.

According to the American Council of Life Insurers Fact Book 2010 (ACLI), individuals own over $10.3 trillion of face value of life insurance policies in the United States in 2009. This figure includes all types of policies, including term and permanent insurance known as whole life, universal life, variable life, and variable universal life. The secondary market for life insurance has developed around individuals aged 65 years or older owning either permanent insurance or term insurance convertible into permanent insurance. According to the ACLI, the average annual lapse rate and surrender rate of life insurance policies for the ten years ended 2009 was 7.3%, or over $750 billion in face value of policy benefits annually.

Owners of life insurance policies generally surrender the policies or allow them to lapse for a variety of reasons, including: unrealistic original earnings assumptions made when the policy was purchased, combined with higher premium payments later in the term of the policy than initially forecasted; (ii) increasing premium payment obligations as the insured ages; (iii) changes in financial status or outlook which cause the insured to no longer require life insurance; (iv) other financial needs that make the insurance unaffordable; or (v) a desire to maximize the policy’s investment value. Rather than allowing a policy to lapse as worthless, or surrendering a life insurance policy at a fraction of its inherent value, the sale of a life insurance policy in the secondary market can bring significant value to the policy owner. The life insurance secondary market often pays policy sellers amounts ranging from two to ten times the value that would otherwise be paid by the insurer upon policy surrender.

According to the U.S. Census Bureau, the population of individuals aged 65 years or older is growing three times faster than the general population over the next 20 years, growing from an estimated 39 million seniors in 2010 to over 69 million seniors by 2030. As awareness of the secondary market grows, we expect that recent financial recessionary pressures coupled with historically low savings rates will lead many individuals to sell their life insurance policies rather than lapse or surrender the policies. Therefore, we believe there will be continued growth in the number of life insurance policy owners seeking to sell their life insurance in the secondary market.

As the life insurance secondary market has grown, a regulatory framework has been established to oversee the sale of life insurance policies in the secondary market. Since 2007, there has been a dramatic increase in the number of states who have adopted legislation and regulations. Today, almost every state has adopted some version of model laws that prohibit business practices deemed to be abusive and generally require the licensing of life insurance purchasers and brokers, the filing and approval of purchase agreements, disclosure of transaction fees and periodic reporting requirements. The widespread adoption of this regulatory framework by states has brought about standardized practices and procedures for purchasing life insurance policies in the secondary market. In addition, several states have modified their laws to adopt notice requirements for the benefit of life insurance owners, alerting them to the existence of the secondary market before they lapse or surrender their life insurance policy.

We believe the strengthened regulatory framework, along with the emergence of best practices adopted within the life insurance secondary market, has led to a growing awareness of the secondary market among life insurance agents and financial advisors. We expect this growing awareness, along with the demographic factors described above, will lead to continued growth in the secondary market for life insurance policies.

The secondary market for life insurance policies has also attracted global investor interest because investments in these policies can provide non-correlated investment diversification. The ability for investors to invest in the life insurance asset class comes as a result of the development of life insurance policy pricing tools and actuarial modeling techniques for valuing portfolios of life insurance policies. Standardized life insurance pricing tools and actuarial modeling software, including life expectancies, have provided foundational support for the development of the life insurance secondary market. The appeal for investors to achieve non-correlated diversification is strong, particularly after the global recession of 2008. The notion of non-correlation is that the underlying investment return is independent of the factors contributing to economic downturns such as real estate values, commodity prices, and stock market indices. In addition, many life insurance policies represent payment obligations from highly rated life insurance companies. As a result, investors can evaluate the expected risk premium they receive for investing in the asset class as compared to the credit profile of the underlying insurance company. The risk premium offered by the asset class, along with the non-correlated return profile has attracted a large number of investors seeking investment opportunities in the life insurance secondary market. As innovation and investor awareness of the secondary market for life insurance increases, we expect continued investor interest in the asset class.

Company History

After we were founded in 2006, we developed a platform to evaluate, purchase, service, and track life insurance policies purchased in the secondary market. Our original model was to operate as a joint venture with WestLB, AG, a German commercial bank, with the goal of having the bank securitize and sell the life insurance policies we purchased. During 2006 and 2007, we built an institutional platform to underwrite, purchase, service, and track life insurance policies purchased in the secondary market in conjunction with a $250 million revolving credit facility we obtained from WestLB. In 2008, however, WestLB informed us that they were abandoning their effort to securitize and sell our life insurance portfolio in light of the global economic and financial crisis. This resulted in a material change to our business plan, as we had earlier purchased the portfolio of life insurance policies in DLP Funding per WestLB’s mandate with the expectation these policies would be sold through a securitization. Subsequently, in 2010, we sold the original portfolio owned by DLP Funding.

Since 2008, we have focused on establishing diversified funding sources whose investment expectation is based on the purchase and finance of life insurance policies to their maturity—a buy and hold strategy—as opposed to the securitized sale of those assets prior to maturity. In July 2008, our wholly owned subsidiary GWG DLP Funding II, LLC, or “DLP Funding II,” established a $100 million credit facility with Autobahn Funding Company, LLC, a bank sponsored commercial paper conduit administered by DZ Bank AG Deutsche Zentral-Genossenschaftsbank, or DZ Bank. In addition, our subsidiary GWG Life Settlements, LLC, or “GWG Life,” began selling secured notes to further finance the business.

Our Business Model

Our business plan is to earn returns from life insurance policies purchased in the secondary market which are greater than the costs to finance those policies to their maturity. We purchase life insurance policies at a discount to the face value of the policy benefit. We base our purchase price on an actuarial assessment or valuation of the expected mortality of the insured and the costs of maintaining the policy over this same period. Once we purchase a life insurance policy, we continue to pay the premiums until the insured’s mortality, at which time we collect the face value of the life insurance policy benefit. We perform the services required for the assessment, valuation, purchase, underwriting, monitoring, administration, and servicing of the life insurance policies we purchase.

We are also compensated for underwriting and purchasing the life insurance policies in an amount typically between one and four percent of the face value of the policy benefits we purchase in the form of an origination fee. The origination fees are incorporated into our total acquisition costs and expected yield calculations. We expect that the difference between the returns we earn from the life insurance policies we purchase and the cost of financing those purchases to their maturity represents the majority of the compensation we stand to earn.

We believe that our business model provides significant advantages to potential investors, including:

•	Non-Correlating Assets: Our earnings from life insurance policies are non-correlated to traditional external market influences such as real estate, equity markets, currency, and commodities.

•

Insurance Carrier Capital Structure: Life insurance policy benefits are the most senior in rank within an insurance company’s capital structure, senior even to secured debt holders, with some amounts further protected under state guaranteed funds (typically limited to $200,000).

•

Asset Diversification: Our assets provide diversification from many other investment opportunities. In addition, the policies within the life insurance portfolio are diversified as well, with no single insurance company making up more than 20% of the total face value of insurance policy benefits. The fair value of our life insurance policies, as reflected on our balance sheet as of December 31, 2010, comprised approximately 91% of our total assets.

Our Strategy and Competitive Strengths

Our objective is to earn returns from the life insurance policies we purchase in the secondary market which are greater than the costs necessary to purchase and finance those policies to their maturity. We expect to accomplish our objective by:

•	purchasing life insurance policies with expected internal rates of returns in excess of our cost of capital;

•	paying the premiums and costs associated with the life insurance policies until the insured’s mortality;

•	obtaining a large and diverse portfolio to mitigate actuarial risk;

•	maintaining diversified funding sources to reduce our overall cost of financing;

•	engaging in hedging strategies that reduce potential volatility to our cost of financing; and

•	maintaining rigorous portfolio monitoring and servicing.

We have built our business with what we believe to be the following competitive strengths:

•

Industry Experience: We have actively participated in the development of the secondary market of life insurance as a principal purchaser and financier since 2006. Our position within the marketplace has allowed us to evaluate over 30,000 life insurance policies for possible purchase, thereby gaining a deep understanding of the variety of issues involved when purchasing life insurance policies in the secondary market. We have participated in the leadership of various industry associations and forums, including the Life Insurance Settlement Association and the Insurance Studies Institute. Our experience gives us the confidence in building a portfolio of life insurance policies that will perform to our expectations.

•

Operational Platform: We have built an operational platform and systems for efficiently tracking, processing, and servicing life insurance policies that we believe provide competitive advantages when purchasing policies in the secondary marketplace, and servicing the policies once acquired.

•

Origination and Underwriting Practices: We purchase life insurance policies that meet published guidelines on what policies would be accepted in a rated securitization. We purchase only non-contestable permanent life insurance policies that meet stringent underwriting criteria and reviews.

•

Origination Relationships: We have established origination relationships with over four hundred life insurance policy brokers and insurance agents who submit policies for our purchase or financing. Our referral base knows our underwriting standards for purchasing life insurance policies in the secondary market, which provides confidence in our bidding and closing process and streamlines our due-diligence process.

•

Life Expectancy Methodology: We rely on at least two life expectancy reports from independent third-party medical actuary underwriting firms that include 21st Services, AVS Underwriting, Fasano Associates, and ISC Services to develop our life expectancy estimate.

•

Pricing Software and Methodology: We use actuarial pricing methodologies and software tools that have been built and are supported by leading independent actuarial service firms, such as Modeling Actuarial Pricing Systems, Inc. (“MAPS”) for calculating our expected returns.

•

Diversified Funding: We have actively developed diversified sources for accessing capital markets in support of our buy and hold strategy for our portfolio of life insurance policies, ranging from institutional bank financing and global capital markets, to a network of broker-dealers registered with the Financial Industry Regulatory Authority (“FINRA”) who have participated in our subsidiary secured notes financing.

Our business also involves challenges and risks, which are described under the caption “Prospectus Summary — Our Company,” in the section entitled “Risk Factors” and elsewhere in this prospectus.

Our Portfolio and Operations

Our Portfolio

Our portfolio of life insurance policy portfolio as of June 30, 2011 is summarized and set forth below:

Life Insurance Portfolio Summary

Total portfolio face value of policy benefits	$452,478,414
Average face value per policy *	$ 2,725,774
Average face value per insured life *	$ 2,900,503
Average age of insured (yrs) *	80.50
Average life expectancy estimate (yrs) *	8.08
Total number of policies	166
Demographics	62% Males; 38% Females
Number of smokers	No insureds are smokers
Largest policy as % of total portfolio	2.21%
Average policy as % of total portfolio	.60%
Average annual premium as % of face value	3.17%

*	Averages presented in the table are weighted averages.

We track concentrations of pre-existing medical conditions among insured individuals within our portfolio based on information contained in life expectancy reports. We track these medical conditions with ten primary disease categories: (1) cardiovascular, (2) cerebrovascular, (3) dementia, (4) cancer, (5) diabetes, (6) respiratory disease, (7) neurological disorders, (8) other, no disease, or multiple. Our primary disease categories are summary generalizations based on the ICD-9 codes we track on each insured individuals within our portfolio. ICD-9 codes, published by the World Health Organization, are used worldwide for medical diagnoses and treatment systems, as well as mobidity and mortality statistics. Currently, cardiovascular is the only primary disease category within our portfolio that represents a concentration over ten percent. The table below sets forth the primary disease categories of our portfolio as of June 30, 2011:

Primary Disease Category	Policy Benefits	%
Cardiovascular	$111,636,047	25%
Cerebrovascular	34,985,000	8%
Dementia	24,755,380	5%
Cancer	24,550,000	5%
Diabetes	32,153,000	7%
Respiratory Diseases	24,700,000	5%
Neurological Disorders	12,600,000	3%
Other	57,113,520	13%
No Disease	59,485,467	13%
Multiple Primary Disease Categories	70,500,000	16%

Total Policy Benefits	452,478,414	100%

The primary disease category represents a general category of impairment. Within the primary disease category, there are a multitude of sub-categorizations defined more specifically by ICD-9 codes. For example, a primary disease category of cardiovascular includes sub-categorizations such as atrial fibrillation, heart valve replacement, coronary atherosclerosis, etc. In addition, individuals may have more than one ICD-9 codes describing multiple medical conditions within one or more primary disease categories. Where an individual’s ICD-9 codes indicate medical conditions in more than one primary disease categories, we categorize the individual as having multiple primary disease categories. We expect to continue to develop and refine our identification and tracking on the insured individuals medical conditions as we manage our portfolio of life insurance policies.

Life Insurance Portfolio Detail (as of June 30, 2011)

Face Value Ben. Amt. ($)	Sex	Insured Current Age (years) (1)	Est. Life Expectancy (months) (2)	Insurance Company	Ins. Co. S&P Rating
2,000,000	F	88	43.5	Pruco Life Insurance Company	AA-

5,000,000	F	87	84.2	American General Life Insurance Company	A+

5,000,000	F	87	52.2	John Hancock Life Insurance Company (U.S.A)	AA-

1,000,000	F	87	37.5	Protective Life Insurance Company	AA-

1,350,000	F	86	88.4	Jefferson-Pilot Life Insurance Company	AA-

2,500,000	F	86	86.9	AXA Equitable Life Insurance Company	AA-

2,500,000	F	86	86.9	AXA Equitable Life Insurance Company	AA-

1,500,000	F	86	85.4	Jefferson-Pilot Life Insurance Company	AA-

5,000,000	F	86	85.0	ING Life Insurance and Annuity Company	A

Face Value Ben. Amt. ($)	Sex	Insured Current Age (years) (1)	Est. Life Expectancy (months) (2)	Insurance Company	Ins. Co. S&P Rating

600,000	F	86	84.0	Columbus Life Insurance Company	AA+

3,500,000	F	86	83.1	John Hancock Life Insurance Company (U.S.A)	AA-

3,333,333	M	86	74.6	Metropolitan Life Insurance Company	AA-

1,203,520	M	86	69.1	Columbus Life Insurance Company	AA+

3,000,000	F	86	67.1	Jefferson-Pilot Life Insurance Company	AA-

5,000,000	M	86	62.4	John Hancock Life Insurance Company (U.S.A)	AA-

5,000,000	F	86	55.8	Lincoln National Life Insurance Company	AA-

2,000,000	F	86	53.7	American General Life Insurance Company	A+

3,000,000	F	85	110.8	Massachusetts Mutual Life Insurance Company	AA+

2,225,000	F	85	105.9	Transamerica Life Insurance Company	AA-

5,000,000	M	85	95.2	AXA Equitable Life Insurance Company	AA-

715,000	F	85	94.5	Jefferson-Pilot Life insurance Company	AA-

3,500,000	F	85	84.8	Lincoln National Life Insurance Company	AA-

2,500,000	F	85	82.6	American General Life Insurance Company	A+

500,000	M	85	82.1	Lincoln National Life Insurance Company	AA-

4,500,000	F	85	76.5	John Hancock Life Insurance Company (U.S.A)	AA-

2,500,000	M	85	70.5	Pacific Life Insurance Company	A+

1,500,000	M	85	68.8	John Hancock Life Insurance Company (U.S.A)	AA-

1,500,000	M	85	68.8	John Hancock Life Insurance Company (U.S.A)	AA-

5,000,000	F	85	67.3	Massachusetts Mutual Life Insurance Company	AA+

1,500,000	M	85	63.4	Union Central Life Insurance Company	A+

8,985,000	M	85	60.4	Massachusetts Mutual Life Insurance Company	AA+

3,600,000	F	84	107.7	AXA Equitable Life Insurance Company	AA-

4,000,000	F	84	105.7	Transamerica Life Insurance Company	AA-

800,000	M	84	84.8	National Western Life Insurance Company	A

5,000,000	F	84	84.0	Penn Mutual Life Insurance Company	AA-
4,445,467	M	84	83.5	Penn Mutual Life Insurance Company	AA-

1,803,455	F	84	82.8	Metropolitan Life Insurance Company	AA-

1,529,270	F	84	82.8	Metropolitan Life Insurance Company	AA-

2,500,000	M	84	81.3	Transamerica Life Insurance Company	AA-

500,000	F	84	75.6	Sun Life Assurance Company of Canada (U.S.)	AA-

200,000	M	84	73.1	Lincoln Benefit Life Company	A+

5,000,000	M	84	72.7	John Hancock Life Insurance Company (U.S.A)	AA-

4,785,380	F	84	71.8	John Hancock Life Insurance Company (U.S.A)	AA-

2,000,000	M	84	70.1	John Hancock Life Insurance Company (U.S.A)	AA-

7,500,000	M	84	64.3	Jefferson-Pilot Life Insurance Company	AA-

1,600,000	F	84	56.9	ING Life Insurance and Annuity Company	A

Face Value Ben. Amt. ($)	Sex	Insured Current Age (years) (1)	Est. Life Expectancy (months) (2)	Insurance Company	Ins. Co. S&P Rating

1,000,000	F	83	123.8	ING Life Insurance and Annuity Company	A

1,200,000	M	83	103.9	Transamerica Life Insurance Company	AA-

8,500,000	M	83	96.7	Massachusetts Mutual Life Insurance Company	AA+

1,000,000	F	83	88.2	New York Life Insurance Company	AAA

1,000,000	M	83	86.4	John Hancock Life Insurance Company (U.S.A)	AA-

2,000,000	M	83	86.4	John Hancock Life Insurance Company (U.S.A)	AA-

5,000,000	M	83	76.2	Jefferson-Pilot Life Insurance Company	AA-

1,000,000	M	83	67.3	American General Life Insurance Company	A+

5,000,000	F	83	66.7	Transamerica Life Insurance Company	AA-

3,000,000	F	82	131.1	Transamerica Life Insurance Company	AA-

1,365,000	F	82	124.3	Transamerica Life Insurance Company	AA-

2,000,000	M	82	96.7	Transamerica Life insurance Company	AA-

2,000,000	M	82	92.7	AXA Equitable Life Insurance Company	AA-

1,750,000	M	82	92.7	AXA Equitable Life Insurance Company	AA-

1,000,000	M	82	75.4	John Hancock Life Insurance Company (U.S.A)	AA-

1,800,000	M	82	69.4	John Hancock Variable Life Insurance Company	AA-

2,000,000	M	82	65.5	Jefferson-Pilot Life Insurance Company	AA-

2,000,000	M	82	58.8	Transamerica Life Insurance Company	AA-

750,000	M	82	47.8	ING Life Insurance and Annuity Company	A

750,000	M	82	47.8	ING Life Insurance and Annuity Company	A

2,000,000	F	81	144.0	Lincoln Benefit Life Company	A+

5,000,000	F	81	142.8	American General Life Insurance Company	A+

1,500,000	F	81	136.0	Lincoln Benefit Life Company	A+

3,500,000	F	81	130.0	Lincoln Benefit Life Company	A+

2,000,000	F	81	116.3	AXA Equitable Life Insurance Company	AA-

3,000,000	F	81	116.0	Sun Life Assurance Company of Canada (U.S.)	AA-
1,000,000	F	81	114.1	John Hancock Life Insurance Company (U.S.A)	AA-

3,750,000	M	81	109.4	AXA Equitable Life Insurance Company	AA-

5,000,000	M	81	104.6	ING Life Insurance and Annuity Company	A

1,000,000	M	81	101.3	John Hancock Life Insurance Company (U.S.A)	AA-

2,500,000	F	81	95.2	American General Life Insurance Company	A+

1,500,000	M	81	87.1	AXA Equitable Life Insurance Company	AA-

1,500,000	M	81	82.6	ING Life Insurance and Annuity Company	A

1,500,000	M	81	82.6	ING Life Insurance and Annuity Company	A

1,500,000	M	81	81.1	Transamerica Life Insurance Company	AA-

4,000,000	F	81	76.8	ING Life Insurance and Annuity Company	A

4,000,000	M	81	67.8	John Hancock Life Insurance Company (U.S.A)	AA-

Face Value Ben. Amt. ($)	Sex	Insured Current Age (years) (1)	Est. Life Expectancy (months) (2)	Insurance Company	Ins. Co. S&P Rating

1,000,000	M	81	60.8	John Hancock Life Insurance Company (U.S.A)	AA-

829,022	F	81	46.9	Hartford Life and Annuity Insurance Company	A

4,200,000	F	80	163.4	Transamerica Life Insurance Company	AA-

1,500,000	M	80	136.6	Jefferson-Pilot Life Insurance Company	AA-

6,000,000	F	80	133.8	American General Life Insurance Company	A+

500,000	F	80	132.8	AXA Equitable Life Insurance Company	AA-

7,600,000	F	80	132.0	Transamerica Life Insurance Company	AA-

5,000,000	F	80	131.9	AXA Equitable Life Insurance Company	AA-

750,000	M	80	131.4	West Coast Life Insurance Company	AA-

500,000	M	80	129.5	Metropolitan Life Insurance Company	AA-

3,500,000	F	80	110.7	AXA Equitable Life Insurance Company	AA-

5,000,000	M	80	108.4	AXA Equitable Life Insurance Company	AA-

2,000,000	M	80	96.1	Pacific Life Insurance Company	A+

10,000,000	F	80	88.2	American National Insurance Company	A+

5,000,000	M	80	87.2	Jefferson-Pilot Life Insurance Company	AA-

2,700,000	M	80	82.7	John Hancock Life Insurance Company (U.S.A)	AA-

500,000	M	80	71.1	West Coast Life Insurance Company	AA-

5,403,000	F	79	127.7	Phoenix Life Insurance Company	BB-

3,500,000	F	79	125.8	Jefferson-Pilot Life Insurance Company	AA-

2,000,000	F	79	123.1	Jefferson-Pilot Life Insurance Company	AA-

5,000,000	F	79	111.6	Sun Life Assurance Company of Canada (U.S.)	AA-

1,250,000	F	79	109.5	Columbus Life Insurance Company	AA+

1,995,000	F	79	105.9	Transamerica Life Insurance Company	AA-

4,000,000	M	79	105.2	Jefferson-Pilot Life Insurance Company	AA-

3,500,000	M	79	103.3	AXA Equitable Life Insurance Company	AA-

5,000,000	M	79	95.5	Transamerica Life Insurance Company	AA-
4,500,000	M	79	91.6	AXA Equitable Life Insurance Company	AA-

350,000	M	79	83.6	Reassure America Life Insurance Company	A+

750,000	M	79	81.7	John Hancock Life Insurance Company (U.S.A)	AA-

1,900,000	M	79	76.5	American National Insurance Company	A+

500,000	M	79	71.7	New York Life Insurance Company	AAA

500,000	M	79	71.7	New York Life Insurance Company	AAA

250,000	M	79	61.7	Jackson National Life Insurance Company	AA

550,000	M	78	144.7	Genworth Life Insurance Company	A

2,000,000	F	78	139.0	Transamerica Life Insurance Company	AA-

10,000,000	M	78	126.0	John Hancock Life Insurance Company (U.S.A)	AA-

3,000,000	M	78	91.0	Protective Life Insurance Company	AA-

Face Value Ben. Amt. ($)	Sex	Insured Current Age (years) (1)	Est. Life Expectancy (months) (2)	Insurance Company	Ins. Co. S&P Rating

1,500,000	M	78	85.7	Pacific Life Insurance Company	A+

5,000,000	M	78	74.9	AXA Equitable Life Insurance Company	AA-

3,000,000	M	77	145.1	Principal Life insurance Company	A

3,000,000	F	77	135.7	West Coast Life Insurance Company	AA-

5,000,000	M	77	133.4	AXA Equitable Life Insurance Company	AA-

3,000,000	M	77	125.2	John Hancock Life Insurance Company (U.S.A)	AA-

8,000,000	M	77	115.5	AXA Equitable Life Insurance Company	AA-

2,000,000	M	77	115.0	Jefferson-Pilot Life Insurance Company	AA-

1,250,000	F	77	107.5	Principal Life Insurance Company	A

1,680,000	F	77	101.7	AXA Equitable Life Insurance Company	AA-

250,000	M	77	95.1	American General Life Insurance Company	A+

1,000,000	M	77	72.0	AXA Equitable Life Insurance Company	AA-

1,000,000	M	76	155.4	Empire General Life Assurance Corporation	AA-

4,000,000	M	76	120.0	Jefferson-Pilot Life Insurance Company	AA-

5,000,000	M	76	107.6	AXA Equitable Life Insurance Company	AA-

5,000,000	M	76	107.6	AXA Equitable Life Insurance Company	AA-

500,000	M	76	100.8	Transamerica Life Insurance Company	AA-

1,000,000	M	75	123.3	Metropolitan Life Insurance Company	AA-

3,601,500	M	75	114.7	Transamerica Life Insurance Company	AA-

5,000,000	M	75	110.3	John Hancock Life Insurance Company (U.S.A)	AA-

1,000,000	M	75	103.5	Sun Life Assurance Company of Canada (U.S.)	AA-

4,000,000	M	75	103.2	MetLife Investors USA Insurance Company	AA-

5,000,000	M	75	96.4	John Hancock Life Insurance Company (U.S.A)	AA-

3,750,000	M	75	94.4	AXA Equitable Life Insurance Company	AA-

2,250,000	M	75	92.7	Massachusetts Mutual Life Insurance Company	AA+

870,000	M	75	78.3	Pruco Life Insurance Company	AA-
1,009,467	M	75	69.8	John Hancock Life Insurance Company (U.S.A)	AA-

1,000,000	M	74	135.8	Metropolitan Life Insurance Company	AA-

5,000,000	M	74	128.3	Jefferson-Pilot Life Insurance Company	AA-

500,000	F	74	127.4	Columbus Life Insurance Company	AA+

2,500,000	M	74	118.8	Massachusetts Mutual Life Insurance Company	AA+

2,500,000	M	74	118.8	Massachusetts Mutual Life Insurance Company	AA+

500,000	M	74	89.6	John Hancock Life Insurance Company (U.S.A)	AA-

2,000,000	F	74	77.6	Transamerica Life Insurance Company	AA-

750,000	M	73	149.1	U.S. Financial Life Insurance Company	AA-

600,000	M	73	119.5	Protective Life Insurance Company	AA-

5,000,000	M	72	104.8	West Coast Life Insurance Company	AA-

Face Value Ben. Amt. ($)	Sex	Insured Current Age (years) (1)	Est. Life Expectancy (months) (2)	Insurance Company	Ins. Co. S&P Rating

850,000	M	72	102.6	New York Life Insurance Company	AAA

5,000,000	M	72	70.5	Lincoln Benefit Life Company	A+

200,000	M	71	133.2	ING Life Insurance and Annuity Company	A

2,000,000	M	71	127.6	U.S. Financial Life Insurance Company	AA-

2,000,000	M	70	157.1	American General Life Insurance Company	A+

1,000,000	M	70	127.3	United of Omaha Life Insurance Company	A+

500,000	M	70	93.5	Midland National Life Insurance Company	A+

2,850,000	M	70	90.6	Massachusetts Mutual Life Insurance Company	AA+

1,500,000	M	68	139.6	Metropolitan Life Insurance Company	AA-

$452,478,414

(1)	The insured’s age is current as of the measurement date.
(2)

The insured’s life expectancy estimate is the average of two life expectancy estimates provided by independent third-party medical actuarial underwriting firms at the time of purchase, actuarially adjusted through the measurement date.

Obtaining Life Insurance Policies

We seek to purchase life insurance policies nationwide. We work directly with consumers to purchase their policies in states where we hold proper licensure, and in states where we are not licensed we work through other licensed providers. Policy sourcing typically begins with life insurance agents that identify policy owners who should consider selling a life insurance policy. The agents typically work with professional life insurance policy brokers specializing in packaging the policies for presentation to potential purchasers. Their packaging includes obtaining medical records on the insured, life expectancy estimates from medical actuarial firms, current insurance policy illustrations, and other information needed to enable potential purchasers to properly evaluate the policy. The purchasers may work directly in the market or through “providers” who represent investors. Once potential purchasers have evaluated the policy, the policy is sold through an auction process whereby brokers facilitate competing bids from purchasers, concurrently negotiating fees. The highest bidder typically wins the auction, but not always. Brokers and agents also consider the track record of the purchaser and will sometimes award the policy to the purchaser most likely to get the sale of the policy closed. This has been one of our advantages, as we have developed a network of brokers throughout the United States who have advised us that they recognize that our purchase criteria and bids are reliable. This enables the brokers to focus on policy referrals, thus filtering out policies they know we will not consider, and maximizing their return on effort to close the sale of a policy.

Our contacts with life insurance policy brokers and life insurance agent, from whom we obtain referrals, have been developed over the past several years through our marketing efforts. We maintain membership affiliations and representation within key industry groups, such as the Life Insurance Settlement Association (LISA). We typically sponsor events and or maintain a trade booth where we are able to maintain contacts with existing life settlement brokers and meet new brokers to submit policies for purchase.

Life Insurance Policy Underwriting and Purchasing Process

The process used to value and underwrite life insurance policies is relatively new and continues to be refined. We underwrite and administer all the life insurance policies that we purchase. When we identify a suitable client owning a life insurance policy that meets our purchasing criteria, we seek to make a bid that provides us with an expected internal rate of return that meets our internal guidelines. Once our bid is accepted, we enter into a policy purchase agreement with the seller. This agreement gives us the right to, among other things, pay premiums, collect policy benefits, file collateral assignments, change the ownership, and obtain medical records. The terms of the agreement are standardized.

We maintain an underwriting department with experience in underwriting life insurance policies for purchase in the secondary market. The underwriting due diligence process consists of a careful review and analysis of available due-diligence materials related to a life insurance policy and the covered individual. The goal of the underwriting process is to make an informed purchasing decision with respect to the life insurance policy. While we believe that our underwriting policies and practices are consistent with industry best practices, it is possible that the processes may change or may not accurately reflect actual mortality experience or catch fraud or deception by sellers. To the extent the underwriting is not accurate or we are subject to fraud or deception by sellers, the performance of policies may be different from the expected results, which could adversely affect profitability.

Life Insurance Policy Characteristics

We purchase universal life insurance policies whose insureds are 65 years or older and whose actuarial life expectancies are less than 168 months. In some cases, however, we purchase term life insurance policies that are convertible into universal life insurance policies, depending on the analysis of the life insurance policy and the insured’s life expectancy. The life expectancy is the number of months the insured is expected to live based upon 50% mortality (meaning roughly half of the individuals with similar age, sex, smoking and medical statuses will have died within that number of months), which is in turn based upon actuarial studies. We purchase life insurance policies with the goal that the average life expectancy in the portfolio generally will not exceed 144 months. The requirements as to which life insurance policies we will purchase are set forth in the indenture. We reserve the right to disqualify some life insurance companies or categories of life insurance policies for purchasing in our sole discretion.

We purchase life insurance policies that have been in force for more than two years from the policy issuance date and meet our other underwriting guidelines. Our underwriting and business development departments use pricing and credit criteria that are similar to those used by other institutions that finance similar assets. We test the prospective life insurance policies through the use of at least two life expectancy reports for assessing the value of the life insurance policies. In addition, the relevant historical, projected and actual premium streams are reviewed to assess the accuracy of the pricing expectations and identify any variance from projected premium levels, as well as the cause of such variance. This includes a periodic review of the policy’s premium payment history and ongoing confirmations of account values with life insurance companies.

Pricing Life Insurance Policies

Pricing involves an analysis of both the policy and the insured. An analysis of the insurance policy starts with an illustration obtained from the insurance company providing a schedule of level premium payments until the insured reaches age 125. Then, utilizing pricing software now owned by Modeling Actuarial Pricing Systems, Inc. (“MAPS”), we reverse engineer the premium schedule of the policy to determine a premium schedule that provides for the minimum payments required to keep the policy in effect. An analysis of the insured involves an actuarial evaluation of the insured’s probable mortality at different points in the future—the mortality curve. This analysis covers the insured’s entire projected lifespan using estimates generated by third-party medical actuarial underwriting firms (“life expectancy reports”).

In determining the life expectancy estimate, we require at least two life expectancy reports from independent medical actuarial underwriting firms, and we average the estimates of the two reports to generate our estimated life expectancy. The health of the insured is summarized by the underwriters in a written health assessment based on the review of the insured’s historical and current medical records. The underwriting assesses the characteristics and health risks of the insured in order to quantify the health into a mortality rating that represents their life expectancy. We average the life expectancy estimates provided by independent medical actuarial underwriting firms to form our life expectancy estimate.

By combining the optimized premiums and the insured’s life expectancy estimate within the MAPS software, we generate detailed information, including the expected mortality curve over the insured’s total projected lifespan; the expected servicing and related costs over the insured’s total projected lifespan; the expected policy benefit paid over the insured’s total projected lifespan; the account values within the policy; and the expected internal rate of return we will achieve at various purchase prices. From this information set, we are able to calculate the present value of the life insurance policy by discounting the anticipated cash flows at the sought for internal rate of return using the probabilistic pricing methodology employed by the MAPS program. The price of the policy, or its value, is the present value of the policy’s cash flows discounted at our expected internal rate of return. We expect that we will realize an operating profit as long as we are able to acquire and service life insurance policies that generate yields in excess of our borrowing costs.

Portfolio Administration

We have developed a comprehensive administration and servicing platform to administer and service the life insurance policies we own. This allows us to safeguard our life insurance policy assets and to process and report on the assets in our portfolio. We regularly contact each insurance company on every policy we own to verify policy account values, confirm the correct application of premium payments made, and the resulting account values inside the life insurance policy after application of the premium payment and the deduction of the cost of insurance. We typically maintain little account value inside the policy and seek to make only minimum premium payments necessary to keep the life insurance policy in force until the next scheduled premium payment.

In addition to policy servicing, we monitor insureds by periodically contacting them directly, or their appointed representatives, to confirm their location and health status. We monitor social security database for mortalities as well as online obituary databases. When we are notified of an insured’s mortality, we are required to obtain a copy of the death certificate and present it to the life insurance company for payment of the face value of the policy benefit.

Portfolio Management

We realize profits by earning a spread between the cost of purchasing and maintaining a life insurance portfolio over its duration and face value of the policy benefits that will be paid upon the insured’s mortality. We believe that building and managing a profitable portfolio of life insurance policies is complex, requires considerable technical knowledge and resources, and is subject to numerous regulations. We have developed extensive experience and disciplines to work toward a stable and profitable portfolio. We update our actuarial projections each month for the portfolio based on the life expectancies, premium payments made, and mortalities experienced. These data points combine to provide us with future forecasted cash flows with respect to our portfolio of life insurance assets. These forecasted future cash flows, along with our current financial position, are combined in a comprehensive model that includes detailed assumptions as to interest rates, financing costs, policy acquisitions, and capital markets activities. This comprehensive financial model enables us to closely monitor and manage our necessary capital reserves and future profitability.

We believe our portfolio represents a balanced and stable portfolio of life insurance policies. In order to assess the stability of our portfolio, we analyze longevity risk, which is the risk of the insured living longer than his/her life expectancy estimate. Longevity risk is the single largest variable affecting the returns on an investment in life insurance policy assets and the ability to predict the portfolio’s value over time. Research by A.M. Best and others indicates that, as the number of insured lives increase within a portfolio of life insurance policies, there is a decrease in the standard deviation of the value of the portfolio—i.e., the stability of longevity risk increases with an increase in the number of insured lives.

While Standard & Poor’s has indicated that statistical credibility is unlikely to be achieved with a pool of less than 1,000 lives, a study published in 2009 by A.M. Best concluded that at least 300 lives are necessary to narrow the band of cash flow volatility in the Monte Carlo simulations, i.e., the same methodology we use to evaluate our portfolios. Our internal analysis of our portfolio, which currently consists of 156 lives, resulted in a standard deviation that is comparable with the A.M. Best measurement for a portfolio of 200 lives. We believe this result is due to the specific portfolio make up of our portfolio relative to the variation in underlying life expectancy estimates. Further, A.M. Best suggests that no one life should comprise more than 3.33% of the face value of an entire portfolio or collateral pool. As of June 30, 2011, the largest face value policy in our portfolio represented approximately 2.21% of the total portfolio. We intend to maintain a well diversified and relatively stable portfolio as we continue to expand our purchases of life insurance policies.

We also believe our portfolio represents a profitable portfolio. In order to assess the profitability, we analyze the future cash flows expected from our portfolio of life insurance policies. The standard practice within the insurance industry is to analyze the timing of uncertain future cash flows through stochastic modeling, or Monte Carlo simulations. We continue to analyze the internal rates of return and spread against borrowing costs represented by our portfolio.

Portfolio Credit Risk Management

The life insurance policies that we acquire represent obligations of third-party life insurance companies to pay the benefits under the relevant policy. Because we finance life insurance policies, we rely on the payments from the face value of policy benefits from life insurance companies for revenue collections. We rely on the face value of the life insurance policy at maturity as the exclusive form of payment.

The possible insolvency or loss by a life insurance company is a significant risk to our business. In order to manage this risk, our purchasing policy is that, unless the benefits of a particular policy fall within applicable state minimum guarantees, 90% of life insurance companies insuring the policies in our portfolio hold an investment grade rating from either A.M. Best, Moody’s or Standard & Poor’s. This policy also comprises a covenant under the borrowing documents relating to our subsidiary secured notes. To further mitigate risk, our purchasing policy is to limit the face amount of policies issued by any one life insurance company within the total portfolio to 20%. State guaranty funds generally guaranty policy benefits less than $200,000. In addition, to assure diversity and stability in our portfolio, we regularly review the various metrics of our portfolio relating to credit risk. We track industry rating agency reports and industry journals and articles in order to gain insight into possible financial problems of life insurance companies. Recently, some of the credit ratings on insurance companies were downgraded and we will no longer consider purchasing policies issued by these insurance companies. Finally, we will only purchase those life insurance policies that meet the financial requirements and underwriting standards established in the indenture.

Of the 33 insurance companies that insure the policies we own, ten companies insure approximately 81.87% of total face value of insurance benefits and the remaining 23 insurance companies insure the remaining approximately 18.13% of total face value of insurance benefits. We seek to have not more than 20% of our total insured benefits insured by any one company. All of the companies are rated “A” or better from Standard & Poor’s. The concentration risk of our ten largest insurance company holdings as of June 30, 2011, is set forth in the table below.

Rank	Face Value Benefit Amt. ($)	Percentage of Total Portfolio Face Value Benefit Amt. (%)	Insurance Company	Ins. Co. S&P Rating
1	$81,030,000	17.91%	AXA Equitable Life Insurance Company	AA-
2	71,744,847	15.86%	John Hancock Life Insurance Company (U.S.A)	AA-
3	51,686,500	11.42%	Transamerica Life Insurance Company	AA-
4	48,065,000	10.62%	Jefferson-Pilot Life Insurance Company	AA-
5	35,585,000	7.86%	Massachusetts Mutual Life insurance Company	AA+
6	26,250,000	5.80%	American General Life Insurance Company	A+
7	21,300,000	4.71%	ING Life Insurance and Annuity Company	A
8	12,200,000	2.70%	Lincoln Benefit Life Company	A+
9	11,900,000	2.63%	American National Insurance Company	A+
10	10,666,058	2.36%	Metropolitan Life Insurance Company	AA-

Servicing Agents

We have contracted with Wells Fargo Bank to provide servicing, collateral agent, and trustee services with respect to certain life insurance policies owned by DLP Funding II. In addition, we have contracted with Bank of Utah to provide servicing, collateral agent, and trustee services with respect to all other life insurance policies we own. Wells Fargo Bank and Bank of Utah provide services for certain life insurance policies in connection with ownership and tracking of life insurance policies it owns, including paying premiums, posting of payments (receipts) of the life insurance policies, certain monitoring, enforcement of rights and payor notifications, and related services. We reserve the right to service and provide collateral agent services for certain life insurance policies directly, or appoint additional third-party servicers in the future. Neither Wells Fargo Bank nor Bank of Utah participated in the preparation of this prospectus and they make no representations concerning the debentures, the collateral securing obligations under the debentures, or any other matter stated in this prospectus. Wells Fargo Bank and Bank of Utah have no duty or obligation to pay the debentures from their funds, assets or corporate capital or to make inquiry regarding, or investigate the use of, amounts disbursed from any account.

Competition

We encounter significant competition in the life insurance purchasing and financing business from numerous companies, including hedge funds, investment banks, secured lenders, specialty life insurance finance companies and life insurance companies themselves. Many of these competitors have greater financial and other resources than we do and may have significantly lower cost of funds because they have greater access to insured deposits or the capital markets. Moreover, some of these competitors have significant cash reserves and can better fund shortfalls in collections that might have a more pronounced impact on companies such as ours. They also have greater market share. In the event that the life insurance companies make a significant effort to compete against the business, we would experience significant challenges with our business model.

Competition can take many forms, including the pricing of the financing, transaction structuring, timeliness and responsiveness in processing a seller’s application and customer service. Some of the competitors may outperform us in these areas. Some competitors target the same type of life insurance clients as we do and generally have operated in the markets we service for a longer period of time. Increased competition may result in increasing our costs of purchasing policies, or it may affect the availability and qualify of policies that are available for our purchase. These factors could adversely affect our profitability by reducing our return on investment or increasing our risk.

Government Regulation

The life insurance sector is highly regulated at both the federal and state levels. We are subject to federal and state regulation and supervision in the life insurance purchasing and finance business. There are significant regulations in many states that require us to obtain specific licenses or approvals to be able to purchase life insurance policies in those states. We continually research and monitor regulations and apply for the appropriate licenses in the required states.

Governments at both the federal and state levels have continued to review the impact of the business on the life insurance industry. Moreover, recent federal government actions with respect to insurance companies have increased the federal government’s role in regulating the insurance industry. These efforts may affect the number of life insurance policies available for purchase and their attractiveness.

State statutes typically provide state regulatory agencies with significant powers to interpret, administer and enforce the laws relating to the purchase of life insurance policies in those states. Under statutory authority, state regulators have broad discretionary power and may impose new licensing requirements, interpret or enforce existing regulatory requirements in different ways or issue new administrative rules, even if not contained in state statutes. State regulators may also impose rules that are generally adverse to our industry. Because the life insurance secondary market is relatively new and because of the history of certain abuses in the industry, we believe it is likely that state regulation will increase and grow more complex during the foreseeable future. We cannot, however, predict what any new regulation would specifically involve.

Any adverse change in present laws or regulations, or their interpretation, in one or more states in which we operate (or an aggregation of states in which we conduct a significant amount of business) could result in our curtailment or termination of operations in such jurisdictions, or cause us to modify our operations in a way that adversely affects our profitability. Any such action could have a corresponding material and negative impact on our results of operations and financial condition, primarily through a material decrease in revenues, and could also negatively affect our general business prospects.

Some states and the SEC have, on occasion, attempted to regulate the purchase of non-variable life insurance policies as transactions in securities under federal or state securities laws. In July 2010, the SEC issued a Staff Report of its Life Settlement Task Force. In that report, the Staff recommended that certain types of purchased life insurance policies be classified as securities. The SEC has not taken any position on the Staff Report, and there is no indication if the SEC will take or advocate for any action to implement the recommendations of the Staff Report. In addition, there have been several federal court cases in which transactions involving the purchase and fractionalization of life insurance contracts have been held to be transactions in securities under the federal Securities Act of 1933. We believe that the matters discussed in the Staff Report, and existing caselaw, do not impact our current business model since our purchases of life settlements are distinguishable from those cases that have been held by courts, and advocated by the Staff Report, to be transactions in securities. For example, we are not involved in fractionalization of any life insurance policies, and we do not purchase variable life insurance policies.

If federal law were to change, whether by action of the Congress or through the courts, with the result that purchases of non-fractionalized and non-variable life insurance policies would be considered transactions in securities, we would be in violation of existing covenants under our revolving credit facility requiring us to not be an “investment company” under the Investment Company Act of 1940. This could in the short or long term affect our liquidity and increase our cost of capital and operational expenses, all of which would adversely affect our operating results. It is possible that such an outcome could threaten the viability of our business and our ability to satisfy our obligations as they come due, including obligations under our debentures.

With respect to state securities laws, many of states currently treat the sale of a life insurance policy as a securities transaction under state laws, although most states exclude from the definition of security the original sale from the insured or the policy owner to the provider. To date, due to the manner in which we conduct and structure our activities and the availability, in certain instances, of exceptions and exemptions under securities laws, such laws have not adversely impacted our business model.

State Life Settlement License Requirements

State laws differ as to the extent to which purchasers of life insurance policies are required to be licensed by a state regulatory agency. We may elect to conduct the life insurance policy purchasing only in those states in which we are licensed or where no licensure is required. The licensing requirements differ from state to state, but where they exist, they typically require the payment of licensing fees, periodic reporting, and submission to audit by state regulators. We do not intend to purchase any life insurance policies in any states that require a license or similar qualification without first obtaining such license or qualification or purchasing through a licensed provider in that state.

The table below identifies all states (and the District of Columbia) in which we can do business directly with the seller of a life insurance policy. An asterisk (*) indicates that the state does not require licensing. In those states identified in the right-hand column, we can purchase policies through our provider relationships with Magna Administrative Services, Inc. and Lotus Life, LLC. If our relationships with either Magna Administrative Services or Lotus Life were to end, for any reason, we believe we would be able to replace that relationship quickly.

States Where We Conduct Business Directly	States Where We Conduct Business Through Other Licensed Providers
Alabama*	California
Arizona*	Colorado
Arkansas	Florida
Connecticut	Georgia
Delaware	Illinois
District of Columbia*	Kentucky
Hawaii*	Minnesota
Indiana	Nevada
Iowa	New Jersey
Kansas	New York
Louisiana	Ohio
Maine	Rhode Island
Maryland	Wisconsin
Massachusetts*
Michigan*
Mississippi
Missouri*
Nebraska
New Mexico*
North Carolina
Oklahoma
Pennsylvania
South Carolina*
South Dakota*
Tennessee
Texas
Virginia
Wyoming*

We are not presently able to conduct business in the following states due to the fact that we neither have a license to operate in that state nor do we have a relationship with another licensed provider in that state: Alaska, Idaho, Montana, New Hampshire, North Dakota, Oregon, Utah, Vermont, Washington and West Virginia.

Health Insurance Portability and Accountability Act

HIPAA requires that holders of medical records maintain such records and implement procedures in ways designed to assure the privacy of patient records. HIPAA has precipitated widespread changes in record keeping, including patient consent forms and access restrictions in data processing software. In order to carry out the business, we receive medical records and obtain a release to share such records with a defined group of persons. We are entitled to have access to patient information, take on the responsibility for preserving the privacy of that information, and use the information only for purposes related to the life insurance policies.

Regulatory Matters

In 2007, the Florida Department of Insurance issued us an order to desist and refrain from further operating as a life settlement provider unless and until qualification had been made under the Florida law, or unless exempt. In April 2009, without admitting any wrongdoing, we settled the matter with the Department of Insurance. Furthermore, in April 2011, without admitting any wrongdoing, we entered into a settlement agreement with the Nevada Secretary of State, Securities Division, for alleged failures to register as a broker-dealer of life insurance settlement transactions and to file a notice of exempt offering for the sale of subsidiary secured notes to residents of that state in 2009-2010. We believe that we are in compliance with all applicable laws in Florida, Nevada, and elsewhere, and that neither the Company nor this offering is adversely impacted by the Florida or Nevada settlements.

Employees

We employ approximately 22 employees.

Properties

Our principal executive offices are located at 220 South Sixth Street, Suite 1200, Minneapolis, Minnesota 55402. We lease 11,695 square feet of space for a lease term expiring in April 20, 2012. We believe that the existing facilities are adequate for our current needs and that suitable additional space will be available as needed.

Legal Proceedings

Our Chief Executive Officer, Jon R. Sabes and Chief Operating Officer, Steven F. Sabes, who together beneficially own approximately 86.1% of our common stock are subject to litigation relating to claims by a bankruptcy trustee for loan payments to an affiliate, Opportunity Finance, LLC, received, and such payments may ultimately be deemed to be avoidable transfers under preference or other legal theories. Case No. 08-45257 (U.S. Bankruptcy Court District of Minnesota). In addition, GWG Holdings invested $1 million in Opportunity Finance, LLC in 2006 and was repaid and received $176,948 of interest income from that investment in 2007. To date, no claim has been made against us.

While we believe there are numerous meritorious defenses to the claims made by the bankruptcy trustee, and we are advised that the defendants in that action will vigorously defend against the trustee’s claims, such defendants may not prevail in the litigation with the bankruptcy trustee. If the bankruptcy trustee sought to sell or transfer the equity interests of Jon R. Sabes or Steven F. Sabes as a result of the litigation, there could be a change in control and our business together with all of our investors, including investors in our debentures could be materially and adversely impacted. Such adverse results would likely arise in connection with negative change-in-control covenants contained in our revolving credit facility agreements, the breach of those covenants and an ensuing event of default under such facility. In addition, if the bankruptcy trustee sought to sell or transfer the equity interests of Jon R. Sabes or Steven F. Sabes as a result of the litigation, such transfers would adversely affect debenture holders by reducing the number of shares of common stock of GWG Holdings that have been pledged as collateral security for our obligations under the debentures. Finally, regardless of the outcome of this litigation, these matters are likely to distract management and reduce the time and attention that they are able to devote to our business.

MANAGEMENT

Directors and Executive Officers

The name, age and positions of our current executive officers and directors are as follows:

Name	Age	Positions
Jon R. Sabes	44	Chief Executive Officer and Director
Paul A. Siegert	72	President and Director (Chairman of the Board)
Steven F. Sabes	42	Chief Operating Officer, Secretary and Director
Jon Gangelhoff	51	Chief Financial Officer
Brian Tyrell	50	Director
Laurence Zipkin	71	Director
Kenneth Chaim Fink	46	Director

Jon R. Sabes, co-founder and Chief Executive Officer of our company and GWG Life, is a financial professional with over 20 years of experience in the fields of finance, venture capital, business development, managerial operations, and federal taxation. Since 1999, Mr. Sabes has served as Chief Executive Officer of Opportunity Finance, LLC, a family investment company specializing in structured finance. Over his career, Mr. Sabes has been active in receivable financing, life insurance financing, and casualty insurance financing, structuring over $900 million in financing commitments for his related businesses. Mr. Sabes’ experience includes co-founding and leading the development of two leading insurance-related finance companies: GWG Life, a company in the life insurance finance industry founded in 2006, and MedFinance, an innovator in casualty insurance and healthcare finance founded in 2005. Through these companies, Mr. Sabes has developed and applied financial structuring techniques, underwriting algorithms, and business modeling aspects to the insurance industry. Mr. Sabes’ education includes a Juris Doctor degree cum laude from the University of Minnesota Law School; and a Bachelor of Arts degree in Economics, from the University of Colorado. Over his career, Mr. Sabes has held several licenses and professional association memberships including FINRA Series 7, Series 63, Minnesota State Bar Association, and American Bar Association. In addition to being an active father of three, Mr. Sabes serves on the boards of Saving Children and Building Families, and the Insurance Studies Institute. Mr. Sabes is the brother of Steven F. Sabes. Mr. Sabes has served as our Chief Executive Officer, and a director, since 2006.

Steven F. Sabes, co-founder and Chief Operating Officer and Secretary of our company and GWG Life, is responsible for various managerial aspects of our business, with a specific focus on treasury and financial operations, life insurance policy purchasing, and specialty finance operations. Since 1998, Mr. Sabes has served as a Managing Director of Opportunity Finance, LLC, a family investment company specializing in structured finance. Mr. Sabes holds a Master of Science and Doctor of Philosophy in organic chemistry from the University of Minnesota, as well as a Bachelor of Arts degree from The Colorado College. Mr. Sabes is the brother of Jon Sabes. Mr. Sabes has served as our Chief Operating Officer and Secretary, and a director, since 2006.

Paul A. Siegert, co-founder of our company and GWG Life, has over 50 years experience in national and international business with focus on general business, financial and investment strategies, management practices, fiscal controls, profit incentives, systems and corporate structuring and governance. Over his career, Mr. Siegert has consulted to Fortune 500 corporations, regional firms, emerging businesses, government and education, and has served as director, general partner and advisor to partnerships and corporations, including restructuring of economically troubled businesses. Mr. Siegert has provided written testimony to the Senate Finance Committee regarding SEC practices and created two companies registered under the Investment Advisors Act of 1940. Mr. Siegert was an active participant in the formation and direction of the Colorado Institute for Artificial Intelligence at the University of Colorado. Mr. Siegert’s education includes studies toward a Master of Business Administration, University of Chicago; and Bachelor of Science and Industrial Management, Purdue University. His insurance-related experiences include the creation of one of the nation’s first employer self-funded life, medical and disability insurance programs; designing medical, life insurance and social security opt-out programs for educational institutions; incorporation of financial analysis disciplines in life insurance and estate planning; and strategizing of key-man insurance plans and life insurance in business continuation planning for corporations and senior executives. From 1979 to 1986, Mr. Siegert was nationally recognized as a tax and estate planning expert. In 1999 Mr. Siegert retired from active business to engage in various personal financial and investment endeavors. In 2004, he founded Great West Growth, LLC, a Nevada limited liability company and a predecessor to GWG Life, to purchase life insurance policies. In his capacities with GWG Life, he created an insurance policy valuation and pricing model, created life insurance policy purchase documentation, undertook state licensing and compliance and developed operating and marketing systems. Mr. Siegert currently serves as the President and Chief Executive Officer of the Insurance Studies Institute, which he founded in 2007. Mr. Siegert currently serves as President, Director and Chairman of the Board of GWG Holdings, Inc. He has been active in a variety of charities and foundations, including Rotary International.

Jon Gangelhoff has served rapidly growing businesses in several industries as chief financial officer with a strong focus on business operations since 1986. Prior to joining our company and GWG Life in 2009, he served as chief financial officer for Northern Metal Recycling, a metal recycling firm the sales of which exceeded $500 million annually, from 2006 to 2008. Mr. Gangelhoff’s responsibilities at Northern Metal Recycling included acquisition and related integration operations focused on finance, information systems, and human resources functions. Prior to that, from 2003 to 2006, Mr. Gangelhoff served as the chief financial officer of Kuhlman Company, formerly a public reporting company, where he established corporate infrastructure, developed financial reporting and internal control systems, and managed the SEC reporting process. During his 25-year career, Mr. Gangelhoff has used an integrated hands-on and financial management approach to improve the performance of the companies he served in a variety of industries. Mr. Gangelhoff holds a bachelor of Bachelor of Arts degree from Mankato State University.

Brian Tyrell is a principal of Athena Securities Ltd. based in Dublin, Ireland where he has worked in the financial services industry specializing in structured investments and fund creation for over the past 19 years. Mr. Tyrrell has held directorships in a number of financial service companies with a particular focus on the life insurance finance industry for the past several years. Mr. Tyrrell is a Business Studies (Finance) graduate of Dublin City University. He completed postgraduate studies with the Society of Investment Analysts of Ireland and the Institute of Investment Management and Research UK. He is a member of the CFA Institute and a fellow of the Chartered Institute of Securities and Investment. Mr. Tyrell joined our Board of Directors in June 2011.

Laurence Zipkin is nationally recognized for his expertise in the gaming industry, restaurants, and emerging small growth companies. From 1996 to 2006, Mr. Zipkin owned Oakridge Securities, Inc. where, as an investment banker, he successfully raised capital for various early growth-stage companies and advising clients with regard to private placements, initial public offerings, mergers, debt offerings, bridge and bank financings, developing business plans and evaluating cash needs and resources. He has extensive experience in the merger and acquisition field and has represented companies on both the buy and sell side. Since 2006, Mr. Zipkin has been self-employed, engaging in various consulting activities, owning and operating two restaurant properties, and purchasing distressed real estate. Mr. Zipkin is a licensed insurance agent for both life and health insurance. Mr. Zipkin attended the University of Pennsylvania Wharton School of Finance. Mr. Zipkin joined our Board of Directors in June 2011.

Kenneth Chaim Fink is President and Chief Executive Officer of Tamar-Fink, Inc. and Family Wealth Counselors, LLC, representing family offices for estate and wealth counseling services. Since 1999, Mr. Fink has led Tamar-Fink, Inc. to become a leading life insurance agency, transacting over $1 billion of insurance sales transactions. Mr. Fink is a lifetime and qualifying member of the Million Dollar Round Table, the nation’s leading life insurance sales organization. He is a member of the prestigious International Forum and Top of the Table organizations, which are limited to approximately 500 of the leading insurance agents in the world. Mr. Fink is also a member of the Planned Giving Counsel, Minnesota Life Underwriters, National Association of Insurance and Financial Advisors, and the Association for Advanced Life Underwriting. Mr. Fink is a member of the National Association of Family Wealth Counselors and was named the 1998 Family Wealth Counselor of the Year after creating and implementing plans that would generate more than $700 million dollars for charities. Recently,

Mr. Fink designed a plan that resulted in a $42 million dollar gift to the United Hospitals in Cleveland, the largest gift in their history. Mr. Fink is the recipient of the 2006 Preston Hotchkis Distinguished Achievement Award for his generous charitable and business contributions to the community. Mr. Fink has published numerous articles on tax, estate and charitable giving in leading national and regional publications. Mr. Fink is a co-contributor to the book Getting to the Heart of the Matter, which has received critical acclaim nationwide. Mr. Fink has been featured in Forbes magazine and quoted in many of the nation’s newspapers as an expert in the field of insurance and charitable planned giving. Mr. Fink graduated Cum Laude from the University of Pennsylvania and received advanced certification as a Family Wealth Counselor in 1997. Mr. Fink joined our Board of Directors in June 2011.

When considering whether directors have the experience, qualifications, attributes and skills to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board of Directors focuses primarily on the information discussed in each of the directors’ individual biographies set forth above. With regard to Mr. Jon R. Sabes, the board considered his significant experience, expertise and background with regard to financial matters, and his demonstrated experience and skills in managing the Company’s business. With regard to Mr. Steven F. Sabes, the board considered his background and experience with the Company and its business. With respect to Mr. Siegert, the board considered his significant experience in securities and finance, and his background in secondary life insurance market. With regard to Mr. Tyrell, the board considered his experience in global capital markets and his knowledge and experience with the secondary life insurance market. In the case of Mr. Zipkin, the board considered his knowledge, experience and skills in the finance, public securities and investment banking fields. With regard to Mr. Fink, the board considered his extensive background and knowledge of the insurance industry.

The Board of Directors periodically reviews relationships that directors have with the Company to determine whether the directors are independent. Directors are considered “independent” as long as they do not accept any consulting, advisory or other compensatory fee (other than director fees) from the Corporation, are not an affiliated person of the Company or its subsidiaries (e.g., an officer or a greater-than-ten-percent shareholder) and are independent within the meaning of applicable laws, regulations and the Nasdaq listing rules. In this latter regard, the Board of Directors uses the Nasdaq listing rules (specifically, Section 5605(a)(2) of such rules) as a benchmark for determining which, if any, of its directors are independent, solely in order to comply with applicable SEC disclosure rules. However, this is for disclosure purposes only. It should be understood that, as a corporation whose shares are not listed for trading on any securities exchange or listing service, the Company is not required to have any independent directors at all on its Board of Directors, or any independent directors serving on any particular committees of the Board of Directors.

The Board of Directors has determined that, of its current directors, Messrs. Tyrell, Zipkin and Fink are independent within the meaning of the Nasdaq listing rule cited above. In the case of Mr. Siegert, his position as an executive officer of the Company precludes him from being considered independent. In the case of both Messrs. Jon R. and Steven F. Sabes, their positions as executive officers of the Company, together with their beneficial ownership of more than ten percent of the common stock of the Company, similarly precludes them from being considered independent within the meaning of the cited Nasdaq listing rule.

If the Company had its shares listed for trading on the Nasdaq Stock Market, the composition of its Board of Directors would not meet the Nasdaq requirement that a majority of its directors be independent, and would not have met such requirement at any time during fiscal 2010. Similarly, the composition of the committees of our Board of Directors would not meet the Nasdaq requirements for either independence or minimum number of directors.

Indemnification of Directors and Executive Officers

Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification provided for is contained herein, but that description is qualified in its entirety by reference to the relevant Section of the Delaware General Corporation Law.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to our best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by or in the right of GWG Holdings, Inc. in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in our best interest and must not have been adjudged liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of GWG Holdings, Inc. in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Delaware law authorizes us to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to us a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by us.

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under our certificate of incorporation, corporate bylaws, resolutions of our stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants the power to GWG Holdings, Inc. to purchase and maintain insurance policies that protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it.

Article 6 of our corporate bylaws provides that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling GWG Holdings, Inc. pursuant to the foregoing provisions, we understand that in the opinion of the SEC such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

We have purchased directors’ and officers’ liability insurance through in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the 1933 Securities Act.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to or earned by: (i) each individual who served as the principal executive officer and principal financial officer of GWG Holdings during the year ended December 31, 2010; and (ii) each other individual that served as an executive officer of either GWG Holdings or GWG Life Settlements, Inc. at the conclusion of the year ended December 31, 2010 and who received more than $100,000 in the form of salary and bonus during such fiscal year. For purposes of this report, these individuals are collectively the “named executives” of the Company.

Name and Principal Position		Salary		Other Annual Compensation	Stock Option Awards	Total
Jon R. Sabes	2010	$0	(1)	—	—	$0	(1)
Chief Executive Officer	2009	$0	(1)	—	—	$0	(1)
Jon Gangelhoff	2010	$120,000		25,000	—	$145,000
Chief Financial Officer	2009	$120,000		2,500	—	$122,500

(1)

Mr. Sabes received no salary during 2010 or 2009. Mr. Sabes did, however, receive loan advances, on which advances interest accrued at rates ranging from 4.2% to 5.0% per annum. The advances were repaid in full on July 27, 2011. This arrangement is more fully described in the narrative below. Total advances made under this arrangement during 2010 and 2009 were $162,500 and $137,500, respectively.

Employment Agreements and Change-in-Control Provisions

In June 2011, we entered into employment agreements with each of Messrs. Jon R. Sabes, Steven F. Sabes, Paul Siegert and Jon Gangelhoff. Mr. Jon R. Sabes is our Chief Executive Officer; Mr. Steven F. Sabes is our Chief Operating Officer and Secretary; Mr. Siegert is our President (and also our Chairman of the Board); and Mr. Gangelhoff is our Chief Financial Officer. These employment agreements establish key employment terms (including reporting responsibilities, base salary, discretionary and bonus opportunity and other benefits), provide for severance benefits in certain situations, and contain non-competition, non-solicitation and confidentiality covenants.

Under their respective employment agreements, Mr. Jon R. Sabes receives an annual base salary of $350,000, Messrs. Steven F. Sabes and Paul A. Siegert receive an annual base salary of $150,000, and Mr. Gangelhoff receives an annual base salary of $120,000. The employment agreements contain customary provisions prohibiting the executives from soliciting our employees for one year after any termination of employment, and from competing with the Company for either two years (if the executive is terminated for good cause or if he resigns without good reason) or one year (if we terminate the executive’s employment without good cause or if he resigns with good reason). If an executive’s employment is terminated by us without “good cause” or if the executive voluntarily resigns with “good reason,” then the executive will be entitled to (i) severance pay for a period of 12 months and (ii) reimbursement for health insurance premiums for his family if he elects continued coverage under COBRA.

The employment agreements for Messrs. Jon Sabes, Steve Sabes and Paul Siegert also provide that we will reimburse them for any legal costs they incur in enforcing their rights under the employment agreement and, to the fullest extent permitted by applicable law, indemnify them for claims, costs and expenses arising in connection with their employment, regardless of the outcome of any such legal contest, as well as interest at the prime rate on any payments under the employment agreements that are determined to be past due, unless prohibited by law.

All of the executive employment agreements include a provision allowing us to reduce their severance payments and any other payments to which the executive becomes entitled as a result of our change in control to the extent needed for the executive to avoid paying an excise tax under Code Section 280G, unless, the named executive officer is better off, on an after-tax basis, receiving the full amount of such payments and paying the excise taxes due.

Prior to entering into the executive employments with Messrs. Jon R. Sabes, Paul A. Siegert and Steven F. Sabes, those individuals received loan advances that accrued interest at rates ranging from 4.2% to 5.0% per annum. Under this arrangement, made during the time when GWG Holdings was a limited liability company, these advance amounts were to be repaid upon or in connection with operating distributions made by us. Under the prior arrangements and through June 13, 2011, advances aggregating approximately $981,167 were made to Jon R. Sabes with cumulative interest owed of $114,496, $287,500 to Paul A. Siegert with cumulative interest owed of $22,708, and $861,976 to Steven F. Sabes with cumulative interest owed of $94,438. As indicated in footnote (1) to the Summary Compensation Table, Mr. Jon R. Sabes received $162,500 of these advances during 2010. In addition, each of Mr. Paul A. Siegert and Mr. Steven F. Sabes received $150,000 of advances during 2010. On July 27, 2011, Messrs. Jon R. Sabes, Steven F. Sabes and Paul A. Siegert repaid their loan balances.

Outstanding Equity Awards at Fiscal Year End

We had no outstanding equity awards as of December 31, 2010 for any named executives.

Compensation of Directors

Currently, our directors receive no compensation pursuant to any standard arrangement for their services as directors. Nevertheless, we may in the future determine to provide our directors with some form of compensation, either cash or options or contractually restricted securities.

Related-Party Transactions

As explained above under “—Employment Agreements and Change-in-Control Provisions,” we were party to an arrangement with each of Jon R. Sabes, Paul A. Siegert and Steven F. Sabes whereby those individuals received loan advances that accrued interest at rates ranging from 4.2% to 5.0% per annum. Under this arrangement, made during the time when GWG Holdings was a limited liability company, these advance amounts were to be repaid upon or in connection with operating distributions made by us. From inception through June 13, 2011, advances aggregating approximately $981,167 were made to Jon R. Sabes with cumulative interest owed of $114,496, $287,500 to Paul A. Siegert with cumulative interest owed of $22,708, and $861,976 were made to Steven F. Sabes with cumulative interest owed of $94,438. As indicated in footnote (1) to the Summary Compensation Table above, Mr. Jon R. Sabes received $162,500 of these advances during 2010. In addition, each of Mr. Paul A. Siegert and Mr. Steven F. Sabes received $150,000 of advances during 2010. On July 27, 2011, Messrs. Jon R. Sabes, Steven F. Sabes and Paul A. Siegert repaid their loan balances.

In May 2008, our affiliate, Insurance Strategies Fund, LLC, a Delaware limited liability company beneficially owned by Mr. Jon R. Sabes, our Chief Executive Officer, agreed to make discretionary unsecured general working capital loans to GWG Holdings for short-term working capital needs. In 2010, GWG Holdings repaid a total of $1,446,825 outstanding in principal amount of earlier made working capital loans, together with a total of $90,900 of interest on such loans. Presently, we owe no amounts to Insurance Strategies Fund. Nevertheless, an Amended and Restated Investment Agreement with Insurance Strategies Fund, dated as of September 3, 2009, remains in place. That agreement permits Insurance Strategies Fund to make additional discretionary unsecured short-term work capital loans in the future.

Effective July 14, 2008, the Company entered into an Addendum No. 1 to Sub-Sublease Agreement with Opportunity Finance, LLC, a limited liability company of which Jon R. Sabes, our Chief Executive Officer, also serves as Chief Executive Officer. Pursuant to the Addendum, Opportunity Finance, LLC assigned to the Company, and the Company assumed, all of Opportunity Finance’s rights and obligations under a Sub-Sublease Agreement between Opportunity Finance and an unrelated third party. The Sub-Sublease Agreement relates to the facilities in which we conduct our business operations. Under the Sub-Sublease Agreement, as assigned, the Company assumed the obligation to make monthly payments of base rent that range from $7,310 (from the commencement date through July 31, 2009) to $8,770 (for the period from August 1, 2011 through the April 20, 2012 expiration of the Sub-Sublease Agreement). In addition, the Sub-Sublease Agreement, as assigned, requires that the Company pay additional monthly amounts in respect of operating costs as additional rent. The Company made aggregate payments under the Sub-Sublease Agreement of $168,000 and $149,000 for the calendar years ended December 31, 2010 and 2009, respectively.

On July 11, 2011, the Company entered into and consummated certain transactions contemplated by a Purchase and Sale Agreement with Athena Securities Group Ltd. In connection with the agreement, the Company sold 989,000 shares of common stock (after giving effect to the August 9, 2011 two-for-one forward stock split) to Athena Securities Group, and purchased 5,940 ordinary shares of Athena Structured Funds PLC. As a result of these transactions, the Company owns approximately 9.9% of Athena Structured Funds, and Athena Securities Group owns approximately 9.9% of the common stock of the Company. The larger purpose of the transaction was to facilitate cooperation among the Company and the Athena entities in future financing efforts that may permit the Company to raise capital from global markets outside of the United States for the purpose of financing the acquisition of additional life insurance policies in the secondary market.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

As of the close of business on September 14, 2011, we had outstanding two classes of voting securities—common stock, of which there were 9,989,000 shares issued and outstanding; and Series A Convertible Preferred Stock, of which there were 326,622.69 shares issued and outstanding. Each share of capital stock is currently entitled to one vote on all matters put to a vote of our stockholders. The following table sets forth the number of common shares, and percentage of outstanding common shares, beneficially owned as of September 14, 2011, by:

•	each person known by us to be the beneficial owner of more than five percent of our outstanding common stock

•	each of our current directors

•	each our current executive officers and any other persons identified as a “named executive” in the Summary Compensation Table above, and

•	all current executive officers and directors as a group.

Unless otherwise indicated, the address of each of the following persons is 220 South Sixth Street, Suite 1200, Minneapolis, Minnesota 55402, and each such person has sole voting and investment power with respect to the shares set forth opposite his, her or its name.

Name and Address	Common Shares Beneficially Owned (1)	Percentage of Common Shares
Jon R. Sabes (2)	4,854,788	48.6%
Steven F. Sabes (3)	4,722,494	47.2%
Paul A. Siegert (4)	400,890	4.0%
Jon Gangelhoff (5)	0	*
Brian Tyrell (6)	0	*
Laurence Zipkin (7)	0	*
Kenneth Chaim Fink (8)	0	*
All current directors and officers as a group (9)	9,000,000	90.1%
Athena Securities Group Ltd.	989,000	9.9%

*	less than one percent.
(1)

Beneficial ownership is determined in accordance with the rules of the SEC, and includes general voting power and/or investment power with respect to securities. Shares of common stock issuable upon exercise of options or warrants that are currently exercisable or exercisable within 60 days of the record rate, and shares of common stock issuable upon conversion of other securities currently convertible or convertible within 60 days, are deemed outstanding for computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Under the applicable SEC rules, each person’s beneficial ownership is calculated by dividing the total number of shares with respect to which they possess beneficial ownership by the total number of outstanding shares of the Company. In any case where an individual has beneficial ownership over securities that are not outstanding, but are issuable upon the exercise of options or warrants or similar rights within the next 60 days, that same number of shares is added to the denominator in the calculation described above. Because the calculation of each person’s beneficial ownership set forth in the “Percentage of Common Shares” column of the table may include shares that are not presently outstanding, the sum total of the percentages set forth in such column may exceed 100%.

(2)

Mr. Sabes is our Chief Executive Officer and a director of the Company. Shares reflected in the table include 400,890 shares held individually, 3,475,726 shares held by Mokeson, LLC, a Minnesota limited liability company of which Mr. Sabes is a manager and member, and 978,172 shares held by Opportunity Finance, LLC, a Minnesota limited liability company of which Mr. Sabes is a manager and member.

(3)

Mr. Sabes is our Chief Operating Officer, Secretary and a director of the Company. Shares reflected in the table include 1,599,558 shares held individually, 978,172 shares held by Opportunity Finance, LLC, a Minnesota limited liability company of which Mr. Sabes is a manager and member, 1,042,316 shares held by SFS Trust 1982, a trust of which Mr. Sabes is the beneficiary, 701,558 shares held by SFS Trust 1982 Esther, a trust of which Mr. Sabes is a beneficiary, and 400,890 shares held by SFS Trust 1976, a trust of which Mr. Sabes is a beneficiary. The trustees of each of the trusts are Robert W. Sabes, Jon R. Sabes and Ross A. Sabes.

(4)	Mr. Siegert is our President and a director of the Company.
(5)	Mr. Gangelhoff is our Chief Financial Officer.
(6)	Mr. Tyrell is a director of the Company.
(7)	Mr. Zipkin is a director of the Company.
(8)	Mr. Fink is a director of the Company.
(9)	Includes the beneficial ownership of Messrs. Jon R. Sabes, Steven F. Sabes, Siegert, Gangelhoff, Tyrell, Zipkin and Fink.

DESCRIPTION OF THE DEBENTURES

General

The debentures will be secured obligations of GWG Holdings. The debentures will be issued under an indenture between us and Bank of Utah, National Association, as the indenture trustee. The terms and conditions of the debentures include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The following is a summary of the material provisions of the indenture. For a complete understanding of the debentures, you should review the definitive terms and conditions contained in the indenture, which include definitions of certain terms used below. A copy of the indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and is available from us at no charge upon request.

The following is a summary of the material terms associated with the debentures:

•

The debentures are general secured obligations of GWG Holdings, Inc. The obligations are secured by a grant of a security interest in all of the assets of GWG Holdings, which assets will serve as collateral for our obligations under the debentures. This grant of a security interest is effected pursuant to a pledge and security agreement attached to the indenture.

•

The debentures are fully and unconditionally guaranteed by our wholly owned direct subsidiary, GWG Life, but otherwise are not guaranteed by any other person or entity. The guarantee is backed by a grant of a security interest in all of the assets of GWG Life, which assets will serve as additional collateral for our obligations under the debentures. Chief among these assets is GWG Life’s ownership interest in DLP Funding II. This guarantee is effected pursuant to a subsidiary guarantee agreement attached to the indenture.

•

The debentures are also secured by a pledge of the equity ownership interests in GWG Holdings, Inc. by its principal stockholders—Jon R. Sabes and Steven F. Sabes—which pledge will be effected pursuant to a pledge and security agreement attached to the indenture.

•

The collateral granted for our obligations under the debentures (i.e., the security interest in all of the assets of GWG Holdings, and the guarantee by GWG Life and corresponding security interest in all of its assets including a pledge of the equity ownership interests in DLP Funding II), together with (i) certain covenants contained in the documents relating to our earlier issued series of subsidiary secured notes (of which approximately $60.6 million is presently outstanding), and (ii) an intercreditor agreement between the trustee (on behalf of the debenture holders) and Lord Securities Corporation (the collateral trustee for our subsidiary secured notes), make the debentures pari passu with the subsidiary secured notes with respect to payment, security and collateral. The intercreditor agreement is attached to the indenture. As of June 30, 2011, the collateral security granted by GWG Holdings and GWG Life for our debentures (i.e., all of the assets of such entities) was valued at $5,608,584 and $65,626,282, respectively. As of December 31, 2010, such collateral was valued at $(1,576,667) and $53,002,838, respectively.

•

The debentures will be junior to the $100 million revolving credit facility of DLP Funding II with Autobahn/DZ Bank, which currently has an outstanding balance of approximately $42 million. The debentures will also be junior to any later senior lending facility we may obtain.

•	The debentures are not savings accounts, certificates of deposit (CDs) or other forms of “deposits,” and are not insured by the FDIC or any other governmental agency.

•

The debentures are not directly secured by any life insurance policy assets that are not owned by GWG Life. Nearly all of our life insurance policy assets (94% of our policies, representing approximately 96% of the face value of policy benefits as of June 30, 2011) are held by our DLP Funding II subsidiary. Although GWG Life’s equity ownership interests in DLP Funding II is an asset in which GWG Life has pursuant to its guarantee granted a security interest to serve as collateral for obligations under the debentures, the payment on such equity interests will be subordinate to the interests of creditors of DLP Funding II, including our senior creditor Autobahn/DZ Bank.

•	The debentures do not have the benefit of a “sinking fund” for the retirement of principal.

•	The debentures are not convertible into our capital stock or other securities.

•

We have the option to prepay the outstanding principal balance and accrued but unpaid interest of the debentures, in whole or in part, at any time without premium or penalty. If we elect to prepay your debentures, the redeemed debentures will cease to accrue interest after the prepayment date under the terms and subject to the conditions of the indenture.

•

Except in limited circumstances (death, bankruptcy or total disability), debenture holders will have no right to require us to prepay any debenture prior to its maturity date. If we in our sole discretion nonetheless elect to accommodate a prepayment request, we will impose a prepayment fee of 6% against the outstanding principal balance of the debenture redeemed and this fee will be subtracted from the amount paid to you.

The debentures will be denominated in U.S. dollars and we intend to sell the debentures at 100% of their principal face amount. The minimum investment amount in the debentures will be $25,000. Above that minimum amount, debentures may be purchased in $1,000 increments. Subject to the minimum investment amount, you may select the principal amount and term (ranging from six months to 7 years) of the debentures you would like to purchase when you subscribe. The interest rate of your debenture will remain fixed until maturity. Depending our capital requirements, we may not, however, always offer debentures with the particular terms you seek. See “Description of the Debentures—Interest Rate and Maturity” below.

Upon acceptance of your purchase subscription, we will create an account in a book-entry registration and transfer system for you, and credit the principal amount of your subscription to your account. We will send you a purchase confirmation that will indicate our acceptance of your subscription. You will have five business days from the postmark date of your purchase confirmation to rescind your subscription. If your subscription is rejected, or if you rescind your subscription during the rescission period, all funds deposited will be promptly returned to you without any interest. See “—Book-Entry Registration and Exchange” and “—Limited Rescission Right” below.

Investors whose subscriptions for debentures have been accepted and anyone who subsequently acquires debentures in a qualified transfer are referred to as “holders” or “registered holders” in this prospectus. We may modify or supplement the terms of the debentures described in this prospectus from time to time in a supplement to the indenture and a supplement to this prospectus. Except as set forth under “—Amendment, Supplement and Waiver” below, any modification or amendment will not affect debentures outstanding at the time of such modification or amendment.

The debentures are not assignable without our prior consent. The debentures may be transferred or exchanged for other debentures of the same series and class of a like aggregate principal amount subject to limitations contained in the indenture. We will not charge a fee for any registration, transfer or exchange of debentures. However, we may require the holder to pay any tax, assessment fee, or other governmental charge required in connection with any registration, transfer or exchange of debentures. The registered holder of a debenture will be treated as its owner for all purposes.

Denomination

You may purchase debentures in the minimum principal amount of $25,000, and in whole increments of $1,000 above $25,000. You will determine the original principal amount of each debenture you purchase when you subscribe. You may not cumulate purchases of multiple debentures with principal amounts less than $25,000 to satisfy the minimum requirement. In our discretion, we may waive the $25,000 minimum purchase requirement for any investor.

Term

We may offer debentures with the following terms to maturity:

• six months	• four years
• one year	• five years
• two years	• seven years
• three years

You will select the term of each debenture you purchase when you subscribe. You may purchase multiple debentures with different terms by filling in investment amounts for more than one term on your subscription agreement. However, during this offering we may not always offer debentures with each of the terms outlined above.

The actual maturity date will be on the last day of the month in which the debenture matures (i.e., in which the debenture’s term ends). For example, if you select a one-year term and your debenture becomes effective on January 15, 2012, the actual maturity date will be January 31, 2013. After actual maturity, we will pay the principal and all accrued but unpaid interest on the debenture on or prior to the 15th day of the calendar month next following its maturity (or the first business day following the 15th day of such month). So, in the case of a debenture with a maturity date of January 31, 2012, actual payment will be made on or prior to February 15, 2012 (unless such date is not a business day, in which case actual payment will be made on the next business day).

Should the original debenture holder (x) no longer be the holder of the debenture or (y) be unavailable, or a change in payee be necessary, such as in the case of a surviving estate, we may require a copy of the executed assignment agreement between the original debenture holder and any transferee along with our consent to such transfer, or an order from a court or probate commission, as the case may be, in order that we know the principal is returned to the rightful party.

Interest Rate

The rate of interest we will offer to pay on debentures at any particular time will vary based upon market conditions, and will be determined by the length of the term of the debentures, our capital requirements and other factors described below. The interest rate on a particular debenture will be determined at the time of subscription or renewal, and then remain fixed for the original or renewal term of the debenture. We will establish and may change the interest rates payable for debentures of various terms and at various investment levels in an interest rate supplement to this prospectus.

We may offer debentures that earn incrementally higher interest rates when, at the time they are purchased or renewed, the aggregate principal amount of the debenture portfolio of the holder increases. If applicable, the interest rates payable at each level of investment will be set forth in an interest rate supplement to this prospectus. We may change the interest rate for any or all maturities to reflect market conditions at any time by supplementing this prospectus. If we change the interest rates, the interest rate on debentures issued before the date of the change will not be affected.

Payments on the Debentures; Paying Agent and Registrar

Investors will have the opportunity to select whether interest on their debentures will be paid monthly, annually, or upon maturity. This selection opportunity will be presented in the Subscription Agreement.

Interest will accrue on the debentures at the stated rate from and including the effective date of the debenture until maturity. The effective date of a debenture will be: (a) if the debenture is paid for via wire transfer directly to us, the business day on which we receive the wire; (b) if the debenture is paid for by bank draft, the business day after we receive the draft; and (c) if by personal check, five business days after we receive the check. For purposes of the foregoing, the date we receive the bank draft or personal check means the date on which GWG Holdings actually receives such draft or check either directly from an investor or from a broker-dealer. We will receive all Subscription Agreements, bank drafts, and personal checks, and will deposit the drafts and checks, together with information specifying the effective date, provided that no debentures will be issued or dated prior to our receipt and acceptance of a completed and executed related Subscription Agreement. The debentures generally do not earn interest after the maturity date or any date set for prepayment.

Interest payments on debentures, other than those debentures that pay interest only at maturity, will be paid 15 days immediately following the last day of the month. Interest will be paid without any compounding unless all interest is deferred by the holder and paid at maturity. The first payment of interest will include interest for the partial month in which the purchase occurred. Interest on debentures paying interest only at maturity will compound annually and be paid along with principal at the maturity date. The indenture provides that all interest will be calculated based on a year with twelve 30-day months.

We will pay the principal of, and interest on, debentures by direct deposit to the account you specify in your Subscription Agreement. We will not accept subscriptions from investors who are not willing to receive their interest payments via direct deposit. If the foregoing payment method is not available, principal and interest payments on the notes will be payable at our principal executive office or at such other place as we may designate for payment purposes.

We will withhold 28% of any interest payable to any investor who has not provided us with a social security number, employer identification number, or other satisfactory equivalent in the Subscription Agreement (or another document) or where the IRS has notified us that backup withholding is otherwise required. Please see “Material Federal Income Tax Considerations—Backup Withholding and Information Reporting.”

Book-Entry Registration and Exchange

The debentures will be issued in book-entry form, which means that no physical debenture is created. Evidence of your ownership is provided by written confirmation. Except under limited circumstances described below, holders will not receive or be entitled to receive any physical delivery of a certificated security or negotiable instrument that evidences their debentures. The issuance and transfer of debentures will be accomplished exclusively through the crediting and debiting of the appropriate accounts in our book-entry registration and transfer system.

The holders of the accounts established upon the purchase or transfer of debentures will be deemed to be the owners of the debentures under the indenture. The holder of the debentures must rely upon the procedures established by the trustee to exercise any rights of a holder of debentures under the indenture. We will regularly provide the trustee with information regarding the establishment of new accounts and the transfer of existing accounts.

On or prior to any interest payment date or upon redemption, we will also provide the trustee with information regarding the total amount of any principal and interest due to holders of debentures. On each interest payment date, we will credit interest due on each account and direct payments to the holders. We will determine the interest payments to be made to the book-entry accounts and maintain, supervise and review any records relating to book-entry beneficial interests in the debentures.

Book-entry notations in the accounts evidencing ownership of the debentures are exchangeable for certificated debentures in principal denominations of $1,000 and any amount in excess of $25,000 and fully registered in those names as we direct only if: (i) we, at our option, advise the trustee in writing of our election to terminate the book-entry system; or (ii) after the occurrence of an event of default under the indenture, holders of more than 50% of the aggregate outstanding principal amount of the debentures advise the trustee in writing that the continuation of a book-entry system is no longer in the best interests of the holders of debentures and the trustee notifies all registered holders of the occurrence of any such event and the availability of certificated securities that evidence the debentures. Subject to these limited exceptions, the book-entry interests in these securities will not be exchangeable for fully registered certificated debentures.

Limited Rescission Right

If your Subscription Agreement is accepted at a time when we have determined that a post-effective amendment to the registration statement of which this prospectus is a part must be filed with the SEC, but such post-effective amendment has not yet been declared effective, we will send to you at your registered address a notice and a copy of the related prospectus once it has been declared effective. You will thereupon have the right to rescind your investment upon written request within five business days from the postmark date of the notice we send to you that the post-effective amendment has been declared effective (and containing the related prospectus). We will promptly return any funds sent with a Subscription Agreement that is properly rescinded without penalty, although any interest previously paid on a rescinded debenture will be deducted from the funds returned to you upon rescission. A written request for rescission, except in the case of a mailed rescission, must be postmarked on or before the fifth business day after our notice to (described above). If you notify us other than by mail, we must actually receive your rescission request on or before the fifth business day after our notice to you.

Renewal or Repayment on Maturity

At least 30 days prior to the maturity of your debenture, we will provide you with a notice indicating that your debenture is about to mature and whether we will allow automatic renewal of your debenture. If we allow you to renew your debenture, we will also provide to you the then-current form of prospectus, which will include an interest rate supplement and any other updates to the information contained in this prospectus. The interest rate supplement will set forth the interest rates then in effect. The notice will recommend that you review the then-current prospectus, including any prospectus supplements and the interest rate supplement, prior to exercising one of the below options. If we do not provide you a new prospectus because the prospectus has not changed since the delivery of this prospectus in connection with your original subscription or any prior renewal, we will nonetheless send you a new copy of the prospectus upon your request. Unless the election period is extended as described below, you will have until 15 days prior to the maturity date to exercise one of the following options:

•

You can do nothing, in which case your debenture will automatically renew for a new term equal to the original term but at the interest rate in effect at the time of renewal. If your debenture pays interest only at maturity, all accrued interest will be added to the principal amount of your debenture upon renewal. For debentures with other interest payment schedules, interest will be paid on the renewed debenture on the same schedule as the original debenture.

•

You can elect repayment of your debenture, in which case the principal amount will be repaid in full along with any accrued but unpaid interest. If you choose this option, your debenture will not earn interest on or after the maturity date.

•

You can elect repayment of your debenture and use all or part of the proceeds to purchase a new debenture with a different term or principal amount. To exercise this option, you will need to complete a new Subscription Agreement for the new debenture and mail it along with your request. The issue date of the new debenture will be the maturity date of the old debenture. Any proceeds from the old debenture that are not applied to the new debenture will be sent to you.

•

If your debenture pays interest only at maturity, you can receive the accrued interest that you have earned during the debenture term just ended while allowing the principal amount of your debenture to roll over and renew for the same term but at the interest rate then in effect. To exercise this option, you will need to call, fax or send a written request to us.

The foregoing options will be available to holders unless and until terminated under the indenture. Interest will accrue from the first day of each renewed term. Each renewed debenture will retain all its original provisions, including provisions relating to payment, except that the interest rate payable during any renewal term will be the interest rate that is being offered at that time to other holders with similar aggregate debenture portfolios for debentures of the same term as set forth in the interest rate supplement delivered with the maturity notice. If similar debentures are not then being offered, the interest rate upon renewal will be the rate specified by us on or before the maturity date, or the rate of the existing debenture if no such rate is specified.

If we notify the holder of our intention to repay a debenture at maturity, or if the holder timely request repayment, we will pay the principal and all accrued but unpaid interest on the debenture on or prior to the 15th day of the calendar month after the maturity date (or the first business day following the 15th day of such month). Thus, in the case of a debenture with a maturity date of January 31, 2012, actual payment will be made on or prior to February 15, 2012 (unless such date is not a business day, in which case actual payment will be made on the next business day). No interest will accrue after the maturity date. You should be aware that because payment is made by ACH transfer, funds may not be received in the holder’s account for two to three business days.

We will be required from time to time to file post-effective amendments to the registration statement of which this prospectus is a part to update the information it contains. If you would otherwise be required to elect to have your debentures renewed or repaid following their stated maturity at a time when we have determined that a post-effective amendment must be filed with the SEC, but such post-effective amendment has not yet been declared effective, the period during which you can elect renewal or repayment will be automatically extended until ten days following the postmark date of our notice to you that the post-effective amendment has been declared effective, which notice shall contain a copy of the related prospectus. All other provisions relating to the renewal or redemption of debentures upon their stated maturity described above shall remain unchanged.

For any debentures offered hereby that mature on or after                     , 2013, we expect that the renewal of such debentures will require us to file a new registration statement. In such a case, the new registration statement must be declared effective before we can renew your debenture. In this event, if the new registration statement has not yet been filed or become effective, we will extend your election period until ten days following the date of our notice to you that the new registration statement has become effective, which notice will include a new prospectus.

Redemption or Repurchase Prior to Stated Maturity (Prepayment)

The debentures may be redeemed prior to stated maturity only as set forth in the indenture and described below. The holder has no right to require us to prepay or repurchase any debenture prior to its maturity date (as originally stated or as it may be extended), except as indicated in the indenture and described below.

Our Voluntary Redemption

We have the right to redeem any debenture at any time prior to its stated maturity upon 30 days written notice to the holder of the debenture. The holder of the debenture being redeemed will be paid a redemption price equal to the outstanding principal amount thereof plus accrued and unpaid interest up to but not including the date of redemption without any penalty or premium. We may use any criteria we choose to determine which debentures we will redeem if we choose to do so. We are not required to redeem debentures on a pro rata basis.

Repurchase Election Upon Death, Bankruptcy or Total Permanent Disability

Notes may be repurchased prior to maturity, in whole and not in part, at the election of a holder who is a natural person (including debentures held in an individual retirement account), by giving us written notice within 45 days following the holder’s total permanent disability or bankruptcy, as established to our satisfaction, or at the election of the holder’s estate, by giving written notice within 45 days following his or her death. Subject to the limitations described below, we will repurchase the debentures on the 15th day of the month next following the month in which we establish to our satisfaction the holder’s death, bankruptcy or total permanent disability. In the event that the tenth day of the month next following the month in which we so establish such facts is not a business day, we will repurchase the debentures on the next business day. The repurchase price, in the event of such a death, bankruptcy or total permanent disability, will be the principal amount of the debentures, plus interest accrued and not previously paid up to and through the last day of the calendar month preceding the repurchase date.

If spouses are joint registered holders of a debenture, the right to elect to have us repurchase will apply when either registered holder dies, files bankruptcy or suffers a total permanent disability. If the debenture is held jointly by two or more persons who are not legally married, none of these persons will have the right to request that we repurchase the debentures unless all joint holders have either died, filed bankruptcy or suffered a total permanent disability. If the debenture is held by a trust, partnership, corporation or other similar entity, the right to request repurchase upon death or total permanent disability does not apply.

Repurchase at Request of Holder

We have no obligation to repurchase any debentures other than upon maturity, or upon the death, bankruptcy or total permanent disability of a natural person holder. Nevertheless, we at our sole discretion may agree from time to time, at the written request of a holder, to repurchase a debenture, subject, however, to a repurchasing fee of 6.0% of the principal amount of such debenture. This repurchasing fee will be subtracted from the amount paid to you.

Transfers

The debentures are not negotiable debt instruments and, subject to certain exceptions, will be issued only in book-entry form. The purchase confirmation issued upon our acceptance of a subscription is not a certificated security or negotiable instrument, and no rights of record ownership can be transferred without our prior written consent. Ownership of debentures may be transferred on the debenture register only as follows:

•	The holder must deliver us written notice requesting a transfer signed by the holder(s) or such holder’s duly authorized representative on a form to be supplied by us.

•	We must provide our written consent to the proposed transfer.

•	We may require a legal opinion from counsel satisfactory to us that the proposed transfer will not violate any applicable federal or state securities laws.

•	We may require a signature guarantee in connection with such transfer.

Upon transfer of a debenture, we will provide the new holder of the debenture with a purchase confirmation that will evidence the transfer of the account on our records. We may charge a reasonable service charge in connection with the transfer of any debenture.

Quarterly Statements

We will provide holders of the debentures with quarterly statements, which will indicate, among other things, the account balance at the end of the quarter, interest credited, redemptions or repurchases made, if any, and the interest rate paid during the quarter. These statements will be sent electronically on or prior to the 32nd day after the end of each calendar quarter. If a holder is unwilling or unable to receive quarterly statements electronically, we will mail the statements to the address of record on or prior to the 32nd day after the end of each calendar quarter. In such a case, we may charge such holders a reasonable fee to cover our expenses incurred in mailing the statements.

Ranking

The renewable secured debentures will constitute the senior secured debt of GWG Holdings. The payment of principal and interest on the debentures will be:

•	pari passu with the approximately $60.6 million in principal amount of subsidiary secured notes previously issued by our subsidiary GWG Life (see the caption “—Collateral Security” below);

•

structurally junior to the present and future obligations owed by our subsidiary DLP Funding II under the revolving credit facility with Autobahn/DZ Bank (including the approximately $48.2 million presently outstanding under such facility); and

•	structurally junior to the present and future claims of creditors of our subsidiaries, other than GWG Life, including trade creditors.

The indenture will permit us to issue other forms of debt, including secured and senior debt, in the future.

Guarantee by GWG Life Subsidiary

The payment of principal and interest on the debentures is fully and unconditionally guaranteed by GWG Life. This guarantee, together with (i) the accompanying grant of a security interest in all of the assets of GWG Life, including GWG Life’s entire ownership interest in DLP Funding II, (ii) the pledge of ownership interests in GWG Holdings, Inc. by our principal stockholders, and (iii) an intercreditor agreement between the trustee and Lord Securities Corporation (collateral trustee for our subsidiary secured notes), makes the debentures pari passu with respect to payment and the collateral securing the subsidiary secured notes previously issued by GWG Life. There was approximately $60.6 million in principal amount of subsidiary secured notes outstanding as of June 30, 2011.

Collateral Security

The debentures are secured by the assets of GWG Holdings, Inc. We will grant a security interest in all of the assets of GWG Holdings to the indenture trustee for the benefit of the debenture holders. Prior to this offering, the assets of GWG Holdings consist primarily of (i) any cash proceeds received from its subsidiaries as distributions derived from life insurance policy assets of subsidiaries, (ii) all other cash and investments held in various accounts, (iii) the equity ownership interests in subsidiaries of GWG Holdings, including the equity ownership interest in GWG Life, together with (iv) all proceeds from the foregoing. This collateral security granted by us is referred to as the “GWG Holdings Assets Collateral.”

As indicated above, our direct and wholly owned subsidiary, GWG Life, will fully and unconditionally guarantee our obligations under the debentures. This guarantee will be supported by GWG Life’s grant of a security interest in all of its assets. Prior to this offering, the assets of GWG Life consist primarily of (i) certain life insurance policy assets, (ii) any cash proceeds received from life insurance policy assets owned by GWG Life or received from its direct subsidiary DLP Funding II as distributions derived from life insurance policies owned by that subsidiary, (iii) all other cash and investments held by GWG Life in its various accounts, (iv) GWG Life’s equity ownership interest in its direct subsidiary DLP Funding II, together with (v) all proceeds from the foregoing. The collateral security granted by GWG Life pursuant to its guarantee of our obligations under the debentures is referred to as the “GWG Life Assets Collateral.”

In addition, Messrs. Jon R. Sabes and Steven F. Sabes, our principal stockholders beneficially holding approximately 86.1% of the outstanding shares of our common stock, have pledged all of the shares they beneficially own in GWG Holdings to further secure our obligations under the debentures. This collateral security granted by Messrs. Jon R. Sabes and Steven F. Sabes is referred to as the “GWG Holdings Equity Collateral.”

Together, the GWG Holdings Assets Collateral, GWG Life Assets Collateral and GWG Holdings Equity Collateral comprise all of the collateral security for our obligations under the debentures. To the extent that we subsequently establish a one or more wholly owned subsidiaries of GWG Holdings or GWG Life, the debentures will have a security interest in the equity ownership interests of those subsidiaries if and to the extent owned by GWG Holdings or GWG Life.

The guarantee by GWG Life is contained in the indenture, and the grant of security interests in the GWG Holdings Assets Collateral, GWG Life Assets Collateral and GWG Holdings Equity Collateral is effected through a “Pledge and Security Agreement” that is an exhibit to the indenture. The grant of collateral security comprising the GWG Life Assets Collateral and GWG Holdings Equity Collateral is designed to afford the holders of debentures with rights to the same payment and collateral as that granted to holders of our subsidiary secured notes on a pari passu basis. To effect this arrangement, the trustee under the indenture, Bank of Utah, National Association (to whom the security grant is made under the Pledge and Security Agreement), will enter into an “Intercreditor Agreement” with GWG Holdings, GWG Life, and Wells Fargo Bank, N.A., the collateral trustee for our subsidiary secured notes. This Intercreditor Agreement is an exhibit to the indenture.

Nearly all of our life insurance policy assets (94% of our policies, representing approximately 96% of the face value of policy benefits as of June 30, 2011) are held in our subsidiary GWG DLP Funding II, LLC, which we refer to throughout this prospectus as “DLP Funding II.” The debentures will not be directly secured by any security interest in the assets of DLP Funding II. Instead, the debentures will be secured by a pledge of the equity ownership interests in DLP Funding II owned by GWG Life by virtue of the guarantee provisions in the indenture and the Pledge and Security Agreement referenced above. An equity ownership interest is, by its very nature, subordinate to the interests of creditors. Therefore, although investors in the debentures will have a security interest in the ownership of DLP Funding II, any claim they may have to the assets owned by such entity will be subordinate to the interests of creditors of that entity, including (i) Autobahn/DZ Bank which is the lender to DLP Funding II under our revolving credit facility, and (ii) all other creditors of DLP Funding II, including trade creditors.

Subordination; Other Indebtedness

Our obligations under the debentures will be subordinate to all our senior debt. For this purpose, “our senior debt” presently includes all indebtedness of our subsidiaries with respect to which the debentures are not pari passu with respect to payment and collateral (i.e., other than our subsidiary secured notes). In this regard, our subsidiary DLP Funding II has, as of June 30, 2011, approximately $48.2 million of debt outstanding under our revolving credit facility. With respect to pari passu indebtedness, as of June 30, 2011 our subsidiary GWG Life has approximately $60.6 million of debt outstanding under our subsidiary secured notes.

The maximum amount of debt, including the debentures, we may issue pursuant to the indenture is an amount such that our debt coverage ratio does not exceed 90%. The indenture defines the debt coverage ratio as a percentage calculated by the ratio of (A) obligations owing by us and our subsidiaries on all outstanding debt for borrowed money (including the debentures), over (B) the net present asset value of all life insurance policy assets we own, directly or indirectly, plus any cash held in our accounts. For this purpose, the net present asset value of our life insurance assets is equal to the present value of the cash flows derived from the face value of policy benefit assets we own, discounted at a rate equal to the weighted average cost of capital for all our indebtedness for the prior month.

The indenture provides that for the first four years after our initial sale of debentures, our subordination ratio may not exceed 50%. The indenture defines the subordination ratio as a percentage calculated as a ratio of (A) the principal amount owing by us or any of our subsidiaries that is either senior in rank to the debentures or secured by the life insurance policy assets owned by us or our subsidiaries, over (B) the net present asset value of all life insurance policy assets we own, directly or indirectly, plus any cash held in our accounts. For this purpose, the net present asset value of our life insurance assets is equal to the present value of the cash flows derived from the face value of policy benefit assets we own, discounted at a rate equal to the weighted-average cost of capital for all our indebtedness for the prior month.

We are required to notify the indenture trustee in the event that we violate one of these restrictive covenants. An “event of default” will exist under the indenture if a violation persists for a period of 30 consecutive calendar days after our initial notice to the trustee. See “Risk Factors” page 15.

The debentures are guaranteed by GWG Life but otherwise are not guaranteed by any of our subsidiaries, affiliates or control persons. The indenture does not prevent holders of debt issued by our subsidiaries from disposing of, or exercising any other rights with respect to, any or all of the collateral securing that debt. Accordingly, in the event of a liquidation or dissolution of one of our subsidiaries (other than GWG Life), creditors of that subsidiary that are senior in rank will be paid in full, or provision for such payment will be made, from the assets of that subsidiary prior to distributing any remaining assets to us as an equity owner of that subsidiary.

The indenture also contains specific subordination provisions, benefitting lenders under senior credit facilities to our operating subsidiaries, restricting the right of debenture holders to enforce certain of their rights in certain circumstances, including:

•	a prohibition on challenging any enforcement action taken by a senior lender or interfering with any legal action or suits undertaken by the senior lender against us and our affiliates;

•

a 180-day standstill period during which there may not be brought any action to enforce an event of default against us or our affiliates unless our revolving credit facility has been repaid in full, which period may be extended if the credit facility provider takes action during such standstill period; and

•	a prohibition on filing a bankruptcy or insolvency case against us or our affiliates for at least one year plus one day after the revolving credit facility lender has been paid in full.

We will not make any payment, direct or indirect (whether for interest, principal, as a result of any redemption or repurchase at maturity, on default, or otherwise), on the debentures and any other indebtedness, and neither the holders of the debentures nor the trustee will have the right, directly or indirectly, to sue to enforce the indenture or the debentures, if a default or event of default under any senior credit facility has occurred and is continuing, or if any default or event of default under any senior credit facility would result from such payment, in each case unless and until:

•	the default and event of default has been cured or waived or has ceased to exist; and

•

the end of the period commencing on the date the indenture trustee receives written notice of default from a holder of such credit facility and ending on the earlier of (i) the indenture trustee’s receipt of a valid waiver of default from the holder of a credit facility; or (ii) the indenture trustee’s receipt of a written notice from the holder of a credit facility terminating the payment blockage period.

Notwithstanding the foregoing, if any of the blockage events described above have occurred and 179 days have passed since the indenture trustee’s receipt of the notice of default without the occurrence of the cure, waiver, termination, or extension of all blockage periods described above, the trustee may thereafter sue on and enforce the indenture and our obligations thereunder and under the debentures as long as any funds paid as a result of any such suit or enforcement action shall be paid toward the senior credit facility until it is indefeasibly paid in full before being applied to the debentures.

Both the indenture and the Subscription Agreements contain provisions whereby each investor in the debentures consents to the subordination provisions contained in the indenture and related agreements governing collateral security.

If the 180-day standstill period noted above or any other limitation on the rights of the trustee or debenture holders to assert their rights to payment of principal or interest under the indenture or debentures is ultimately determined to conflict with provisions of the Trust Indenture Act of 1939 (most notably sections 316(b) and 317(a) of that Act), then the trustee, as well as any holder who shall not have earlier consented to such subordination provisions, shall (notwithstanding such provision contained in the indenture) be authorized to institute a lawsuit for the enforcement of any payment of principal or interest after their respective due dates.

No Sinking Fund

The debentures are not associated with any sinking fund. A sinking fund is generally any account to which contributions will be made, from which payments of principal or interest owed on the debentures will be made. See “Risk Factors” page 19.

Restrictive Covenants

The indenture contains certain limited covenants that restrict us from certain actions as described below. In particular, the indenture provides that:

•

we will not declare or pay any dividends or other payments of cash or other property solely in respect of our capital stock to our stockholders (other than a dividend paid in shares of our capital stock on a pro rata basis to all our stockholders) unless no default and no event of default with respect to the debentures exists or would exist immediately following the declaration or payment of the dividend or other payment;

•

to the extent legally permissible, we will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of the indenture;

•

our Board of Directors will not adopt a plan of liquidation that provides for, contemplates or the effectuation of which is preceded by (a) the sale, lease, conveyance or other disposition of all or substantially all of our assets, otherwise than (i) substantially as an entirety, or (ii) in a qualified sales and financing transaction, and (b) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and of our remaining assets to the holders of our capital stock, unless, prior to making any liquidating distribution pursuant to such plan, we make provision for the satisfaction of our obligations under the renewable unsecured subordinated notes;

•	our debt coverage ratio may not exceed 90%; and

•	for the first four years after our initial sale of debentures, our subordination ratio may not exceed 50%.

The indenture defines the debt coverage ratio as a percentage calculated by the ratio of (A) obligations owing on all outstanding debt for borrowed money (including the debentures), over (B) the net present asset value of all life insurance policy assets we own, plus any cash held in our accounts. For this purpose, the net present asset value of our life insurance assets is equal to the present value of the face value of policy benefit assets we own, discounted at a rate equal to the weighted average cost of capital for all our indebtedness for the prior month. The indenture defines the subordination ratio as a percentage calculated as a ratio of (1) the principal amount owing by us or any of our subsidiaries that is either senior in rank to the debentures or secured by the life insurance policy assets owned by us or our subsidiaries, over (2) the principal amount of outstanding debentures and subsidiary secured notes.

Importantly, we are not restricted from entering into qualified sale and financing transactions or incurring additional indebtedness, including additional senior debt. See “Risk Factors” page 15.

Consolidation, Mergers or Sales

The indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:

•

the resulting or acquiring entity, if other than us, is a United States corporation, limited liability company or limited partnership and assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the notes and performance of the covenants in the indenture; and

•	immediately after the transaction, and after giving effect to the transaction, no event of default shall exist under the indenture.

If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets, according to the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, the successor entity may exercise our rights and powers under the indenture in our name, and we (as an entity) will be released from all our liabilities and obligations under the indenture and under the debentures. Nevertheless, no such transaction will by itself eliminate or modify the collateral that we have provided as security for our obligations under the indenture.

Events of Default and Remedies

The indenture provides that each of the following constitutes an event of default:

•	the failure to pay interest or principal on any debenture for a period of 30 days after it becomes due and payable

•	a failure to observe or perform any material covenant, condition or agreement in the indenture, but only after notice of failure to the indenture trustee and such failure is not cured within 60 days

•	our debt coverage ratio exceeds 90% for a period of 30 consecutive calendar days

•	the subordination ratio exceeds 50% for a period of 30 consecutive calendar days during the four-year period after the commencement of the offering of the debentures

•	certain events of bankruptcy, insolvency or reorganization with respect to us; or

•	the cessation of our business.

In addition, the indenture provides that for so long as any subsidiary secured notes remain outstanding, an event of default under the borrowing agreements relating to the subsidiary secured notes (as the same may from time to time be amended) will constitute an event of default under the indenture. In this regard, a default under the subsidiary secured note borrowing agreements includes a default under our revolving credit facility. As explained in other parts of this prospectus, our revolving credit facility is currently provided by Autobahn Funding Company, LLC, as lender, and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, as agent, pursuant to a Credit and Security Agreement dated July 15, 2008. DLP Funding II and another special purpose (but presently inactive) subsidiary entity are borrowers under the line of credit, and GWG Holdings is a party to the facility as performance guarantor.

The maximum line of credit is $100 million subject to a borrowing base, which permits us to borrow up to 70% of the amount of eligible policies purchased and held in our portfolio. As of June 30, 2011, approximately $48 million was outstanding under the line of credit. Proceeds of the line of credit may be used to purchase policies and loans. The credit facility matures in July 2013. Advances under the line of credit bear interest based either at the commercial paper rates available to the lender at the time of funding or at LIBOR plus an applicable margin.

The line of credit is secured by a pledge of substantially all of each borrower’s assets and is subject to a performance guaranty by GWG Holdings. In addition, the borrowers are required to maintain a reserve account for the benefit of the lenders. If at any time the ratio of outstanding borrowings under the line of credit, together with accrued and unpaid interest and fees, exceeds 50% of the borrower’s net eligible receivables balance (as defined in the loan agreement), excess collections are required to be deposited in the reserve account.

The line of credit is subject to customary affirmative and negative covenants. In addition, we must maintain certain financial covenants, including a positive consolidated net income measured annually and, at all times, a tangible net worth in excess of $5,000,000 (calculated on a prescribed non-GAAP basis).

Finally, the line of credit is subject to certain customary events of default (e.g., payment defaults, covenant defaults, cross-defaults, material adverse change, changes in control and changes in management) and certain events of default specifically relating to our business, including but not limited to (i) portfolio defaults in excess of 10% on an annualized basis, (ii) failure to obtain an unqualified opinion on our annual consolidated financial statements, (iii) failure to maintain certain hedge transactions or replace hedge counterparties under any certain hedging transactions required under the credit agreement, (iv) any governmental authority directs that the purchase and/or servicing of loans be terminated or any law, rule or regulation makes it unlawful to originate, purchase and/or service loans, (v) the performance guaranty of GWG Holdings shall cease to be in full force and effect (vi) a deficiency in the borrowing base, as calculated under the credit agreement, or (vii) any default in the payment when due of other indebtedness in excess of $100,000.

The indenture requires that we give immediate notice to the indenture trustee upon the occurrence of an event of default, unless it has been cured or waived. The indenture trustee may then provide notice to the debenture holders or withhold the notice if the indenture trustee determines in good faith that withholding the notice is in your best interest, unless the default is a failure to pay principal or interest on any debenture.

If an event of default occurs, the indenture trustee or the holders of at least a majority in principal amount of the outstanding debentures, may by written notice to us declare the unpaid principal and all accrued but unpaid interest on the debentures to be immediately due and payable. Notwithstanding the foregoing, the indenture limits the ability of the debenture holders to enforce certain rights under the indenture in certain circumstances. These limitations are required subordination provisions under our revolving credit facility and are summarized above under “—Subordination; Other Indebtedness.”

Amendment, Supplement and Waiver

Except as provided in this prospectus or the indenture, the terms of the indenture or the debentures then outstanding may be amended, supplemented or waived with the consent of the holders of at least a majority in principal amount of the debentures then outstanding (which consent will be presumed if a holder does not object within 30 days of a request for consent), and any existing default or compliance with any provision of the indenture or the debentures may be waived with the affirmative consent of the holders of a majority in principal amount of the then outstanding debentures.

Notwithstanding the foregoing, an amendment or waiver will not be effective with respect to the debentures held by a holder who him, her or itself has not consented if such amendment or waiver has any of the following consequences:

•

reduces the principal of or changes the fixed maturity of any debenture or alters the repurchase or redemption provisions or the price at which we shall offer to repurchase or redeem the debenture (other than as permitted under the indenture and described in the following paragraph);

•	reduces the rate of or changes the time for payment of interest, including default interest, on any debenture;

•

waives a default or event of default in the payment of principal or interest on the debentures, except for a rescission or withdrawal of acceleration of the debentures made by the holders of at least a majority in aggregate principal amount of the then-outstanding debentures and a waiver of the payment default that resulted from such acceleration;

•	makes any debenture payable in money other than that stated in this prospectus;

•	makes any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of debentures to receive payments of principal of or interest on the debentures; or

•	makes any change to the subordination provisions of the indenture that has a material adverse effect on holders of debentures.

Notwithstanding the foregoing, the following kinds of amendments or supplements to the indenture may be effected by us and the trustee without any consent of any holder of the debentures:

•	to cure any ambiguity, defect or inconsistency

•	to provide for assumption of our obligations to holders of the debentures in the case of a merger, consolidation or sale of all or substantially all of our assets

•	to provide for additional uncertificated or certificated debentures

•

to make any change that does not materially and adversely affect the legal rights under the indenture of any holder of debentures, including but not limited to an increase in the aggregate dollar amount of debentures which may be outstanding under the indenture

•

to modify or eliminate our policy regarding repurchases elected by a holder of debentures prior to maturity, including our obligation to repurchase debentures upon the death, bankruptcy or total permanent disability of any holder of the debentures, but only so long as such modifications do not materially and adversely affect any then-outstanding debentures; or

•

to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, or to comply with other applicable federal or state laws or regulations.

Rights of Debenture Holders

As a debenture holder, you have limited rights to vote on our actions. In general, you will have the right to vote on whether or not to approve some amendments to the indenture. For a description of these rights, see “—Amendment, Supplement and Waiver” above. You will also have the right to direct some actions that the trustee takes if there is an event of default with respect to the debentures. For a description of these rights, see above under the caption “—Events of Default.” For a complete description of your rights as a debenture holder, we encourage you to read a copy of the indenture, which is filed as an exhibit to the registration statement of which this prospectus is a part. We will also provide you with a copy of the indenture upon your request.

The trustee and the debenture holders will have the right to direct the time, method and place of conducting any proceeding for some of the remedies available, except as otherwise provided in the indenture. The trustee may require reasonable indemnity, satisfactory to the trustee, from debenture holders before acting at their direction. You will not have any right to pursue any remedy with respect to the indenture or the debentures unless you satisfy the conditions contained in the indenture.

The Indenture Trustee

General

Bank of Utah, National Association, has agreed to be the trustee under the indenture. The indenture contains certain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions with us.

Subject to certain exceptions, the holders of a majority in principal amount of the then-outstanding debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. The indenture provides that if an event of default specified in the indenture shall occur and not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a reasonable person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debentures, unless the holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Resignation or Removal of the Trustee

The trustee may resign at any time, or may be removed by the holders of a majority of the aggregate principal amount of the outstanding debentures for certain failures in its duties, including the insolvency of the trustee or the trustee’s ineligibility to serve as trustee under the Trust Indenture Act of 1939, we may remove the trustee. However, no resignation or removal of the trustee may become effective until a successor trustee has accepted the appointment as provided in the indenture.

Reports to Trustee

We will provide the trustee with (i) a calculation date report by the 15th day of each month containing a calculation of the debt coverage ratio that includes a summary of all cash, life insurance policy investments serving as collateral, as well as our total outstanding indebtedness including outstanding principal balances, interest credited and paid, transfers made, any redemption or repurchase and interest rate paid; (ii) copies of our audited annual financials, no earlier than when the same become a matter of public record; and (iii) any additional information reasonably requested by the trustee.

No Personal Liability of Our Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of ours or any servicing agent, will have any liability for any of our obligations under the debentures, the indenture or for any claim based on, in respect to, or by reason of, these obligations or their creation. Each holder of debentures waives and releases these persons from any liability, including any liability arising under applicable securities laws. The waiver and release are part of the consideration for issuance of the debentures. We have been advised that the waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Certain Charges

We and our servicing agents, if any, may assess service charges for changing the registration of any debenture to reflect a change in name of the holder, multiple changes in interest payment dates or transfers (whether by operation of law or otherwise) of a debenture by the holder to another person. The indenture permits us to set off, against amounts otherwise payable to you under the debentures, the amount of these charges.

Variations in Terms and Conditions

We may from time to time to vary the terms and conditions of the debentures offered by this prospectus, including but not limited to minimum initial principal investment amount requirements, maximum aggregate principal amount limits, interest rates, minimum denominations, service and other fees and charges, and redemption provisions. Terms and conditions may be varied by state, locality, principal amount, type of investor (for example, new or current investor) or as otherwise permitted under the indenture governing the securities offered by this prospectus. No change in terms, however, will apply to any debentures already issued and outstanding at the time of such change.

Satisfaction and Discharge of Indenture

The indenture shall cease to be of further effect upon the payment in full of all of the outstanding debentures and the delivery of an officer’s certificate to the trustee stating that we do not intend to issue additional debentures under the indenture or, with certain limitations, upon deposit with the trustee of funds sufficient for the payment in full of all of the outstanding debentures.

Reports

We will publish annual reports containing financial statements and quarterly reports containing financial information for the first three quarters of each fiscal year. We will send copies of these reports, at no charge, to any holder of debentures who sends us a written request.

PLAN OF DISTRIBUTION

We are offering up to $250,000,000 in principal amount of debentures on a continuous basis. The debentures will be sold at their face value and in amounts of $25,000 or more in principal. There is no minimum amount of debentures that must be sold before we use the proceeds. The proceeds of new sales of debentures will be paid directly to us promptly following each sale and will not be placed in an escrow account. Even if we sell less than the $250,000,000 in debentures being offered, the debentures that we sell will be issued, and the proceeds of those debenture sales will be invested as described in this prospectus.

The debentures will be offered and sold on a best efforts basis by Arque Capital, Ltd. (our “dealer manager”) and any participating broker-dealers it engages for this purpose (together the “selling group”). Arque Capital will be an underwriter of the debentures for purposes of the Securities Act of 1933. We may also directly offer and sell debentures apart from the selling group. We and the selling group will offer the debentures to the public on the terms set forth in this prospectus and any prospectus supplements we may file from time to time. Both we and the selling group plan to market the debentures directly to the public primarily through seminar presentations, the internet, and personal contacts made by us and through the selling group. We may also sell debentures to registered investment advisors. Neither our dealer manager nor any other broker-dealer participating in our selling group will have any obligation to take or purchase any debentures. Our dealer manager and each broker-dealer member of our selling group is expected to assist in the offering as follows: (1) conducting informational meetings for subscribers and other qualified potential purchasers; (2) keeping records of all subscriptions; and (3) training and educating employees regarding the mechanics and regulatory requirements of the offering process.

Members of the selling group will receive sales commissions of up to 7.00% of the gross offering proceeds depending upon the maturity of the debenture sold. In addition, members of our selling group may receive up to 3.00% of the gross offering proceeds as additional underwriting compensation consisting of (i) a non-accountable expense allowance, (ii) a dealer manager fee (payable only to Arque Capital) for managing and coordinating the offering, and (iii) a wholesaling fee (payable only to wholesaling dealers), in each case depending upon the maturity of the debenture sold. We will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of the debentures.

Our dealer manager will enter into participating dealer agreements with certain other broker-dealers which are members of FINRA, referred to as selling group members, to authorize such broker-dealers to sell our debentures. Upon sale of our debentures by such broker-dealers, the broker-dealer will receive selling commissions and additional underwriting compensation in connection with debenture sales made.

We expect to pay an additional amount of up to 1.50% of gross offering proceeds to our selling group members as reimbursements for bona fide and accountable due diligence expenses incurred by them. Expenses eligible for reimbursement may include travel, lodging, meals and other reasonable out-of-pocket expenses incurred by participating broker-dealers and their personnel when visiting our office to verify information relating to us and this offering and reimbursement of actual costs of third-party professionals retained to provide due diligence services to our dealer manager and selling group members. If such accountable due diligence expenses are not included on a detailed and itemized invoice presented to us or our dealer manager by a selling group member, any such expenses will be considered by FINRA to be a non-accountable expense and underwriting compensation, and will be included within the 10.00% compensation guideline under FINRA Rule 2310 and reflected on the participating broker-dealer’s books and records. Such amounts, when aggregated with all other non-accountable expenses, may not exceed 3.00% of gross offering proceeds. In no event will the total selling commissions, additional underwriting compensation and accountable due diligence and “issuer expenses organization and offering expenses” (described below) exceed 13.00% of the aggregate principal amount of debentures sold.

Our debentures will also be distributed through registered investment advisors who are generally compensated on a fee-for-service basis by the investor. In the event of the sale of debentures in our primary offering through an investment advisor compensated on a fee-for-service basis by the investor, our selling group member will waive its right to a commission.

In addition to the commissions, fees, allowances and expenses described above, the Company may pay an amount of up to 1.50% of the gross offering proceeds of the debentures sold for issuer organization and offering expenses related to the offering. This means that the Company may use this portion of gross proceeds to pay these expenses or be reimbursed for expenses earlier incurred. These kinds of expenses include all expenses to be paid by us in connection with the offering (other than sales commissions, additional underwriting compensation, and accountable expense reimbursement to our selling group members), including but not limited to legal, accounting, printing and mailing expenses, registration, qualification and associated securities filing fees, costs and expenses of conducting educational conferences and seminars, costs and expenses of attending broker-dealer sponsored conferences, marketing expenses, other direct expenses incurred by us in connection with the offering (e.g., salaries for employees involved in accounting and finance functions), and facilities and technology costs and fees.

The table below sets forth the maximum amount of sales commissions, additional underwriting compensation (the components of which are described in fn. 1 to the table), and accountable due diligence expenses and issuer organization and offering expenses we may pay (or be reimbursed for) in connection with this offering.

Debenture Term	Sales Commission	Additional Underwriting Compensation (1)	Accountable Due Diligence and Issuer Organization and Offering Expenses (2)	Total
6 Month	0.50%	1.00%	3.00%	4.50%
One Year	1.00%	2.00%	3.00%	6.00%
Two Year	3.25%	2.55%	3.00%	8.80%
Three Year	5.00%	2.70%	3.00%	10.70%
Five Year	6.50%	2.80%	3.00%	12.30%
Seven Year	7.00%	3.00%	3.00%	13.00%

(1)

As described above, additional underwriting compensation includes (i) a non-accountable allowance of 0.5% of gross offering proceeds for a debenture with a term of six months and 1.0% for all other maturities; (ii) a dealer manager fee of 0.50% gross offering proceeds for a debenture with a term of six months and 1.00% for all other maturities; and (iii) a wholesaling fee ranging from 0.25% to 1.00% gross offering proceeds depending on the term of the debenture sold.

(2)

Accountable due diligence expenses include up to 1.50% of gross offering proceeds for the accountable due diligence expenses incurred by the selling group members in verifying information relating to us and this offering, including reimbursement of actual costs of third-party professionals retained by them to provide due diligence services. Issuer organization and offering expenses include reimbursement to us for up to 1.50% of gross offering proceeds for those expenses described above.

The line items reflected in the table below are our current estimates of average sales commissions, additional underwriting compensation, and accountable due diligence expenses and issuer offering expenses that we will pay. Specifically, we estimate that the average sales commission will be 5.00%, the average additional underwriting compensation will be 2.80% (the components of which are described in fn. 1 below), and the average accountable due diligence and issuer organization and offering expense will be 3.00%. Actual costs may differ from the percentages and amounts shown in the table below, subject, however, to the 13.00% limitation noted above.

Debentures Sold	Sales Commission	Additional Underwriting Compensation (1)	Due Diligence and Issuer Organization and Offering Expenses	Total
$ 75,000,000	$ 3,750,000	$ 2,100,000	$ 2,250,000	10.80%
125,000,000	6,250,000	3,500,000	3,750,000	10.80%
250,000,000	12,500,000	7,000,000	7,500,000	10.80%

(1)

Additional underwriting compensation consists of all selling compensation (other than sales commissions) paid in the form of a non-accountable expense allowance, a dealer manager fee, and wholesale commissions. We have assumed that an average non-accountable allowance expense of 1.00% of gross offering proceeds, dealer manager fees of 1.00% of gross offering proceeds, and wholesale commissions of 0.80% of gross offering proceeds will be paid by us in connection with the offering.

Our dealer manager holds the FINRA licenses for wholesalers employed by us, who attend local, regional and national conferences of the participating broker-dealers and who contact participating broker-dealers and their registered representatives to make presentations concerning us and this offering and to encourage them to sell our debentures. The wholesalers receive base salaries and bonuses as compensation for their efforts. Our dealer manager hosts training and education meetings for broker-dealers and their representatives. The other costs of the training and education meetings will be borne by us. Our estimated costs associated with these training and education meetings are included in our estimates of our organization and offering expenses.

In accordance with FINRA rules, in no event will our total underwriting compensation, including but not limited to sales commissions, the dealer manager fee and non-accountable expense reimbursements to our dealer manager and selling member broker-dealers, exceed 10.00% of our gross offering proceeds, in the aggregate. We expect to pay an additional amount of gross offering proceeds for bona fide accountable due diligence expenses; however, to the extent these due diligence expenses cannot be justified, any excess over actual due diligence expenses will be considered underwriting compensation subject to the above 10.00% limitation and, when aggregated with all other non-accountable expenses may not exceed 3.00% of gross offering proceeds. We may also reimburse our dealer manager and selling group member broker-dealers in connection with this offering and our organization. FINRA and many states also limit our total organization and offering expenses to 15.00% of gross offering proceeds.

We will indemnify the participating broker-dealers and our dealer manager against some civil liabilities, including certain liabilities under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the participating dealer agreement. If we are unable to provide this indemnification, we may contribute to payments the indemnified parties may be required to make in respect of those liabilities.

The foregoing is a summary of the material terms relating to the plan of distribution of the debentures contained in the Managing Broker-Dealer Agreement. Any amendment to the Managing Broker-Dealer Agreement will be filed as an exhibit to an amendment to the registration statement of which this prospectus is a part.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material United States (“U.S.”) federal income tax considerations relating to the initial purchase, ownership and disposition of the debentures by U.S. and non-U.S. holders. This discussion is a summary only and is not a complete analysis of all the potential tax considerations relating to the purchase, ownership and disposition of the debentures. We have based this summary current provisions of the Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations promulgated thereunder, judicial opinions, and published rulings of the Internal Revenue Service (the “IRS”), all as in effect on the date of this Private Placement prospectus. However, these laws and other guidance are subject to differing interpretations or change, possibly with retroactive effect. In addition, we have not sought, and will not seek, a ruling from the U.S. Internal Revenue Service (“IRS”) or an opinion of counsel with respect to any tax consequences of purchasing, owning or disposing of debentures. Thus, the IRS could challenge one or more of the tax consequences or matters described in this Private Placement prospectus; and there can be no assurance that any position taken by the IRS would not be sustained.

This discussion is limited to purchasers of debentures who acquire the debentures from us in this offering and hold the debentures as capital assets for federal income tax purposes. This discussion does not address all possible tax consequences that may be applicable to you in light of your specific circumstances. For instance, this discussion does not address the alternative minimum tax provisions of the Code, or special rules applicable to some categories of investors such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities, real estate investment trusts, regulated investment companies, or persons who hold debentures as part of a hedge, conversion or constructive sale transaction, straddle or other risk reduction transaction that may be subject to special rules. This discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction; or any U.S. estate or gift tax laws.

If you are considering the purchase of a debenture, you should consult your own tax advisors as to the particular tax consequences to you of acquiring, holding or otherwise disposing of the debentures, including the effect and applicability of state, local or foreign tax laws, or any U.S. estate and gift tax laws.

As used in this discussion, the term “U.S. holder” means a holder of a debenture that is:

(i)	for United States federal income tax purposes, a citizen or resident of the United States;

(ii)

a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or other entity characterized as a corporation or partnership for federal income tax purposes;

(iii)	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

(iv)

a trust, the administration of which is subject to the primary supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions, or if the trust was in existence on August 20, 1996, and has elected to continue to be treated as a United States trust.

For the purposes of this discussion, a “non-U.S. holder” means any holder of debentures other than a U.S. holder. Any debenture purchaser who is not a U.S. citizen will be required to furnish documentation, on IRS Form W-8BEN, that clearly states whether it is subject to U.S. withholding taxes, in accordance with applicable requirements of the United States taxing authority.

Characterization of the Debentures

The federal income tax consequences of owning debentures depend on characterization of the debentures as debt for federal income tax purposes, rather than as equity interests or a partnership among the holders of the debentures. We believe that the debentures have been structured in a manner that will allow the debentures to be characterized as debt for federal income tax purposes. However, this is only our belief; and no ruling from the IRS or an opinion of counsel has been sought in this regard. Thus, the IRS could successfully challenge this characterization.

If the debentures were treated as equity interests, there could be adverse effects on some holders. For example, payments on the debentures could (1) if paid to non-U.S. holders, be subject to federal income tax withholding; (2) constitute unrelated business taxable income to some tax-exempt entities, including pension funds and some retirement accounts (if the relationship were characterized as a partnership for tax purposes); and

(3) cause the timing and amount of income that accrues to holders of debentures to be different from that described below.

Because of these potential adverse effects, you are urged to consult your own tax advisors as to the tax consequences that may apply to your particular situation in the event the debentures are re-characterized as equity interests; and as to the likelihood that the debentures could be so re-characterized. The remainder of this discussion assumes that the debentures are characterized as debt.

Taxation of U.S. Holders

Stated Interest

Under general federal income tax principles, you must include stated interest in income in accordance with the method of accounting you use for federal income tax purposes. Accordingly, if you are using the accrual method of tax accounting, you must include stated interest in income as it accrues. If you are using the cash method of tax accounting, you must include stated interest in income as it is actually or constructively received. Payments of interest to taxable holders of debentures will constitute portfolio income, and not passive activity income, for the purposes of the passive loss limitations of the Code. Accordingly, income arising from payments on the debentures will not be subject to reduction by losses from passive activities of a holder.

Income attributable to interest payments on the debentures may be offset by investment expense deductions, subject to the limitation that individual investors may only deduct miscellaneous itemized deductions, including investment expenses other than interest, to the extent these deductions exceed 2% of the investor’s adjusted gross income.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds debentures, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership purchasing debentures, we urge you to consult your tax advisor.

Disposition of Debentures

In general, a U.S. holder will recognize gain or loss upon the sale, exchange or other taxable disposition of a debenture measured by the difference between (1) the sum of the cash and the fair market value of all other property received on such disposition, excluding any portion of the payment that is attributable to accrued interest on the debentures; and (2) your adjusted tax basis in the debenture. A U.S. holder’s adjusted tax basis in a debenture generally will be equal to the price the U.S. holder paid for the debenture. Any of this gain or loss generally will be long-term capital gain or loss if, at the time of any such taxable disposition, the debenture was a capital asset in the hands of the holder and was held for more than one year. Under current law, net long-term capital gain recognized by individual U.S. holders in tax years beginning before January 1, 2013, is eligible for a reduced rate of taxation. The deductibility of capital losses is subject to annual limitations.

The terms of the debentures may be modified upon the consent of a specified percentage of holders and, in some cases, without consent of the holders. In addition, the debentures may be assumed upon the occurrence of specific transactions. The modification or assumption of a debenture could, in some instances, give rise to a deemed exchange of a debenture for a new debt instrument for federal income tax purposes. If an exchange is deemed to occur by reason of a modification or assumption, you could realize gain or loss without receiving any cash.

Additional Tax on Net Investment Income

For taxable years beginning after December 31, 2012, if you are a U.S. holder other than a corporation, you generally will be subject to a 3.8% additional tax (the “Medicare tax”) on the lesser of (1) your “net investment income” for the taxable year, and (2) the excess of your modified adjusted gross income for the taxable year over a certain threshold. Your net investment income generally will include any income or gain recognized by you with respect to our debentures, unless such income or gain is derived in the ordinary course of the conduct of your trade or business (other than a trade or business that consists of certain passive or trading activities).

Considerations for Tax-Exempt Holders of Debentures

Tax-exempt entities, including charitable corporations, pension plans, profit sharing or stock bonus plans, individual retirement accounts and some other employee benefit plans are subject to federal income tax on unrelated business taxable income. For example, net income derived from the conduct of a trade or business regularly carried on by a tax-exempt entity or by a partnership in which it is a partner is treated as unrelated business taxable income.

A $1,000 special deduction is allowed in determining the amount of unrelated business taxable income subject to tax. Tax-exempt entities taxed on their unrelated business taxable income are also subject to the alternative minimum tax for items of tax preference which enter into the computation of unrelated business taxable income.

In general, interest income does not constitute unrelated business taxable income. However, under the debt-financed property rules, if tax-exempt holders of debentures finance the acquisition or holding of debentures with debt, interest on the debentures will be taxable as unrelated business taxable income. The debentures will be treated as debt-financed property if the debt was incurred to acquire the debentures or was incurred after the acquisition of the debentures, so long as the debt would not have been incurred but for the acquisition and, at the time of the acquisition, the incurrence of the debt has already occurred or was foreseeable.

Non-U.S. Holders

The following discussion is a summary of the principal U.S. federal income consequences resulting from the ownership of the debentures by non-U.S. holders. However, application of the U.S. federal income tax rules associated with non-U.S. holders is complex and factually sensitive. Thus, if you could be considered to be a non-U.S. holder, you are urged to consult your own tax advisors with respect to the application of the federal income tax rules for your particular situation.

Payments of Interest to Non-U.S. Holders

Subject to the discussion below under “Backup Withholding and Information Reporting,” payments of interest received by a non-U.S. holder generally will not be subject to U.S. federal withholding tax, provided (1) that (a) the non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote; (b) the non-U.S. holder is not a controlled foreign corporation, actually or constructively, through stock ownership; and (c) the beneficial owner of the debenture complies with the certification requirements, including delivery of a statement, signed by the holder under penalties of perjury, certifying that the holder is a foreign person and provides its name and address; or (2) that the non-U.S. holder is entitled to the benefits of an income tax treaty under which the interest is exempt from U.S. withholding tax and the non-U.S. holder complies with the reporting requirements. If a debenture is held through a securities clearing organization or other specified financial institutions (an “Intermediary”), the Intermediary may provide the relevant signed statement and, unless the Intermediary is a “qualified” intermediary as defined under the Code, the signed statement provided by the Intermediary must be accompanied by a copy of a valid Form W-8BEN provided by the non-U.S. beneficial holder of the debenture.

Payments of interest not exempt from United States federal withholding tax as described above will be subject to a withholding tax at the rate of 30%, subject to reduction under an applicable income tax treaty. Payments of interest on a debenture to a non-U.S. holder generally will not be subject to U.S. federal income tax, as opposed to withholding tax, unless the income is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States. To claim the benefit of a lower treaty withholding rate, a Non-U.S. holder must provide a properly executed IRS Form W-8BEN to us or our paying agent before the payment of stated interest; and may be required to obtain a U.S. taxpayer identification number and provide documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. You should consult your own tax advisor to determine the effects of the application of the U.S. federal withholding tax to your particular situation.

Disposition of the Debentures by Non-U.S. Holders

Subject to the discussion below under “Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to United States federal income tax, and generally no tax will be withheld with respect to gains realized on the disposition of a debenture, unless (a) the gain is effectively connected with a United States trade or business conducted by the non-U.S. holder or (b) the non-U.S. holder is an individual who is present in the United States for 183 or more days during the taxable year of the disposition and other requirements are satisfied.

Non-U.S. Holders Subject to U.S. Income Taxation

If interest and other payments received by a non-U.S. holder with respect to the debentures, including proceeds from the disposition of the debentures, are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, or the non-U.S. holder is otherwise subject to United States federal income taxation on a net basis with respect to the holder’s ownership of the debentures, or are individuals that have by operation of law become residents in the United States for federal income tax purposes, the non-U.S. holder generally will be subject to the rules described above applicable to U.S. holders of debentures, subject to any modification provided under an applicable income tax treaty. If any of these non-U.S. holders is a corporation, it may also be subject to a U.S. “branch profits tax” at a 30% rate.

Backup Withholding and Information Reporting

Non-corporate U.S. holders may be subject to backup withholding at a rate of 31% on payments of principal, premium, and interest on, and the proceeds of the disposition of, the debentures. In general, backup withholding will be imposed only if the U.S. holder (1) fails to furnish its taxpayer identification number (“TIN”), which for an individual would be his or her Social Security number; (2) furnishes an incorrect TIN; (3) is notified by the IRS that it has failed to report payments of interest or dividends; or (4) under some circumstances, fails to certify under penalty of perjury that it has furnished a correct TIN and has been notified by the IRS that it is subject to backup withholding tax for failure to report interest or dividend payments. In addition, the payments of principal and interest to U.S. holders generally will be subject to information reporting. You should consult your tax advisors regarding your qualification for exemption from backup withholding and the procedure for obtaining an exemption, if applicable.

Backup withholding generally will not apply to payments made to a non-U.S. holder of a debenture who provides the certification that it is a non-U.S. holder, and the payor does not have actual knowledge that a certificate is false, or otherwise establishes an exemption from backup withholding. Payments by United States office of a broker of the proceeds of a disposition of the debentures generally will be subject to backup withholding at a rate of 31% unless the non-U.S. holder certifies it is a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. In addition, if a foreign office of a foreign custodian, foreign nominee or other foreign agent of the beneficial owner, or if a foreign office of a foreign “broker” pays the proceeds of the sale of a debenture to the seller, backup withholding and information reporting will not apply; provided that the nominee, custodian, agent or broker is not a “United States related person,” or a person which derives more than 50% of its gross income for some periods from the conduct of a trade or business in the United States or is a controlled foreign corporation. The payment by a foreign office of a broker that is a United States person or a

United States related person of the proceeds of the sale of debentures will not be subject to backup withholding, but will be subject to information reporting unless the broker has documentary evidence in its records that the beneficial owner is not a United States person for purposes of the backup withholding and information reporting requirements and other conditions are met, or the beneficial owner otherwise establishes an exemption.

The amount of any backup withholding imposed on a payment to a holder of a debenture will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund; provided that the required information is furnished to the IRS.

STATE, LOCAL AND FOREIGN TAXES

We make no representations regarding the tax consequences of the purchase, ownership or disposition of the debentures under the tax laws of any state, locality or foreign country. You should consult your own tax advisors regarding these state and foreign tax consequences.

ERISA CONSIDERATIONS

General

Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code impose restrictions on employee benefit plans that are subject to ERISA, or plans or arrangements that are subject to Code Section 4975, and on persons who are parties in interest or disqualified persons with respect to those plans or arrangements. Some employee benefit plans, like governmental plans and church plans (if no election has been made under Section 410(d) of the Code), are not subject to the restrictions of Title I of ERISA or Code Section 4975, and assets of these plans may be invested in the debentures without regard to the ERISA considerations described below, subject to the Code and other applicable federal and state laws affecting tax-exempt organizations generally. Any plan fiduciary that proposes to cause a plan to acquire any of the debentures should consult with its counsel with respect to the potential consequences under ERISA and the Code of the plan’s acquisition and ownership of the debentures. Investments by plans are also subject to ERISA’s and the Code’s general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that a plan’s investments be made in accordance with the documents governing the plan.

Prohibited Transactions

General

Section 406 of ERISA and Section 4975 of the Code prohibits certain “parties in interest” and “disqualified persons” with respect to a plan from engaging in select transactions involving a plan and its assets unless a statutory, regulatory or administrative exemption applies to the transaction. Section 4975 of the Code imposes excise taxes, or in some cases a civil penalty may be assessed under Section 502(i) of ERISA, on parties in interest that engage in non-exempt “prohibited transactions.” Section 502(i) of ERISA requires the Secretary of the U.S. Department of Labor (“Labor”) to assess a civil penalty against a fiduciary who breaches any fiduciary responsibility under, or commits any other violation of, part 4 of Title I of ERISA, or any other person who knowingly participates in a breach or violation.

Plan Asset Regulations

Labor has issued regulations concerning the definition of what constitutes the assets of a plan for purposes of ERISA and the prohibited transaction provisions of the Code. The plan asset regulations describe the circumstances where the assets of an entity in which a plan invests will be considered to be “plan assets,” so that any person who exercises control over the assets would be subject to ERISA’s fiduciary standards. Generally, under the plan asset regulation, when a plan invests in another entity, the plan’s assets do not include, solely by reason of the investment, any of the underlying assets of the entity. However, the plain asset regulation provides that, if a plan acquires an “equity interest” in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940 the assets of the entity will be treated as assets of the plan investor unless exceptions apply. Under the plan asset regulation the term “equity interest” is defined as any interest in an entity other than an instrument that is treated as indebtedness under “applicable local law” and that has no “substantial equity features.” Although the plan asset regulation is silent with respect to the question of which law constitutes “applicable local law” for this purpose, Labor has stated that these determinations should be made under the state law governing interpretation of the instrument in question. In the preamble to the plan asset regulation, Labor declined to provide a precise definition of what features are equity features or the circumstances under which the features would be considered “substantial,” noting that the question of whether a plan’s interest has substantial equity features is an inherently factual one, but that in making that determination it would be appropriate to take into account whether the equity features are such that a plan’s investment would be a practical vehicle for the indirect provision of investment management services. We believe that the debentures will be classified as indebtedness without substantial equity features for ERISA purposes. Each investor who purchases a debenture will be required to represent and warrant, in the subscription agreement for the investment, whether or not the assets being invested constitute “plan assets” for purposes of ERISA.

If the debentures were deemed to be equity interests for this purpose and no statutory, regulatory, or administrative exception applies, we could be considered to hold plan assets by reason of a plan’s investment in the debentures. These plan assets would include an undivided interest in all of our assets. In this case, we may be considered a fiduciary with respect to the investing plans. We would be subject to the fiduciary responsibility provisions of Title I of ERISA, including the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code, and to Section 4975 of the Code with respect to transactions involving any of our assets. The ERISA fiduciary standards could affect the way we conduct the business, which would have consequences for all investors, not just those that are employee benefit plans.

Depending on the relevant facts and circumstances, prohibited transaction exemptions may apply to the purchase or holding of the debentures. See, for example, Prohibited Transaction Class Exemption (“PTE”) 96-23, which exempts some transactions effected on behalf of a plan or by an “in-house asset manager;” PTE 95-60, which exempts some transactions between insurance company general accounts and parties in interest; PTE 91-38, which exempts some transactions between bank collective investment funds and parties in interest; PTE 90-1, which exempts some transactions between insurance company pooled separate accounts and parties in interest; or PTE 84-14, which exempts some transactions effected on behalf of a plan by a “qualified professional asset manager.” However, there can be no assurance that any of these exemptions will apply with respect to any plan’s investment in the debentures, or that the exemption, if it did apply, would apply to all prohibited transactions that may occur in connection with the investment.

Any plan fiduciary considering whether to purchase debentures on behalf of a plan should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code. Before purchasing any debentures, a fiduciary of a plan should make its own determination as to (1) whether GWG Life, as borrower on the debentures, is a “party in interest” under ERISA or a “disqualified person” under the Code with respect to the plan; (2) the availability of the relief provided in the plan asset regulation and (3) the availability of any other prohibited transaction exemptions. In addition, purchasers that are insurance companies should consult their own ERISA counsel with respect to their fiduciary responsibilities associated with their purchase and ownership of the debentures, including any responsibility under the Supreme Court case John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank.

LEGAL MATTERS

Certain legal matters in connection with the debentures will be passed upon for us by Maslon Edelman Borman & Brand, LLP, of Minneapolis, Minnesota.

EXPERTS

The consolidated financial statements of GWG Holdings, Inc. and its subsidiaries as of and for the years ending December 31, 2009 and 2010, included in this prospectus and in the related registration statement, have been audited by Mayer Hoffman McCann P.C., an independent registered public accounting firm. As indicated in their report with respect thereto, these consolidated financial statements are included in this prospectus in reliance upon the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the debentures to be offered and sold pursuant to the prospectus which is a part of that registration statement. This prospectus does not contain all the information contained in the registration statement. For further information with respect to us and the debentures to be sold in this offering, we refer you to the registration statement, including the agreements, other documents and schedules filed as exhibits to the registration statement.

We file annual, quarterly and current reports, and other information with the SEC. We intend to make these filings available on our website at www.gwglife.com. Information on our website is not incorporated by reference in this prospectus. We maintain an office at 220 South Sixth Street, Suite 1200, Minneapolis, MN 55402 where all records concerning the debentures are to be retained. Debenture holders and their representatives can request information regarding the debentures by contacting our office by mail at our address or by telephone at (612) 746-1944 or by fax at (612) 746-0445. Upon request, we will provide copies of our filings with the SEC free of charge to our investors. Our SEC filings, including the registration statement of which this prospectus is a part, will also be available on the SEC’s Internet site at http://www.sec.gov. You may read and copy all or any portion of the registration statement or any reports, statements or other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. In addition, you may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You may receive copies of these documents upon payment of a duplicating fee by writing to the SEC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members and Board of Directors of

GWG Holdings, LLC and Subsidiaries:

We have audited the accompanying consolidated balance sheets of GWG Holdings, LLC and Subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GWG Holdings, LLC and Subsidiaries as of December 31, 2010 and 2009 and the consolidated results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Mayer Hoffman McCann P.C.

Minneapolis, Minnesota

June 14, 2011

GWG HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2010	December 31, 2009	June 30, 2011 (unaudited)

ASSETS
Cash and cash equivalents	$1,758,230	$1,180,850	$349,170
Restricted cash	5,219,009	5,751,115	3,571,451
Bridge loans, net	—	3,226,274	—
Due from related parties	2,415	—	38,435
Investment in life settlements	82,717,562	12,908,172	108,479,885
Deferred financing costs	562,834	795,730	446,385
Other assets	790,708	228,473	1,306,694

TOTAL ASSETS	$91,050,758	$24,090,614	$114,192,020

LIABILITIES & EQUITY
LIABILITIES
Revolving credit facility	$37,085,452	$4,987,425	$48,175,000
Series I Secured notes payable	51,798,992	13,570,983	58,854,268
Accounts payable	710,547	761,859	85,634
Due to related parties	—	2,301,055	202,967
Accrued expenses
Interest	975,817	147,089	1,235,820
Other	318,603	597,127	285,703
Deferred tax liability, net	—	—	3,779,000

TOTAL LIABILITIES	90,889,411	22,365,538	112,618,392

REDEEMABLE MEMBER’S INTEREST	(509,126)	(470,436)	—

EQUITY
Members’ capital	2,976,541	3,806,061	—
Common stock (par value $0.001: shares authorized 210,000,000; shares issued 4,500,000)			4,500
Additional paid-in capital			6,866,984
Retained earnings			(2,991,788)
Notes receivable from related parties	(2,306,068)	(1,761,134)	(2,306,068)

Total equity attributable to controlling interest	670,473	2,044,927	1,573,628
Noncontrolling interest	—	150,585	—

TOTAL EQUITY	670,473	2,195,512	1,573,628

TOTAL LIABILITIES & EQUITY	$91,050,758	$24,090,614	$114,192,020

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements

GWG HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended		Six Months Ended
			June 30,	June 30,
	December 31,	December 31,	2011	2010
	2010	2009	(unaudited)
REVENUE
Contract servicing fees	$142,982	$84,775	$—	$30,300
Gain (loss) on life settlements, net	8,658,874	808,944	10,294,109	(4,689,860)
Broker fees	—	19,500	—	—
Interest on bridge loans	—	165,538	—	—
Interest and other income	97,091	268,366	31,970	27,036

TOTAL REVENUE	8,898,947	1,347,123	10,326,079	(4,632,524)

EXPENSES
Employee compensation and benefits	2,230,106	1,910,801	942,020	1,195,056
Legal and professional fees	1,109,013	1,108,989	263,852	605,639
Interest expense	3,683,733	593,101	2,414,672	1,394,007
Recovery of losses on related-party notes receivable (net)	(20,425)	(151,520)	—	—
Amortization of deferred financing and issuance costs	743,635	232,896	896,540	116,448
Other expenses	1,383,280	2,486,269	615,214	626,698

TOTAL EXPENSES	9,129,342	6,180,536	5,132,298	3,937,848

INCOME (LOSS) BEFORE TAXES	(230,395)	(4,833,413)	5,193,781	(8,570,372)
INCOME TAX EXPENSE	—	—	3,781,500	—

NET INCOME (LOSS)	(230,395)	(4,833,413)	1,412,281	(8,570,372)
NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	1,277,682	2,059,200	—	1,277,682

NET INCOME (LOSS) ATTRIBUTABLE TO CONTROLLING INTERESTS	1,047,287	(2,774,213)	1,412,281	(7,292,690)

NET (INCOME) LOSS ATTRIBUTABLE TO REDEEMABLE INTERESTS	(46,671)	499,524	—	451,678

NET INCOME (LOSS) AVAILABLE TO NONREDEEMABLE INTERESTS	$1,000,616	$(2,274,689)	$1,412,281	$(6,841,012)

BASIC AND DILUTED EARNINGS
(LOSS) PER SHARE ATTRIBUTABLE TO CONTROLLING INTERESTS	$0.23	$(1.39)	$0.31	$(1.62)

BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	4,500,000	1,989,785	4,500,000	4,500,000

PROFORMA INFORMATION AS IF THE COMPANY HAD BEEN A CORPORATION FOR ALL PERIODS (unaudited) (see note 12)
INCOME (LOSS) BEFORE TAXES	$(230,395)	$(4,833,413)	$5,193,781	$(8,570,372)
INCOME TAX EXPENSE (BENEFIT)	(53,000)	(1,718,000)	2,013,000	(3,104,000)

NET INCOME (LOSS)	(177,395)	(3,115,413)	3,180,781	(5,466,372)
NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(814,934)	(1,327,273)	—	(814,934)

NET INCOME (LOSS) ATTRIBUTABLE TO CONTROLLING INTERESTS	637,539	(1,788,140)	3,180,781	(4,651,438)

PROFORMA BASIC AND DILUTED EARNINGS (LOSS) PER SHARE ATTRIBUTABLE TO CONTROLLING INTERESTS	$0.14	$(0.90)	$0.71	$(1.03)

PROFORMA BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	4,500,000	1,989,785	4,500,000	4,500,000

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements

GWG HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Members’ Capital		Common Shares	Common Stock (par)	Additional Paid in Capital	Retained Earnings	Notes Receivable From Related Parties	Total Equity Attributable to Controlling Interest	Noncontrolling Interest	Total Equity
	Units	Dollars
Balance, January 1, 2009	344	$660,523	$—	$—	$—	$—	$(1,408,299)	$(747,776)	$6,235,813	$5,488,037
Net loss	—	(2,774,213)	—	—	—	—	—	(2,774,213)	(2,059,200)	(4,833,413)
Net loss allocated to the redeemable member units	—	499,524	—	—	—	—	—	499,524	—	499,524
Capital contributions	1,800	4,796,587	—	—	—	—	—	4,796,587	850,636	5,647,223
Capital distribution (declared) forgiven	—	623,640	—	—	—	—	—	623,640	(4,876,664)	(4,253,024)
Advances to related parties	—	—	—	—	—	—	(352,835)	(352,835)	—	(352,835)

Balance, December 31, 2009	2,144	3,806,061	—	—	—	—	(1,761,134)	2,044,927	150,585	2,195,512
Net income (loss)	—	1,047,287	—	—	—	—	—	1,047,287	(1,277,682)	(230,395)
Net income allocated to the redeemable member units	—	(46,671)	—	—	—	—	—	(46,671)	—	(46,671)
Capital contributions	—	—	—	—	—	—	—	—	680,388	680,388
Redemption of noncontrolling interest in GWG Life Settlements, LLC	—	(1,830,136)	—	—	—	—	—	(1,830,136)	1,915,497	85,361
Sale of membership interest in Opportunity Bridge Funding, LLC	—	—	—	—	—	—	—	—	(1,468,788)	(1,468,788)
Advances to related parties	—	—	—	—	—	—	(544,934)	(544,934)	—	(544,934)

Balance, December 31, 2010	2,144	2,976,541	—	—	—	—	(2,306,068)	670,473	—	670,473
Net income through June 10 (unaudited)	—	4,404,069	—	—	—	—	—	4,404,069	—	4,404,069
Net income allocated to the redeemable member units	—	(143,948)	—	—	—	—	—	(143,948)	—	(143,948)
Restructuring of redeemable member’s interest (unaudited)	100	(365,178)	—	—	—	—	—	(365,178)	—	(365,178)
Conversion from LLC to corporation (unaudited)	(2,244)	$(6,871,484)	4,500,000	4,500	6,866,984	—	—	—	—	—
Net income June 11 through June 30 (unaudited)	—	—	—	—	—	(2,991,788)	—	(2,991,788)	—	(2,991,788)

Balance, June 30, 2011 (unaudited)	—	$—	4,500,000	$4,500	$6,866,984	$(2,991,788)	$(2,306,068)	$1,573,628	$—	$1,573,628

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements

GWG HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended		Six Months Ended
	December 31,	December 31,	June 30, 2011	June 30, 2010
	2010	2009	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(230,395)	$(4,833,413)	$7,412,281	$(8,570,372)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
(Gain) loss on life settlements	(16,985,394)	(1,283,444)	(16,638,593)	2,183,679
Recovery of losses on notes receivable from related parties (net)	(20,425)	(151,520)	—	—
Capitalized interest on notes receivable from related parties	(82,435)	(65,335)	—	(18,658)
Amortization of deferred financing and issuance costs	746,635	232,896	116,448	116,448
Deferred income taxes	—	—	3,779,000	—
(Increase) decrease in operating assets:
Due from related parties	(2,415)	—	(36,020)	(131,095)
Other assets	(178,465)	155,300	(515,985)	4,006
Increase (decrease) in operating liabilities:
Due to related party	(610,888)	503,397	202,967	70,081
Accounts payable and accrued expenses	602,866	1,157,453	(397,810)	13,906

NET CASH FLOWS USED IN OPERATING ACTIVITIES	(16,760,916)	(4,284,666)	(12,077,712)	(6,332,005)

CASH FLOWS FROM INVESTING ACTIVITIES
Net decrease in bridge loans	—	(869,275)	—	—
Investment in life settlements	(53,223,996)	(11,624,728)	(9,123,730)	(38,200,491)

NET CASH FLOWS USED IN INVESTING ACTIVITIES	(53,223,996)	(12,494,003)	(9,123,730)	(38,200,491)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from revolving credit facility	32,098,027	4,987,425	11,089,548	15,373,978
Proceeds from issuance of Series I Secured notes payable	43,494,690	13,972,508	11,342,855	32,100,900
Payments for redemption of Series I Secured notes payable	(5,780,420)	(401,525)	(4,287,579)	(1,276,147)
Proceeds (payments) from restricted cash	532,106	(5,751,115)	1,647,558	(2,937,186)
Issuance of member capital	—	4,796,587	—	—
Distributions to preferred member	—	(764,620)	—	—
Advances on notes to related parties	(462,499)	(287,500)	—	(200,000)
Issuance of non-controlling interest member capital	680,388	850,636	—	680,388
Redemption of non-controlling interest member capital	—	(4,767,025)	—	—

NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	70,562,292	12,635,371	19,792,382	43,741,933

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	577,380	(4,143,298)	(1,409,060)	(790,563)

CASH AND CASH EQUIVALENTS
BEGINNING OF YEAR	1,180,850	5,324,148	1,758,230	1,180,850

END OF YEAR	$1,758,230	$1,180,850	$349,170	$390,287

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements

GWG HOLDINGS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS-CONTINUED

	Year Ended		Six Months Ended
			June 30,	June 30,
	December 31,	December 31,	2011	2010
	2010	2009	(unaudited)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$2,904,000	$745,000	$2,155,000	$940,000
NON-CASH INVESTING AND FINANCING ACTIVITIES
Redemption of non-controlling interest	$1,916,000	$—	$—	$1,916,000
Distributions payable—forgiven (including redeemable member’s interest)	$—	$653,000	$—	$—
Interest income receivable added to balance of notes receivable from related parties	$82,000	$65,000	$—	$19,000
Sale of membership interest in Opportunity Bridge Funding, LLC to Insurance Strategies Fund, LLC:
Prepaid expenses	$16,000	$—	$—	$16,000
Bridge loans receivable	$3,226,000	$—	$—	$3,226,000
Accounts payable	$(84,000)	$—	$—	$(84,000)
Due to related parties	$(1,690,000)	$—	$—	$(1,690,000)
Noncontrolling interest	$(1,469,000)	$—	$—	$(1,469,000)
Conversion of member’s equity to common stock and additional paid in capital	$—	$—	$6,871,000	$—

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements

GWG HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Nature of business and summary of significant accounting policies

Nature of business—GWG Holdings, Inc. (Holdings) (previously GWG Holdings, LLC) and Subsidiaries, located in Minneapolis, Minnesota, facilitates the purchase of life insurance policies for its own investment portfolio through its wholly owned subsidiary, GWG Life Settlements, LLC (GWG Life), and its subsidiaries, GWG DLP Funding, LLC (DLP) and its wholly owned subsidiary, GWG DLP Master Trust (the Trust) prior to its sale on November 1, 2010 as described in note 4; and GWG DLP Funding II, LLC (DLP II) and its wholly owned subsidiary, GWG DLP Master Trust II (the Trust II). The Company converted from a limited liability company into a corporation effective June 10, 2011 and as a result of this change all member units were converted into common stock. Holdings finances the acquisition of life insurance policies, premiums and policy loan repayments through its wholly owned subsidiary, United Lending, LLC (United Lending). Holdings also financed policy premiums and policy loan repayments through its wholly owned subsidiary Opportunity Bridge Funding, LLC (Opportunity Bridge Funding) prior to its sale on January 1, 2010 as described in note 10. Holdings earns fees for brokering policy transactions between market participants through its wholly owned subsidiary, GWG Broker Services, LLC (Broker Services). GWG Member, LLC a wholly owned subsidiary formed November 2010 to facilitate the acquisition of policies has not commenced operations as of June 30, 2011. The entities were legally organized in Delaware and are collectively referred herein to as GWG, or the Company.

Principles of consolidation—The accompanying consolidated financial statements include the accounts of Holdings and its subsidiaries. The Company operates in a single segment. All significant intercompany balances have been eliminated in consolidation.

Insurance Strategies Fund, LLC (ISF), a related party with common ownership to the Company, held a non-controlling interest in both GWG Life and Opportunity Bridge Funding at December 31, 2009. During 2010 GWG Life acquired the non-controlling interest as a result of DLPI’s sale of its insurance policy portfolio and assumption of the related debt by the purchaser. Additionally, GWG Holdings sold its controlling interest in Opportunity Bridge Funding to ISF (see note 10 for further information on the transactions). The operations of each subsidiary has been consolidated for its period of ownership and ISF’s non-controlling interest is included in equity.

GWG Life, through December 31, 2008, sold 100 percent of the investments in life insurance policies acquired to a wholly owned subsidiary, DLP and the related Trust. DLP was considered a variable interest entity as defined by Financial Accounting Standards Board (FASB) ASC Topic 810-10. Despite a 100 percent equity interest, GWG Life was not the primary beneficiary of DLP, and therefore did not consolidate DLP, rather accounted for its investment in DLP under the equity method with a carrying value of zero at December 31, 2009 and June 30, 2010 (unaudited). Effective November 1, 2010 DLP sold its portfolio of insurance policies to Life Assets Trust S.A. resulting in a triggering event in which GWG Life was determined to be the primary beneficiary. As of and since the transaction date GWG Life has consolidated DLP. DLP did not have any operations or net assets as of or from November 1, 2010 (immediately subsequent to the transaction) to June 30, 2011. See note 4 regarding the transaction.

Unaudited interim financial information—The accompanying unaudited consolidated financial statements as of June 30, 2011 and for the six months ended June 30, 2011 and 2010 have been prepared in accordance with the U.S. generally accepted accounting principles, (“GAAP”) for interim financial information and pursuant to the instructions to Form S-1 and Article 8 of Regulation S-X of the Securities and Exchange Commission (“SEC”) and on the same basis as the annual audited financial statements. The unaudited balance sheet as of June 30, 2011, and statements of operations and cash flow for the six months ended on June 30, 2011 and 2010, are unaudited, but include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The results for the six months ended

GWG HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Nature of business and summary of significant accounting policies (continued)

June 30, 2011 are not necessarily indicative of results to be expected for the year ending December 31, 2011 or for any other interim period or for any other future year.

Use of estimates—The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience, and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected. The most significant estimate with regard to these consolidated financial statements relates to the determination of the assumptions used in estimating the fair value of life insurance policies.

Operating agreement—Prior to the conversion to a corporation in 2011, the Amended and Restated Operating Agreement (Operating Agreement) dated September 29, 2009, specified the members’ obligations and rights relating to contributions, income, gains, losses, deductions, credits and distributions. The Company had issued 2,044 Class A units and 200 Class B units to members. The Operating Agreement provided for the allocation of income, losses and distribution to unit holders on a prorata basis for all Class A and Class B members.

One Class B member held a put right to cause the Company to purchase the member’s 100 units at fair market value. This put option was exercisable five years from the date of the Operating Agreement (March 19, 2013) or at any time at which voting control over the remaining unit holders is relinquished. The Operating Agreement also gave the Company the right to purchase, at fair market value, the 100 units of the Class B member aforementioned. This call right became exercisable on February 10, 2011. The redemption value of the Class B units subject to the put and call provisions have been excluded from member’s equity in accordance with the guidance in Accounting Series Release 268 “Presentation in Financial Statements of Redeemable Preferred Stocks” through March 31, 2011.

The Company’s Operating Agreement, with the consent of its unit holders, was amended effective March 31, 2011 to eliminate the put and call option held by the Class B unit holder and the Company, respectively.

Effective June 10, 2011 the Company filed a certificate of conversion from a limited liability company into a corporation, registered in the state of Delaware. With this registration, the Company is authorized to issue 210,000,000 shares of common stock, par value $.001, and 40,000,000 shares of preferred stock, par value $.001. In connection with the conversion, the outstanding member units were converted to 4,500,000 shares of common stock.

On August 9, 2011 the Company filed a certificate of amendment of certificate of incorporation to affect a two-for-one forward stock split of its common stock. Unless otherwise noted, all share figures contained in this prospectus are post-split share figures determined giving after giving effect to the forward stock split.

Cash and cash equivalents—The Company considers cash in demand deposit accounts and temporary investments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains its cash and cash equivalents with highly rated financial institutions. From time to time, the Company’s balances in its bank accounts exceed Federal Deposit Insurance Corporation limits. The Company periodically evaluates the risk of exceeding insured levels and may transfer funds as it deems appropriate. The Company has not experienced any losses with regards to balances in excess of insured limits or as a result of other concentrations of credit risk.

GWG HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Nature of business and summary of significant accounting policies (continued)

Bridge loans—Bridge loans represent loans to insurance policy holders to cover the carrying cost of their policy until they can sell the policy as a life settlement. Management had the intent and ability to hold these loans for the foreseeable future or until maturity or payoff. Bridge loans were reported at their outstanding principal balances, net of the allowance for loan losses. The allowance was calculated on one bridge loan as 10% of the loan amount. Estimated loan losses were not recovered upon the sale of Opportunity Bridge Funding. Interest income was recognized on the loans outstanding when earned using the simple interest method. The Company made its last bridge loan in 2009 and does not intend to make any additional bridge loans due to the sale of its subsidiary Opportunity Bridge Funding as discussed in note.

Allowance for bridge loan losses—The allowance for loan losses is established as losses are estimated to have occurred through a provision for bridge loan losses charged to income. Specific loans are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance for loan losses. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. Management had established an allowance for loan losses of $120,000 at December 31, 2009. No bridge loans were held by the Company at December 31, 2010 or June 30, 2010 (unaudited).

Life settlements—ASC 325-30, Investments in Insurance Contracts allows an investor the election to account for its investments in life settlements using either the investment method or the fair value method. The election shall be made on an instrument-by-instrument basis and is irrevocable. Under the investment method, an investor shall recognize the initial investment at the purchase price plus all initial direct costs. Continuing costs (policy premiums and direct external costs, if any) to keep the policy in force shall be capitalized. Under the fair value method, an investor shall recognize the initial investment at the purchase price. In subsequent periods, the investor shall re-measure the investment at fair value in its entirety at each reporting period and shall recognize the change in fair value in current period income net of premiums paid. The Company uses the fair value method to account for all life settlements.

The Company recognizes the difference between the death benefits and the carrying value of the policy when the Company determines that settlement and ultimate collection is realizable and reasonably assured. Revenue from a transaction must meet both criteria in order to be recognized. The Company recognizes realized gains (revenue) from life settlement contracts upon one of the two following events:

1)	Receipt of death notice or verified obituary of insured
2)	Sale of policy and filing of change of ownership forms and receipt of payment

Deposits and initial direct costs advanced on policies to be purchased are recorded as other assets until policy ownership has been transferred to the Company

Deferred financing and issuance costs—Financing costs incurred to obtain financing under the revolving credit facility have been capitalized and are amortized using the straight-line method over the term of the revolving credit facility. The Series I Secured note obligations, as described in note 9, are reported net of issuance costs, sales commissions and other direct expenses, which are amortized using the interest method over the term of the borrowings.

Related party income from life insurance policies—Through the date of the sale of DLP’s policy portfolio, GWG Life received origination and servicing fees from DLP as consideration for providing life insurance-related services. These fees were recognized as income in the period the services were performed.

GWG HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Nature of business and summary of significant accounting policies (continued)

Income taxes—The Company was a pass through entity for federal income tax purposes through June 10, 2011. No income tax provision has been included through that date in these consolidated financial statements as income or loss of the Company was required to be reported by the respective members on their individual income tax returns.

As a result of the Company’s change in legal structure from a limited liability company (filing tax returns as a pass through entity) to a corporation effective June 10, 2011, the Company will file and pay taxes based on its reported income.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary difference and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company applies the accounting guidance on accounting for uncertainty in income taxes. The Company reviews and assesses its tax positions taken or expected to be taken in tax returns, including its previous status as a tax-exempt entity. Based on this assessment the Company determines whether it is more likely than not that the position would be sustained upon examination by tax authorities. The Company’s assessment has not identified any significant positions that it believes would not be sustained under examination.

The Company files tax returns in the United States (U.S.) federal jurisdiction and in various state jurisdictions. Uncertain tax positions include those related to tax years that remain subject to examination. U.S. tax returns for fiscal years ended December 31, 2007 through 2010, remain subject to examination by federal tax authorities. Tax returns for state and local jurisdictions for fiscal years ended December 31, 2007 through 2010, remain subject to examination by state and local tax authorities.

Earnings (loss) per share—The Company converted from a limited liability company into a corporation effective June 10, 2011 and as a result of this change all member units were converted into common stock. The earnings (loss) attributable to controlling interests per ownership interest has been restated to reflect the equivalent common stock per share amounts as of the earliest period reported. Per share earnings (loss) attributable to controlling interests is calculated using the weighted average number of shares outstanding during the period. Basic and fully diluted per share earnings (loss) attributable to controlling interests are the same, as the Company has not issued any dilutive shares, membership units or other unit equivalents.

Subsequent events—Subsequent events are events or transactions that occur after the balance sheet date but before consolidated financial statements are issued. The Company recognizes in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the consolidated financial statements. The Company’s consolidated financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before the financial statements are available to be issued. The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the consolidated financial statements are filed for potential recognition or disclosure.

Recently adopted pronouncements—In December 2009, the FASB issued ASU No. 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities”, which was effective for the Company beginning January 1, 2010. This ASU amends Subtopic 810-10, for

GWG HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Nature of business and summary of significant accounting policies (continued)

consolidations of variable interest entities to require revised evaluation of whether entities represent variable interest entities, determining the primary beneficiary, ongoing assessments of control over such entities, and additional disclosures for variable interests. The adoption of this pronouncement did not have an impact on the Company’s consolidated financial statements.

In January 2010, the FASB issued ASU No. 2010-02, “Accounting and Reporting for Decreases in Ownership of a subsidiary”—a Scope Clarification (Topic 810), which clarifies the scope of Subtopic 810-10 and expands the disclosure requirements related to the accounting and reporting by an entity that experiences a decrease in ownership in a subsidiary or exchanges a group of assets (business) for an equity interest in another entity. The guidance became effective for the reporting period beginning January 1, 2010. The adoption of this new guidance has been applied to the equity transactions involving the Company’s subsidiaries in the consolidated financial statements.

In January 2010, the FASB issued Accounting Standards Update (ASU) No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements” (“ASC 2010-06”), which amends the disclosure requirements related to recurring and nonrecurring fair value measurements. The guidance requires additional disclosures on the transfers of assets and liabilities between Level 1 (quoted prices in active market for identical assets or liabilities) and Level 2 (significant other observable inputs) of the fair value measurement hierarchy, including the reasons and the timing of the transfers. The guidance also clarifies certain existing disclosure requirements. Additionally, the guidance requires a roll forward of activities on purchases, sales, issuance, and settlements of assets and liabilities measured using significant unobservable inputs (Level 3 fair value measurements). This pronouncement became effective for the Company with the reporting period beginning January 1, 2011.

The FASB has issued Accounting Standards Update (ASU) No. 2010-15. Financial Services—Insurance (Topic 944): How Investments Held through Separate Accounts Affect an Insurer’s Analysis of Those Investments. This ASU codifies the consensus reached in EITF Issue No. 09-B, “Consideration of an Insurer’s Accounting for Majority-Owned Investments When the Ownership Is through a Separate Account.” The amendments clarify that an insurance entity generally should not consider any separate account interests held for the benefit of policy holders in an investment to be the insurer’s interests and should not combine those interests with its general account interest in the same investment when assessing the investment for consolidation. The general guidance does not apply in instances where the separate account interests are held for the benefit of a related party policy holder as defined in the Variable Interest Entities Subsection of Codification Topic 810, Consolidation, Subtopic 810-10, as those Subsections require the consideration of related parties. ASU 2010-15 was effective on January 1, 2011. The adoption of this standard did not have a significant impact on the Company’s consolidated financial statements.

Other pronouncements issued by the FASB or other authoritative accounting standards groups with future effective dates are either not applicable or are not expected to be significant to the Company.

(2)	Restrictions on cash

The Company is required by its lenders to maintain collection and escrow accounts. These accounts are used to fund purchases and premiums of insurance policies and to pay interest and other charges under its revolving credit facility. DZ Bank AG as agent for Autobahn Funding Company, LLC, the lender for the revolving credit facility as described in note 8, authorizes the disbursements from these accounts. The Company also maintains a separate cash account for the deposit of Series I Secured note proceeds as described in note 9. An account control agreement is in place with the Series I Trustee, Lord Securities Corporation, who must authorize disbursements from this account for uses identified in note 9. At

GWG HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2)	Restrictions on cash (continued)

December 31, 2010, December 31 2009 and June 30, 2011 (unaudited) there was a balance of $5,219,000, $5,751,000 and $3,571,000 respectively, maintained in these restricted cash accounts.

(3)	Investment in life insurance policies

The life insurance policies (level 3 financial instruments) are valued based on inputs that are unobservable and significant to the overall fair value measurement. Changes in the fair value of these instruments are recorded in gain or loss on life insurance policies in our consolidated statements of operations (net of the cash premiums paid on the policies). The fair value is determined on a discounted cash flow basis that incorporates current life expectancy assumptions. Life expectancy reports have been obtained from widely accepted life expectancy providers. The discount rate incorporates current information about market interest rates, the credit exposure to the insurance company that issued the life insurance policy and our estimate of the risk of premium an investor in the policy would require. As a result of management’s analysis, discount rates of 13.36%, 14.24% and 13.38% were applied to the portfolio as of December 31, 2010, December 31, 2009 and June 30, 2011 (unaudited), respectively.

Summaries of policy maturities, accounted for under the fair value method, based on remaining life expectancy is as follows:

As of December 31, 2010
Years Ending December 31,	Number of Contracts	Estimated Fair Value	Face Value
2011	—	$—	$—
2012	—	—	—
2013	—	—	—
2014	2	1,419,000	3,000,000
2015	5	4,146,000	9,329,000
2016	8	9,194,000	27,600,000
Thereafter	125	67,959,000	339,514,000

Totals	140	$82,718,000	$379,443,000

As of June 30, 2011	(unaudited)
Years Ending December 31,	Number of Contracts	Estimated Fair Value	Face Value
2011	—	$—	$—
2012	—	—	—
2013	—	—	—
2014	1	511,000	1,000,000
2015	6	5,363,000	11,329,000
2016	10	11,617,000	34,835,000
Thereafter	149	90,989,000	405,314,000

Totals	166	$108,480,000	$452,478,000

GWG HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3)	Investment in life insurance policies (continued)

The estimated expected premium payments to maintain the above life insurance policies in force for the next five years, assuming no mortalities, are as follows:

Years Ending December 31,	As of December 31, 2010	As of June 30, 2011 (unaudited)
2011	$12,303,000	$7,186,000
2012	12,519,000	14,485,000
2013	12,938,000	15,407,000
2014	13,837,000	16,477,000
2015	14,695,000	17,628,000

	$66,292,000	$71,183,000

Management anticipates funding the estimated premium payments as noted above with proceeds from the DZ Bank revolving credit facility and through additional debt and equity financing. The proceeds of these capital sources are also intended to be used for the purchase, financing, and maintenance of additional life insurance policies.

From January 1, 2010 through November 1, 2010 and the year ended December 31, 2009 the Company purchased life insurance policies from its affiliate DLP at DLP’s amortized cost of the specific contracts for $20,521,000 and $5,108,000, respectively. The amortized costs of these contracts were in excess of their fair value and as a result the Company recorded losses on the purchases of $2,530,000 and $586,000 during 2010 and 2009 respectively.

(4)	Investment in unconsolidated company

DLP was considered a variable interest entity as defined by FASB ASC Topic 810-10. GWG Life was not the primary beneficiary and therefore did not consolidate DLP. Effective November 1, 2010 an agreement was reached where Life Assets Trust S.A. purchased DLP’s portfolio of life insurance policies for the $257,470,000 due on DLP’s credit facility. This transaction with Life Assets Trust S.A. included the transfer and assumption of all of DLP’s assets and liabilities as of the date of the transaction to Life Assets Trust S.A. DLP’s gain on the sale of the portfolio of policies was recognized by the primary beneficiary, its lender, WestLB AG. Subsequent to the transaction, WestLB AG was no longer the primary beneficiary of DLP. As a result DLP is consolidated as a subsidiary of GWG Life as of the transaction date, as GWG Life holds all equity interest and there are no other variable interests. GWG Life’s investment in DLP had a carrying value of $0 at December 31, 2009 and as of the date of the transaction. DLP did not have any operations or net assets as of or from November 1, 2010 (immediately subsequent to the transaction) to June 30, 2011. See note 1 “Principles of consolidation,” and note 3 “Investment in life policies” for additional information regarding DLP.

GWG HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4)	Investment in unconsolidated company (continued)

A summary of the assets and liabilities of DLP on November 1, 2010 (as transferred and assumed) and December 31, 2009, and revenues, expenses and net income (loss) for the period January 1, 2010 to November 1, 2010 and the year ended December 31, 2009 are as follows:

	November 1, 2010	December 31, 2009
ASSETS
Cash and cash equivalents	$100,594	$128,618
Investment in life settlements	257,245,651	168,315,569
Deferred financing costs	119,050	238,100

TOTAL ASSETS	$257,465,295	$168,682,287

LIABILITIES
Revolving credit facility	$257,148,907	$247,243,433
Due to member	—	680,607
Accrued interest payable and other accrued expenses	316,388	294,378

TOTAL LIABILITIES	257,465,295	248,218,418

MEMBERS’ DEFICIT	—	(79,536,131)

TOTAL LIABILITIES & MEMBERS’ DEFICIT	$257,465,295	$168,682,287

	January 1 to November 1, 2010	Year Ended December 31, 2009
REVENUE
Gain on life settlements	$84,903,535	$10,124,889
Interest and other income	8	946

TOTAL REVENUE	84,903,543	10,125,835

EXPENSES
Interest expense	5,799,008	4,236,817
Origination and servicing fees paid to Company’s member	37,825	84,775
Amortization of deferred financing costs	119,050	142,860
Legal and professional fees	71,421	128,820
Other expenses	290	18,850

TOTAL EXPENSES	6,027,594	4,612,122

NET INCOME	$78,875,949	$5,513,713

(5)	Fair value definition and hierarchy

ASC Topic 820 establishes a hierarchal disclosure framework which prioritizes and ranks the level of market price observability used in measuring assets and liabilities at fair value. Market price observability is affected by a number of factors, including the type of investment, the characteristics specific to the investment and the state of the marketplace including the existence and transparency of transactions between market participants. Assets and liabilities with readily available active quoted prices or for which fair value can be measured from actively quoted prices in an orderly market generally will have a higher

GWG HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(5)	Fair value definition and hierarchy (continued)

degree of market price observability and a lesser degree of judgment used in measuring fair value. ASC Topic 820 establishes a three-level valuation hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

The hierarchy is broken down into three levels based on the observability of inputs as follows:

•

Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

•	Level 2—Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

•	Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of observable inputs can vary by types of assets and liabilities and is affected by a wide variety of factors, including, for example, whether the investment is established in the marketplace, the liquidity of markets and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by management in determining fair value is greatest for assets and liabilities categorized in Level 3.

Life insurance policies represent the only financial instrument recorded at fair value on a recurring basis. The following tables reconcile the beginning and ending fair value of the Company’s Level 3 investments in life insurance policies for the years ended December 31, 2010 and 2009 and six months ended June 30, 2011 (unaudited):

Level 3
Balance at January 1, 2009	$—
Purchases	11,625,000
Maturities	—
Net change in unrealized gain	1,283,000

Balance at December 31, 2009	12,908,000
Purchases	53,224,000
Maturities	(242,000)
Net change in unrealized gain	16,828,000

Balance at December 31, 2010	$82,718,000
Purchases (unaudited)	9,124,000
Maturities (unaudited)	—
Net change in unrealized gain (unaudited)	16,638,000

Balance at June 30, 2011 (unaudited)	$108,480,000

GWG HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(5)	Fair value definition and hierarchy (continued)

The fair value of a portfolio of life insurance policies is based on information available to the Company at the reporting date. Fair value is based upon a discounted cash flow basis that incorporates current life expectancy assumptions. Life expectancy reports have been obtained from independent, third-party widely accepted life expectancy providers. The discount rate incorporates current information about market interest rates, the credit exposure to the insurance company that issued the life insurance policy and management’s estimate of the risk of premium an investor in the portfolio of policies would require.

The fair value of life insurance policies is estimated using present value calculations based on the data specific to each individual life insurance policy. The following summarizes data utilized in estimating the fair value of the portfolio of life insurance policies:

	December 31,		June 30,
	2010	2009	2011	2010
			(unaudited)
Average age of insured	80.33	81.12	80.5	80.15
Average life expectancy, months	102	103	97	109
Average maturity value	2,710,310	2,855,044	2,725,774	2,501,623
Discount rate	13.36%	14.24%	13.38%	14.11%

Mortality rates: Standard life expectancy as adjusted for insured’s specific circumstances.

These assumptions are, by their nature, inherently uncertain and the effect of changes in estimates may be significant. The fair value measurements used in estimating the present value calculation are derived from valuation techniques generally used in the industry that include inputs for the asset that are not based on observable market data. The extent to which the fair value could reasonable vary in the near term has been quantified by evaluating the effect of changes in significant underlying assumptions used to estimate the fair value amount. If the life expectancies were increased or decreased by 4 months and the discount factors were increased or decreased by 1% while all other variables are held constant, the carrying value of the investment in life insurance policies would increase or (decrease) by the unaudited amounts summarized below:

	Change in life expectancy
	plus 4 months	minus 4 months
Investment in life policies
December 31, 2010	$(7,047,000)	$7,278,000

June 30, 2011 (unaudited)	$(8,902,000)	$9,179,000

	Change in discount rate
	plus 1%	minus 1%
Investment in life policies
December 31, 2010	$(5,283,000)	$5,785,000

June 30, 2011 (unaudited)	$(6,324,000)	$6,900,000

Carrying value of receivables, prepaid expenses, accounts payable and accrued expenses approximate fair value due to their short term maturities. Carrying amounts of the Company’s Series I Secured notes payable and revolving credit facility approximate fair value as the interest rates on these instruments were issued primarily based on current market rates of interest.

GWG HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6)	Notes receivable from related parties

Notes receivable from related parties consist of various unsecured notes receivable totaling $2,306,000, $1,761,000 and $2,306,000 at December 31, 2010, December 31, 2009 and June 30, 2011 (unaudited), respectively. These notes are due from shareholders of the Company, with interest rates ranging from 4.2% to 5%, payable annually and maturing between July 31, 2011, and October 17, 2011. Interest income from related parties totaled $82,000, $65,000, $0 and $19,000 during the year ended December 31, 2010 and 2009 and the six months ended June 30, 2011 (unaudited) and June 30, 2010 (unaudited), respectively. As a part of the Company’s compensation plan effective January 1, 2011, interest income due from related parties for the six months ended June 30, 2011 was considered non-cash compensation to members and included in employee compensation and benefits in the statement of operations for the corresponding time period.

On July 27, 2011 the Company made distributions to the shareholders in the amount of their respective note receivable balances. They immediately repaid their note balances and the related accrued interest in full.

As of December 31, 2010, December 31, 2009 and June 30, 2011 (unaudited), the Company had receivables totaling $5,000,000 due from an affiliate, Opportunity Finance, LLC, that were fully reserved in 2008. Opportunity Finance, LLC ceased operations in 2008. Interest of $299,000 was accrued during 2008 and was reserved for later in 2008 when the entity ceased its operations. In 2009, the Company received payment of $299,000 that was reported as a recovery of losses on related-party notes.

As of December 31, 2010, December 31, 2009 and June 30, 2011 (unaudited), the Company had receivables totaling $0, $680,000, and $0, respectively, due from an unconsolidated subsidiary, DLP, as discussed in note 4, “Investment in unconsolidated company.” Due to DLP’s continued losses and limited cash flow, $532,000 of these receivables were reserved for as of December 31, 2008, and an additional reserve of $148,000 was provided for in 2009. During 2010, the Company received $20,000 as payment on these receivables, which payment is reported as a recovery of losses on related-party notes. The remaining fully reserved balance of $660,000 was written off upon the sale of DLP’s assets and liabilities to Life Assets Trust S.A. as discussed in note 4.

(7)	Due to related parties

The Company had various amounts due to related companies, as follows:

	December 31, 2010	December 31, 2009	June 30, 2011 (unaudited)
Due to Insurance Strategies Fund (see note 10), unsecured, bearing interest at 8.0%	$—	$2,300,000	$203,000

Due to Opportunity Finance, LLC, unsecured, and noninterest-bearing	—	1,000	—

	$—	$2,301,000	$203,000

(8)	Revolving credit facility

On July 15, 2008, DLP II and United Lending entered into a revolving credit facility pursuant to a Credit and Security Agreement (Agreement) with Autobahn Funding Company LLC (Autobahn), providing the Company with a maximum borrowing amount of $100,000,000. Autobahn is a commercial paper conduit that issues commercial paper to investors in order to provide funding to DLP II and United Lending. DZ Bank AG acts as the agent for Autobahn. The Agreement expires on July 15, 2013. The amount outstanding under this facility as of December 31, 2010, December 31, 2009 and June 30, 2011 (unaudited) was $37,085,000, $4,987,000 and $48,175,000 respectively.

GWG HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(8)	Revolving credit facility (continued)

The Agreement requires DLP II or United Lending to pay, on a monthly basis, interest at the commercial paper rate plus an applicable margin, as defined in the Agreement. The effective rate was 2.14% and 2.03% at December 31, 2010 and June 30, 2011 (unaudited), respectively. The Agreement also requires payment of an unused line fee on the amount unused under the revolving credit facility. The note is secured by a security agreement covering substantially all of DLP II and United Lending assets. The Company anticipates making all required principal and interest payments under the Agreement.

The Agreement has certain financial and nonfinancial covenants. The Company is in compliance with these covenants at December 31, 2010 and June 30, 2011. In addition, advances under the Agreement are subject to a borrowing base formula, which limits the availability of advances. Total funds available for borrowing under the borrowing base formula criteria at December 31, 2010 and June 30, 2011 (unaudited) were $11,063,000, and $11,460,000 respectively.

Holdings is not obligated to guarantee loan or interest payments on the revolving credit facility with Autobahn. Holdings is obligated under a performance guaranty in connection with the revolving credit facility to provide servicing obligations for policies held by GWG DLP Master Trust II.

(9)	Series I Secured notes payable

Series I Secured notes payable have been issued in conjunction with the GWG Series I Secured notes private placement memorandums dated August 25, 2009 (last revised November 15, 2010). Series I Secured notes have maturity dates ranging from six months to seven years with fixed interest rates varying from 7.0% to 9.55% depending on the term of the note. Interest is payable monthly, quarterly, annually or at maturity depending on the terms of the note. At December 31, 2010, December 31, 2009 and June 30, 2011 (unaudited) the weighted average interest rates of Series I Secured notes was 7.90%, 7.62% and 8.01%, respectively. The notes are secured by assets of GWG Life. The amount outstanding under these Series I Secured notes was $53,293,000, $13,600,000 and $60,621,000 at December 31, 2010, December 31, 2009 and June 30, 2011 (unaudited), respectively.

Since inception, the Company has raised approximately $60.6 million (net of redemptions) through the issuance of Series I Secured notes. The Company plans to acquire and maintain life insurance policies with Series I Secured note proceeds plus borrowings from the Autobahn revolving credit facility. Management estimates that these contract acquisitions should generate sufficient origination and servicing fees in 2011, to result in positive cash flow from operations of approximately $900,000. On June 14, 2011, the Company closed the offering.

On November 15, 2010, the owners pledged their ownership interests in the Company to the Series I Trust as security for advances under the Series I Trust arrangement.

The use of proceeds from the issuances of Series I Secured notes is limited to the following:

1.	Payment of commissions of Series I Secured note sales

2.	Purchase life insurance policies

3.	Pay premiums of life insurance policies

4.	Pay principal and interest to Senior Liquidity Provider (DZ Bank)

5.	Pay portfolio or note operating fees or costs

6.	Pay trustee (Wells Fargo Bank, N.A.)

7.	Pay servicer and collateral fees

8.	Pay principal and interest on Series I Secured notes

GWG HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(9)	Series I Secured notes payable (continued)

9.	Make distributions to equity holders for tax liability related to portfolio

10.	Purchase interest rate caps, swaps, or hedging instruments

11.	Pay GWG Series I Trustee fees

12.	Pay offering expenses

Future maturities of Series I Secured notes payable at December 31, 2010 and June 30, 2011 (unaudited) are as follows:

As of December 31, 2010
Years Ending December 31,
2011	$26,012,000
2012	12,157,000
2013	3,486,000
2014	892,000
2015	5,181,000
Thereafter	5,565,000

Totals	$53,293,000

As of June 30, 2011	(unaudited)
Years Ending December 31,
2011	16,981,000
2012	19,698,000
2013	8,811,000
2014	1,790,000
2015	5,005,000
2016	2,002,000
Thereafter	6,334,000

60,621,000

(10)	Noncontrolling interest

Opportunity Bridge Funding—The Company’s subsidiary, Opportunity Bridge Funding, issued a preferred membership interest to a related party, Insurance Strategies Fund, LLC. Under the terms of a preferred membership investment certificate and the amended Operating Agreement, the preferred membership investment entitled the preferred membership investors to all of the economic benefits of Opportunity Bridge Funding, LLC during which time the preferred membership was invested. The preferred membership interest in Opportunity Bridge Funding has been reflected as noncontrolling interest in the accompanying consolidated financial statements through December 31, 2009. Effective January 1, 2010, the preferred member of Opportunity Bridge Funding, Insurance Strategies Fund, LLC (a related party controlled by members of the Company) purchased Holding’s membership interest in Opportunity Bridge Funding for $1. Opportunity Bridge Funding was no longer consolidated as of that date. No gain or loss was recognized as a result of the transaction. Net assets and noncontrolling interest of $1,469,000 were deconsolidated.

GWG Life—On September 3, 2009 the Company amended and restated its operating agreement authorizing the issuance of non-voting preferred Series I Units (Series I Units) redeemable at the Company’s option for an amount equal to the tax basis of the Series I Units at the date of redemption. The Series I Units were entitled to receive all the remaining economic benefits, including cash flow, proceeds and distributions of or from current assets owned or hereafter acquired, directly or indirectly by the Company, including those of DLP and DLPII after amounts to be paid to senior lenders and Series I Secured note holders. Effective

GWG HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(10)	Noncontrolling interest (continued)

September 3, 2009 a related party, Insurance Strategies Fund, LLC (ISF), was issued one Series I Unit and contributed $851,000 of capital to the Company. During the period September 4, 2009 through February 28, 2010, ISF made an additional capital contribution of $680,000 resulting in total capital contributions of $1,531,000. During this same period, tax losses of $1,560,000 allocated to ISF’s interest in GWG Life reduced its tax basis to a negative amount. In accordance with ASC 810-10-45-18, intra-entity income or loss was eliminated, and was not affected by the controlling interest. In accordance with ASC 810-10-45-19, revenues, expenses, gains, losses, net income or loss, and other comprehensive income was reported on a consolidated basis. In accordance with ASC 810-10-45-20, net income or loss and comprehensive income or loss was attributed to the parent and the non-controlling interest. In accordance with ASC 810-10-45-21 the non-controlling interest was attributed its share of losses even when that allocation resulted in a deficit non-controlling interest balance. As a result of these allocations, the non-controlling interest had a member’s capital balance of $(1,915,000).

In accordance with the provisions of the GWG Life Amended and Restated Operating Agreement dated as of September 30, 2009, the Company purchased ISF’s interest in GWG Life Series I units on March 1, 2010 for an amount equal to its tax basis. As the remaining member in GWG Life, Holdings recorded a transfer of ISF’s $(1,915,000) GAAP basis non-controlling interest in GWG Life to member’s capital and non-redeemable member’s interest.

(11)	Income taxes

The Company was a pass through entity for federal income tax purposes through June 10, 2011. No income tax provision has been included in these consolidated financial statements through June 10, 2011 as the related income or loss of the Company is required to be reported by the respective members on their income tax returns.

The Company, as provided by Delaware state regulations, has changed its legal structure from a limited liability company to a corporation effective June 10, 2011. Subsequent to the conversion, the Company will report its income or loss on its own tax return and be responsible for any related taxes.

Deferred tax assets and liabilities and the related tax expense will be recorded effective the date of the Company’s change in tax status thereby reflecting the income tax effect of temporary differences between the tax basis and the financial reporting basis of assets and liabilities. The Company’s tax provision for the period ended June 30, 2011 includes both the income tax expense related to the entity’s conversion and operations for the period June 11 to June 30, 2011.

Significant differences between the recorded amounts of assets and liabilities for financial reporting purposes and such amounts reported under tax laws and regulations are as follows:

	December 31,		June 30,
	2010	2009	2011	2010
			(unaudited)
Tax basis greater (less) than financial reporting basis
Life insurance policies	$(6,315,000)	$(504,000)	$(13,348,000)	$(14,514,000)
Related party receivables	$4,787,000	$4,869,000	$4,787,000	$4,787,000

The Company’s net deferred tax liability and deferred tax expense was $3,464,000 on the date of the change in tax status. This net deferred liability consisted of a gross deferred asset of $1,977,000 and a deferred liability of $5,441,000.

GWG HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(11)	Income taxes (continued)

The provision for income taxes consists of the following:

	Years Ended December 31,		Six months Ended June 30,
	2010	2009	2011	2010
Current income taxes
Federal income taxes	$—	$—	$—	$—
State and local income taxes	—	—	2,500	—
Utilization of net operating loss	—	—	—	—

Total current income tax expense	—	—	2,500	—

Deferred income taxes	—	—
Temporary differences	—	—	3,779,000	—

Total deferred income tax expense	—	—	3,779,000	—

Total income tax expense (credit)	$—	$—	$3,781,500	$—

(12)	Proforma information

The following summarizes the proforma effect on the Company’s net income (loss) attributable to controlling interests to reflect a tax expense (benefit) as if it had been a taxable corporate entity for all periods reported.

	Year Ended		Six Months Ended
	December 31,	December 31,	June 30,	June 30,
	2010	2009	2011	2010
	(unaudited)		(unaudited)
INCOME (LOSS) BEFORE TAXES	$(230,395)	$(4,833,413)	$5,193,781	$(8,570,372)
INCOME TAX EXPENSE (BENEFIT)	(53,000)	(1,718,000)	2,013,000	(3,104,000)

NET INCOME (LOSS)	(177,395)	(3,115,413)	3,180,781	(5,466,372)
NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(814,934)	(1,327,273)	—	(814,934)

NET INCOME (LOSS) ATTRIBUTABLE TO CONTROLLING INTERESTS	637,539	(1,788,140)	3,180,781	(4,651,438)
NET (INCOME) LOSS ATTRIBUTABLE TO REDEEMABLE INTERESTS	(30,015)	321,972	—	288,090

NET INCOME (LOSS) AVAILABLE TO NONREDEEMABLE INTERESTS	$607,524	$(1,466,168)	$3,180,781	$(4,363,348)

Proforma per share earnings (loss) attributable to controlling interests as reported on the statement of operations is calculated using the weighted average number of shares outstanding during the period including redeemable interests.

(13)	Commitments

The Company conducts its operations in facilities sublet from a related party. The non-cancelable lease agreement provides for monthly rental payments over the lease term. Rent expensed under this arrangement was $168,000, $149,000, $73,000 and $49,000 during the years ended December 31, 2010 and 2009 and the six months ended June 30, 2011 (unaudited) and June 30, 2010 (unaudited), respectively. This agreement expires in April 2012. Future minimum lease payments which must be made under this agreement are $75,000 in 2011 and $50,000 in 2012.

GWG HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(14)	Contingencies

Litigation—In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Contingency matter—An affiliate of the Company is subject to litigation, clawback claims by the bankruptcy trustee for third party matters in which our affiliates received payments that may have been deemed preference payments. If the affiliate subject to litigation is unsuccessful in defending against these claims, the affiliate is an owner of the Company’s equity, and thus that equity ownership may be sold or transferred to other parties to satisfy such claims.

In addition, the Company invested $1,000,000 in the affiliate, and was repaid in full plus interest of $177,000. This investment amount may also be subject to clawback claims by the bankruptcy court. These matters may also distract management and reduce the time and attention that they are able to devote to the Company’s operations.

(15)	Guarantees of secured debentures

Holdings will file with the Securities and Exchange Commission to offer for sale $250,000,000 of secured debentures. The secured debentures are secured by the assets of Holdings and a pledge of all the common stock by the largest shareholders. Obligations under the debentures will also be guaranteed by Holding’s subsidiary GWG Life. This guarantee will involve the grant of a security interest in all the assets of GWG Life. GWG Life is a wholly owned subsidiary of Holdings and the payment of principal and interest on the secured debentures is fully and unconditionally guaranteed by GWG Life. The majority of the life insurance policies are held by DLP II. The policies held by DLP II will not be collateral for the debenture obligations.

The consolidating financial statements are presented in lieu of separate financial statements and other related disclosures of the subsidiary guarantors and issuer because management does not believe that separate financial statements and related disclosures would be material to investors. There are currently no significant restrictions on the ability of Holdings or GWG Life, the guarantor subsidiary, to obtain funds from its subsidiaries by dividend or loan, except as follows. DLP II is a borrower under a credit agreement with Autobahn, with DZ Bank AG as agent, as described in note 8. The significant majority of insurance policies owned by the Company are subject to a collateral arrangement with DZ Bank AG described in note 2. Under this arrangement, collection and escrow accounts are used to fund purchases and premiums of the insurance policies and to pay interest and other charges under its revolving credit facility. DZ Bank AG and Autobahn must authorize all disbursements from these accounts, including any distributions to GWG Life. Distributions are limited to an amount that would result in the borrowers realizing an annualized rate of return on the equity funded amount for such assets of not more than 18%, as determined by DZ Bank AG. After such amount is reached, the credit agreement requires that excess funds be used to fund repayments or a reserve account in certain amount, before any additional distributions may be made.

GWG HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(15) Guarantees of secured debentures (continued)

The following represents consolidating financial information as of December 31, 2010 and 2009 and June 30, 2011 (unaudited) and 2010 (unaudited), with respect to the financial position as of December 31, 2010 and 2009 and June 30, 2011 (unaudited), and results of operations and cash flows of Holdings and its subsidiaries for the years ended December 31, 2010 and 2009 and the six months ended June 30, 2011 (unaudited) and 2010 (unaudited). The parent column presents the financial information of Holdings, the primary obligor of the secured debentures. The guarantor subsidiary column presents the financial information of GWG Life, the guarantor subsidiary of the secured debentures, presenting its investment in DLP II under the equity method The non-guarantor subsidiaries column presents the financial information of all non-guarantor subsidiaries including DLP II.

Consolidating Balance Sheets

December 31, 2010	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
ASSETS
Cash and cash equivalents	$—	$189,842	$1,568,388	$—	$1,758,230
Restricted cash	—	4,585,069	633,940	—	5,219,009
Due from related parties	—	30,353,176	—	(30,350,761)	2,415
Investment in life settlements	—	3,454,861	79,262,701	—	82,717,562
Deferred financing costs	—	—	562,834	—	562,834
Other assets	—	79,213	711,495	—	790,708
Investment in subsidiaries	(1,576,667)	14,340,677	—	(12,764,010)	—

TOTAL ASSETS	$(1,576,667)	$53,002,838	$82,739,358	$(43,114,771)	$91,050,758

LIABILITIES & EQUITY (DEFICIT)
LIABILITIES
Revolving credit facility	$—	$—	$37,085,452	$—	$37,085,452
Series I Secured notes payable	—	51,798,992	—	—	51,798,992
Accounts payable	—	85,547	625,000	—	710,547
Due to related parties	30,000	—	30,320,761	(30,350,761)	—
Accrued expenses
Interest	—	924,848	50,969	—	975,817
Other	—	283,521	35,082	—	318,603

TOTAL LIABILITIES	30,000	53,092,908	68,117,264	(30,350,761)	90,889,411

REDEEMABLE MEMBER’S INTEREST	(509,126)	—	—	—	(509,126)

EQUITY (DEFICIT)
Members’ capital	(1,097,541)	2,215,998	14,622,094	(12,764,010)	2,976,541
Notes receivable from related parties	—	(2,306,068)	—	—	(2,306,068)

TOTAL EQUITY (DEFICIT)	(1,097,541)	(90,070)	14,622,094	(12,764,010)	670,473

TOTAL LIABILITIES & EQUITY (DEFICIT)	$(1,576,667)	$53,002,838	$82,739,358	$(43,114,771)	$91,050,758

GWG HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(15) Guarantees of secured debentures (continued)

Consolidating Balance Sheets (continued)

December 31, 2009	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
ASSETS
Cash and cash equivalents	$—	$199,168	$981,682	$—	$1,180,850
Restricted cash	—	5,751,115	—	—	5,751,115
Bridge loans, net	—	—	3,226,274	—	3,226,274
Due from related parties	4,965,754	6,937,356	—	(11,903,110)	—
Investment in life settlements	—	1,592,834	11,315,338	—	12,908,172
Deferred financing costs	—	—	795,730	—	795,730
Other assets	29,976	172,956	25,541	—	228,473
Investment in subsidiaries	(2,365,220)	134,267	—	2,230,953	—

TOTAL ASSETS	$2,630,510	$14,787,696	$16,344,565	$(9,672,157)	$24,090,614

LIABILITIES & EQUITY (DEFICIT)
LIABILITIES
Revolving credit facility	$—	$—	$4,987,425	$—	$4,987,425
Series I Secured notes payable	—	13,570,983	—	—	13,570,983
Accounts payable	—	83,729	678,130	—	761,859
Due to related parties	613,087	2,862,279	10,728,799	(11,903,110)	2,301,055
Accrued expenses
Interest	—	114,500	32,589	—	147,089
Other	—	588,327	8,800	—	597,127

TOTAL LIABILITIES	613,087	17,219,818	16,435,743	(11,903,110)	22,365,538

REDEEMABLE MEMBER’S INTEREST	(470,436)	—	—	—	(470,436)

EQUITY (DEFICIT)
Members’ capital	2,487,859	647,215	(1,559,966)	2,230,953	3,806,061
Notes receivable from related parties	—	(1,761,134)	—	—	(1,761,134)
Noncontrolling interest	—	(1,318,203)	1,468,788	—	150,585

TOTAL EQUITY (DEFICIT)	2,487,859	(2,432,122)	(91,178)	2,230,953	2,195,512

TOTAL LIABILITIES & EQUITY (DEFICIT)	$2,630,510	$14,787,696	$16,344,565	$(9,672,157)	$24,090,614

GWG HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(15) Guarantees of secured debentures (continued)

Consolidating	Balance Sheets (continued)

June 30, 2011 (unaudited)	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
ASSETS
Cash and cash equivalents	$66,831	$282,339	$—	$—	$349,170
Restricted cash	—	1,975,844	1,595,607	—	3,571,451
Due from related parties	81,000	37,436,793	—	(37,479,358)	38,435
Investment in life settlements	—	3,642,884	104,837,001	—	108,479,885
Deferred financing costs	—	—	446,385	—	446,385
Other assets	—	209,959	1,096,735	—	1,306,694
Deferred tax asset, net	46,800	1,062,100	—	(1,108,900)	—
Investment in subsidiaries	3,941,021	17,190,543	—	(21,131,564)	—

TOTAL ASSETS	$4,135,652	$61,800,462	$107,975,728	$(59,719,822)	$114,192,020

LIABILITIES & MEMBERS’ EQUITY (DEFICIT)
LIABILITIES
Revolving credit facility	$—	$—	$48,175,000	$—	$48,175,000
Series I Secured notes payable	—	58,854,268	—	—	58,854,268
Accounts payable	50,489	35,145	—	—	85,634
Due to related parties	202,967	81,000	37,398,358	(37,479,358)	202,967
Accrued expenses
Interest	—	1,147,252	88,568	—	1,235,820
Other	2,500	271,037	12,166	—	285,703
Deferred tax liability, net	—	—	4,887,900	(1,108,900)	3,779,000

TOTAL LIABILITIES	255,956	60,388,702	90,561,992	(38,588,258)	112,618,392

MEMBERS’ EQUITY (DEFICIT)
Members’ capital	—	3,717,828	17,413,736	(21,131,564)	—
Common stock (par value $0.001; shares authorized 210,000,000; shares issued 4,500,000	4,500	—	—	—	4,500
Additional paid-in capital	6,866,984	—	—	—	6,866,984
Retained earnings	(2,991,788)	—	—	—	(2,991,788)
Notes receivable from related parties	—	(2,306,068)	—	—	(2,306,068)

TOTAL MEMBERS’ EQUITY (DEFICIT)	3,879,696	1,411,760	17,413,736	(21,131,564)	1,573,628

TOTAL LIABILITIES EQUITY (DEFICIT)	$4,135,652	$61,800,462	$107,975,728	$(59,719,822)	$114,192,020

GWG HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(15) Guarantees of secured debentures (continued)

Consolidating Statements of Operations

For the year ended December 31, 2010	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUE
Contract servicing fees	$—	$6,153,650	$—	$(6,010,668)	$142,982
Gain on life settlements	—	1,003,257	7,655,617	—	8,658,874
Interest and other income	1,268	94,468	1,355	—	97,091

TOTAL REVENUE	1,268	7,251,375	7,656,972	(6,010,668)	8,898,947

EXPENSES
Origination and servicing fees	—	200,100	5,810,568	(6,010,668)	—
Employee compensation and benefits	9,800	2,220,306	—	—	2,230,106
Legal and professional fees	30,000	957,847	121,166	—	1,109,013
Interest expense	57,166	2,969,067	657,500	—	3,683,733
Recovery of losses on related-party notes	—	(20,425)	—	—	(20,425)
Amortization of deferred financing					—
and issuance costs	—	510,739	232,896	—	743,635
Other expenses	14,758	1,305,521	63,001	—	1,383,280

TOTAL EXPENSES	111,724	8,143,155	6,885,131	(6,010,668)	9,129,342

INCOME (LOSS) BEFORE EQUITY IN LOSS OF SUBSIDIARIES	(110,456)	(891,780)	771,841	—	(230,395)
EQUITY IN LOSS OF SUBSIDIARY	(2,916,340)	896,734	—	2,019,606	—

NET INCOME (LOSS)	(3,026,796)	4,954	771,841	2,019,606	(230,395)
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	1,277,682	—	—	1,277,682

NET INCOME (LOSS) ATTRIBUTABLE TO CONTROLLING INTEREST	(3,026,796)	1,282,636	771,841	2,019,606	1,047,287
NET (INCOME) LOSS ATTRIBUTABLE TO REDEEMABLE MEMBER’S INTEREST	134,692	(57,077)	(34,347)	(89,939)	(46,671)

NET INCOME (LOSS) AVAILABLE TO NONREDEEMABLE MEMBER’S INTERESTS	$(2,892,104)	$1,225,559	$737,494	$1,929,667	$1,000,616

GWG HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(15)	Guarantees of secured debentures (continued)

Consolidating Statements of Operations (continued)

For the year ended December 31, 2009	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUE
Contract servicing fees	$—	$1,133,562	$—	$(1,048,787)	$84,775
Gain on life settlements	—	(131,296)	940,240		808,944
Broker fees	—	—	19,500	—	19,500
Interest on bridge loans	—	—	165,538	—	165,538
Interest and other income	26	265,592	2,748	—	268,366

TOTAL REVENUE	26	1,267,858	1,128,026	(1,048,787)	1,347,123

EXPENSES
Origination and servicing fees	—	—	1,048,787	(1,048,787)	—
Employee compensation and benefits	32,252	1,732,004	146,545	—	1,910,801
Legal and professional fees	49,200	1,033,795	25,994	—	1,108,989
Interest expense	280,275	266,033	46,793	—	593,101
Recovery of losses on related-party notes	—	(151,520)	—	—	(151,520)
Amortization of deferred financing and issuance costs	—	—	232,896	—	232,896
Other expenses	34,058	1,968,672	483,539	—	2,486,269

TOTAL EXPENSES	395,785	4,848,984	1,984,554	(1,048,787)	6,180,536

INCOME (LOSS) BEFORE EQUITY IN LOSS OF SUBSIDIARIES	(395,759)	(3,581,126)	(856,528)	—	(4,833,413)
EQUITY IN LOSS OF SUBSIDIARY	(4,437,654)	(625,892)	—	5,063,546	—

NET INCOME (LOSS)	(4,833,413)	(4,207,018)	(856,528)	5,063,546	(4,833,413)
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	2,168,839	(109,639)	—	2,059,200

NET INCOME (LOSS) ATTRIBUTABLE TO CONTROLLING INTEREST	(4,833,413)	(2,038,179)	(966,167)	5,063,546	(2,774,213)
NET (INCOME) LOSS ATTRIBUTABLE TO REDEEMABLE MEMBER’S INTEREST	870,014	366,872	173,910	(911,272)	499,524

NET INCOME (LOSS) AVAILABLE TO NONREDEEMABLE MEMBER’S INTERESTS	$(3,963,399)	(1,671,307)	$(792,257)	$4,152,274	$(2,274,689)

GWG HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(15)	Guarantees of secured debentures (continued)

Consolidating Statements of Operations (continued)

For the six months ended June 30, 2011 (unaudited)	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUE
Contract servicing fees	$—	$1,999,925	$—	$(1,999,925)	$—
Gain (loss) on life settlements	—	(45,327)	10,339,436	—	10,294,109
Interest and other income	—	28,384	3,586	—	31,970

TOTAL REVENUE	—	1,982,982	10,343,022	(1,999,925)	10,326,079

EXPENSES
Origination and servicing fees	—	6,000	1,993,925	(1,999,925)	—
Employee compensation and benefits	—	942,020	—	—	942,020
Legal and professional fees	31,210	229,642	3,000	—	263,852
Interest expense	—	1,890,065	524,607	—	2,414,672
Amortization of deferred financing and issuance costs	—	780,092	116,448	—	896,540
Other expenses	94,412	495,302	25,500	—	615,214

TOTAL EXPENSES	125,622	4,343,121	2,663,480	(1,999,925)	5,132,298

INCOME (LOSS) BEFORE EQUITY IN LOSS OF SUBSIDIARIES	(125,622)	(2,360,139)	7,679,542	—	5,193,781
EQUITY IN INCOME (LOSS) OF SUBSIDIARY	5,319,403	7,737,767	—	(13,057,170)	—

NET INCOME (LOSS) BEFORE TAXES	5,193,781	5,377,628	7,679,542	(13,057,170)	5,193,781
INCOME TAX EXPENSE (CREDIT)	(46,800)	(1,062,100)	4,890,400	—	3,781,500

NET INCOME (LOSS)	5,240,581	6,439,728	2,789,142	(13,057,170)	1,412,281
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—	—	—	—

NET (INCOME) LOSS ATTRIBUTABLE TO CONTROLLING INTEREST	5,240,581	6,439,728	2,789,142	(13,057,170)	1,412,281
NET (INCOME) LOSS ATTRIBUTABLE TO REDEEMABLE INTERESTS	—	—	—	—	—

NET INCOME (LOSS) ATTRIBUTABLE TO NONREDEMABLE INTERESTS	$5,240,581	6,439,728	2,789,142	(13,057,170)	1,412,281

GWG HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(15)	Guarantees of secured debentures (continued)

Consolidating Statements of Operations (continued)

For the six months ended June 30, 2010 (unaudited)	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUE
Contract servicing fees	$—	$2,968,862	$—	$(2,938,562)	$30,300
Gain (loss) on life settlements	—	(919,975)	(3,769,885)	—	(4,689,860)
Interest and other income	1,267	24,537	1,232	—	27,036

TOTAL REVENUE	1,267	2,073,424	(3,768,653)	(2,938,562)	(4,632,524)

EXPENSES
Origination and servicing fees	—	16,300	2,922,262	(2,938,562)	—
Employee compensation and benefits	—	1,195,056	—	—	1,195,056
Legal and professional fees	—	605,639	—	—	605,639
Interest expense	60,765	1,068,273	264,969		1,394,007
Amortization of deferred financing and issuance costs	—	—	116,448	—	116,448
Other expenses	11,565	586,721	28,412	—	626,698

TOTAL EXPENSES	72,330	3,471,989	3,332,091	(2,938,562)	3,937,848

INCOME (LOSS) BEFORE EQUITY IN LOSS OF SUBSIDIARIES	(71,063)	(1,398,565)	(7,100,744)	—	(8,570,372)
EQUITY IN LOSS OF SUBSIDIARY	(8,499,309)	(7,040,244)	—	15,539,553	—

NET INCOME (LOSS)	(8,570,372)	(8,438,809)	(7,100,744)	15,539,553	(8,570,372)
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	1,277,682	—	—	1,277,682

NET INCOME (LOSS) ATTRIBUTABLE TO CONTROLLING INTEREST	(8,570,372)	(7,161,127)	(7,100,744)	15,539,553	(7,292,690)
NET (INCOME) LOSS ATTRIBUTABLE TO REDEEMABLE MEMBER’S INTEREST	530,812	443,529	439,790	(962,453)	451,678

NET INCOME (LOSS) AVAILABLE TO NONREDEMABLE MEMBER’S INTERESTS	$(8,039,560)	$(6,717,598)	$(6,660,954)	$14,577,100	$(6,841,012)

GWG HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(15) Guarantees of secured debentures (continued)

Consolidating Statements of Cash Flows

For the year ended December 31, 2010	Parent		Guarantor Subsidiary		Non-Guarantor Subsidiaries		Eliminations		Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES	$		$		$		$		$
Net income (loss)		(230,395)		142,055		834,842		(976,897)		(230,395)
Adjustments to reconcile net loss to net cash flows from operating activities:
(Gain) loss on life settlements		—		(1,003,257)		(15,982,137)		—		(16,985,394)
Recovery of losses on notes receivable from related parties		—		(20,425)		—		—		(20,425)
Capitalized interest on balance of notes receivable from related parties		—		(82,435)		—		—		(82,435)
Amortization of deferred financing and issuance costs		—		513,739		232,896		—		746,635
(Increase) decrease in operating assets:
Due from related parties		(2,415)		—		—		—		(2,415)
Other assets		842,464		(37,166,317)		35,168,491		976,897		(178,465)
Increase (decrease) in operating liabilities:
Due to related party		(610,888)		—		—		—		(610,888)
Accounts payable and accrued expenses		1,234		1,819		599,813		—		602,866

NET CASH FLOWS USED IN OPERATING ACTIVITIES		—		(37,614,821)		20,853,905		—		(16,760,916)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life settlements		—		(858,770)		(52,365,226)		—		(53,223,996)

NET CASH FLOWS USED IN INVESTING ACTIVITIES		—		(858,770)		(52,365,226)		—		(53,223,996)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from revolving credit facility		—		—		32,098,027		—		32,098,027
Proceeds from issuance of Series I Secured notes payable		—		43,494,690		—		—		43,494,690
Payments for redemption of Series I Secured notes payable		—		(5,780,420)		—		—		(5,780,420)
Proceeds (payments) from restricted cash		—		532,106		—		—		532,106
Advances on notes to related parties		—		(462,499)		—		—		(462,499)
Issuance of non-controlling interest member capital		—		680,388		—		—		680,388

NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES		—		38,464,265		32,098,027		—		70,562,292

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS		—		(9,326)		586,706		—		577,380
CASH AND CASH EQUIVALENTS
BEGINNING OF YEAR		—		199,168		981,682		—		1,180,850

END OF YEAR		$—		$189,842		$1,568,388		$—		$1,758,230

GWG HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(15) Guarantees of secured debentures (continued)

Consolidating Statements of Cash Flows (continued)

For the year ended December 31, 2009	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations		Consolidated

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(4,833,413)	$(4,207,018)	$(968,621)		$5,175,639	$(4,833,413)
Adjustments to reconcile net loss to net cash flows from operating activities:
(Gain) loss on life settlements	—	(343,204)	(940,240)		—	(1,283,444)
Recovery of losses on notes receivable from related parties	—	(151,520)	—		—	(151,520)
Capitalized interest on balance of notes receivable from related parties	—	(65,335)	—		—	(65,335)
Amortization of deferred financing and issuance costs	—	—	232,896		—	232,896
(Increase) decrease in operating assets:
Other assets	(254,072)	2,216,267	3,368,744		(5,175,639)	155,300
Increase (decrease) in operating liabilities:
Due to related party	290,898	212,499	—		—	503,397
Accounts payable and accrued expenses	—	643,143	514,310		—	1,157,453

NET CASH FLOWS USED IN OPERATING ACTIVITIES	(4,796,587)	(1,695,168)	2,207,089		—	(4,284,666)

CASH FLOWS FROM INVESTING ACTIVITIES
Net increase (decrease) in bridge loans	—	—	(869,275)		—	(869,275)
Investment in life settlements	—	(1,249,630)	(10,375,098)		—	(11,624,728)

NET CASH FLOWS USED IN INVESTING ACTIVITIES	—	(1,249,630)	(11,244,373)		—	(12,494,003)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from revolving credit facility	—	—	4,987,425		—	4,987,425
Proceeds from issuance of Series I Secured notes payable	—	13,972,508	—		—	13,972,508
Payments for redemption of Series I Secured notes payable	—	(401,525)	—		—	(401,525)
Proceeds (payments) from restricted cash	—	(5,751,115)	—		—	(5,751,115)
Issuance of member capital	4,796,587	—	—		—	4,796,587
Distributions to preferred member	—	(764,620)	—		—	(764,620)
Advances on notes to related parties	—	(287,500)	—		—	(287,500)
Issuance of non-controlling interest member capital	—	850,636	—		—	850,636
Redemption of non-controlling interest member capital	—	(4,767,025)	—		—	(4,767,025)

NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	4,796,587	2,851,359	4,987,425		—	12,635,371

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	(93,439)	(4,049,859)		—	(4,143,298)

CASH AND CASH EQUIVALENTS
BEGINNING OF YEAR	—	292,607	5,031,541			5,324,148

END OF YEAR	$—	$199,168	$981,682	$		$1,180,850

GWG HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(15) Guarantees of secured debentures (continued)

Consolidating Statements of Cash Flows (continued)

For the six months ended June 30, 2011 (unaudited)	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$5,240,581	$6,439,728	$2,789,142	$(13,057,170)	$1,412,281
Adjustments to reconcile net loss to net cash flows from operating activities:
(Gain) loss on life settlements	—	(171,873)	(16,466,720)	—	(16,638,593)
Amortization of deferred and issuance financing costs	—	—	116,448	—	116,448
Deferred income taxes	(49,300)	(1,062,100)	4,890,400	—	3,779,000
(Increase) decrease in operating assets:
Due from related parties	(81,000)	(193,920)	—	238,900	(36,020)
Other assets	(5,269,405)	(14,808,207)	(385,239)	19,946,866	(515,985)
Increase (decrease) in operating liabilities:
Due to related parties	172,967	81,000	7,077,596	(7,128,596)	202,967
Accounts payable and accrued expenses	52,988	159,519	(610,317)	—	(397,810)

NET CASH FLOWS USED IN OPERATING ACTIVITIES	66,831	(9,555,853)	(2,588,690)	—	(12,077,712)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life settlements	—	(16,150)	(9,107,580)	—	(9,123,730)

NET CASH FLOWS USED IN INVESTING ACTIVITIES	—	(16,150)	(9,107,580)	—	(9,123,730)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from revolving credit facility	—	—	11,089,548	—	11,089,548
Proceeds from issuance of Series I Secured notes payable	—	11,342,855	—	—	11,342,855
Payments for redemption of Series I Secured notes payable	—	(4,287,579)	—	—	(4,287,579)
Proceeds (payments) from restricted cash	—	2,609,224	(961,666)	—	1,647,558

NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	—	9,664,500	10,127,882	—	19,792,382

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	66,831	92,497	(1,568,388)	—	(1,409,060)
CASH AND CASH EQUIVALENTS
BEGINNING OF PERIOD	—	189,842	1,568,388	—	1,758,230

END OF PERIOD	$66,831	$282,339	$—	$—	$349,170

GWG HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(15) Guarantees of secured debentures (continued)

Consolidating Statements of Cash Flows (continued)

For the six months ended June 30, 2010 (unaudited)	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(8,570,372)	$(8,438,809)	$(7,100,744)	$15,539,553	$(8,570,372)
Adjustments to reconcile net loss to net cash flows from operating activities:
(Gain) loss on life settlements	—	797,875	1,385,804	—	2,183,679
Capitalized interest on balance of notes receivable from related parties	—	(18,658)		—	(18,658)
Amortization of deferred financing and issuance costs	—	—	116,448		116,448
(Increase) decrease in operating assets:
Due from related parties	3,742,406	(5,716,608)	(1,116)	1,844,223	(131,095)
Other assets	4,015,771	(20,716,739)	2,355,491	14,349,483	4,006
Increase (decrease) in operating liabilities:
Due to related party	753,288	(2,862,279)	27,626,847	(25,447,775)	70,081
Accounts payable and accrued expenses	58,907	639,430	(684,431)	—	13,906

NET CASH FLOWS USED IN OPERATING ACTIVITIES	—	(36,315,788)	23,698,299	6,285,484	(6,332,005)

CASH FLOWS FROM INVESTING ACTIVITIES
Net increase (decrease) in bridge loans
Investment in life settlements	—	(2,772,076)	(35,428,415)		(38,200,491)

NET CASH FLOWS USED IN INVESTING ACTIVITIES	—	(2,772,076)	(35,428,415)	—	(38,200,491)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from revolving credit facility	—	—	15,373,978	—	15,373,978
Proceeds from operating loans
Proceeds from issuance of Series I Secured notes payable	—	32,100,900	—	—	32,100,900
Payments for redemption of Series I Secured notes payable		(1,276,147)			(1,276,147)
Distributions to preferred member
Proceeds (payments) from restricted cash	—	7,973,842	(4,625,544)	(6,285,484)	(2,937,186)
Advances on notes to related parties	—	(200,000)		—	(200,000)
Issuance of non-controlling interest member capital		680,388			680,388
Redemption of non-controlling interest member capital

NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	—	39,278,983	10,748,434	(6,285,484)	43,741,933

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	191,119	(981,682)	—	(790,563)
CASH AND CASH EQUIVALENTS
BEGINNING OF PERIOD	—	199,168	981,682	—	1,180,850

END OF PERIOD	$—	$390,287	$—	$—	$390,287

GWG HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(16)	Concentration

GWG restricts its purchases of life insurance policies to policies written by life insurance companies receiving top ratings by independent rating agencies. As a result there may be certain concentrations of contracts with life insurance companies. The following summarizes the face value of insurance contracts with specific life insurance companies exceeding 10% of the total face value held by the Company.

	December 31, 2010	December 31, 2009	June 30, 2011 (unaudited)

Life insurance company	%	%	%

Company A	17.93	—	17.91
Company B	15.61	—	15.86
Company C	10.27	12.29	11.42
Company D	—	14.31	—
Company E	—	13.09	—

The following summarizes the face value of insurance contracts held in specific states exceeding 10% of the total face value held by the Company:

	December 31, 2010	December 31, 2009	June 30, 2011 (unaudited)

State of residence	%	%	%
California	30.00	30.69	31.93
New York	12.86	11.88	12.05
Florida	10.00	11.22	9.64

(17)	Subsequent event (unaudited)

On July 11, 2011 the Company entered into a Purchase and Sale Agreement with Athena Securities Group LTD (“Athena Securities”), whereby the Company sold 494,500 shares of its stock to Athena Securities. As part of this transaction the Company purchased 5,940 shares of Athena Structured Funds PLC (“Athena Funds”) from Athena Securities. After this agreement was executed, the Company owned 9.9% of Athena Funds, and Athena Securities owned 9.9% of GWG Holdings. The resulting structure will enable GWG Holdings to raise capital from global markets outside the USA for the exclusive purpose of purchasing and financing life insurance policies acquired in the secondary market in the United States.

On July 27, 2011 the Company made distributions to the shareholders in the amount of their respective loan advance balances. They immediately repaid their loans.

On August 9, 2011 the Company filed a certificate of amendment to its certificate of incorporation to affect a two-for-one forward stock split of its common stock.

On September 1, 2011, the Company issued 326,622.69 shares of Series A Convertible Preferred Stock for aggregate gross cash proceeds of $2,449,670 (i.e., $7.50 per preferred share), and issued related three-year warrants to purchase up to 24,497 shares of common stock at the exercise price of $6.25 per share. The Company offered and sold the preferred stock solely to accredited investors, and paid aggregate placement commissions, fees and non-accountable expenses of $244,967 in connection with the sale of preferred stock.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Set forth below are expenses (other than the selling agent’s commissions, dealer manager fees and allowance expenses) we expect to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates and actual expenses may vary considerably from these estimates depending upon how long the notes are offered and other factors:

Securities and Exchange Commission registration fee	$29,025
Accounting fees and expenses	$50,000
Legal fees and expenses	$150,000
Blue sky fees and expenses	$80,000
Printing expenses	$75,000
Trustee fees and expenses	$100,000
Miscellaneous	$15,000

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification provided for is contained herein, but that description is qualified in its entirety by reference to the relevant Section of the Delaware General Corporation Law.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to our best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by or in the right of GWG Holdings, Inc. in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in our best interest and must not have been adjudged liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of GWG Holdings, Inc. in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Delaware law authorizes us to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to us a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by us.

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under our certificate of incorporation, corporate bylaws, resolutions of our stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants the power to GWG Holdings, Inc. to purchase and maintain insurance policies that protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it.

Article 6 of our corporate bylaws provides that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling GWG Holdings, Inc. pursuant to the foregoing provisions, we understand that in the opinion of the SEC such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

From August 2009 through June 14, 2011, GWG Life Settlements, LLC, our wholly owned subsidiary, offered and sold approximately $60.6 million (net of redemptions) in principal amount of subsidiary secured notes (referred to as “Series I Secured notes” in the notes to our consolidated financial statements, and marketed under the name “LifeNotes”). These offers and sales were made in reliance on Section 4(2) of the Securities Act of 1933, and Rule 506 thereunder, on the basis that only accredited investors were offered and sold the debt securities involved.

On September 1, 2011, the Company issued 326,622.69 shares of Series A Convertible Preferred Stock for aggregate gross cash proceeds of $2,449,670 (i.e., $7.50 per preferred share), and issued related three-year warrants to purchase up to 24,497 shares of common stock at the exercise price of $6.25 per share. The Company paid aggregate placement commissions, fees and non-accountable expenses of $244,967 in connection with the sale of preferred stock. The Company offered and sold the preferred stock solely to accredited investors and, as a result, offered and sold these securities in reliance on the exemption available under Rule 506 and Sections 4(2) and 4(6) of the Securities Act of 1933.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits. The exhibits listed below are filed as a part of this registration statement.

Exhibit No.	Description

3.1	Articles of Incorporation**

3.2	Bylaws**

3.3	Certificate of Amendment of Certificate of Incorporation **

3.4	Certificate of Designation of Series A Convertible Preferred Stock **

4.1	Form of Indenture with Bank of Utah, National Association **

4.2	Form of Debenture **

4.3	Form of Subscription Agreement (for use with debentures) **

4.4	Form of Pledge and Security Agreement by and among GWG Holdings, Inc., GWG Life Settlements, LLC, Jon R. Sabes, Steven F. Sabes, and Bank of Utah, National Association **

4.5	Form of Intercreditor Agreement by and among Bank of Utah, National Association, and Lord Securities Corporation **

5.1	Opinion of Maslon Edelman Borman & Brand, LLP (with regard to legality of securities offered) *

10.1	Credit and Security Agreement with DZ Bank AG Deutsche Zentral-Genossenschaftsbank (as agent), and Autobahn Funding Company LLC (as lender), dated July 15, 2008 (filed herewith)

10.2	Consent and Amendment No. 1 to Credit and Security Agreement with DZ Bank AG Deutsche Zentral-Genossenschaftsbank (as agent), and Autobahn Funding Company LLC (as lender), dated December 14, 2010 **

10.3	Consent and Amendment No. 2 to Credit and Security Agreement with DZ Bank AG Deutsche Zentral-Genossenschaftsbank (as agent), and Autobahn Funding Company LLC (as lender), dated June 10, 2011 **

10.4	Performance Guaranty dated July 15, 2008, delivered in favor of DZ Bank AG Deutsche Zentral-Genossenschaftsbank (as agent), and Autobahn Funding Company LLC (as lender) **

10.5	Amended and Restated Note Issuance and Security Agreement dated November 15, 2010, with Lord Securities Corporation (as trustee), GWG LifeNotes Trust (as secured party), and noteholders **

10.6

Pledge Agreement dated November 15, 2010, among Jon R. Sabes, Steven F. Sabes, Opportunity Finance, LLC, SFS Trust 1976, SFS Trust 1992 Esther, SFS Trust 1982, Mokeson, LLC (collectively as pledgors), and Lord Securities Corporation (as trustee and pledgee) **

10.7	Reaffirmation of Guaranty dated June 10, 2011 in favor of with DZ Bank AG Deutsche Zentral-Genossenschaftsbank (as agent), and Autobahn Funding Company LLC (as lender) **

10.8	Form of Managing Broker-Dealer Agreement with Arque Capital **

10.9	Amended and Restated Investment Agreement with Insurance Strategies Fund, LLC, dated as of September 3, 2009 **

10.10	Addendum No. 1 to Sub-Sublease Agreement effective as of July 14, 2008 by Opportunity Finance, LLC and GWG Life, LLC**

10.11	Employment Agreement with Jon R. Sabes, dated June 14, 2011 (filed herewith)

10.12	Employment Agreement with Steven F. Sabes, dated June 14, 2011 (filed herewith)

10.13	Employment Agreement with Paul A. Siegert, dated June 14, 2011 (filed herewith)

10.14	Purchase and Sale Agreement with Athena Securities Group Ltd. and Athena Structured Funds PLC, dated July 11, 2011 **

10.15	Shareholders’ Agreement with respect to Athena Structured Funds PLC, dated July 11, 2011 **

21	List of Subsidiaries**

23.1	Consent of Mayer Hoffman McCann P.C. (filed herewith)

23.2	Consent of Maslon Edelman Borman & Brand, LLP (included in exhibit 5.1)*

25	Statement of Eligibility of Trustee *

*	to be filed by amendment
**	previously filed

ITEM 17.	UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, an increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	[intentionally omitted]

(5)

For the purpose of determining any liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on September 19, 2011.

GWG HOLDINGS, INC.

By:	/s/ Jon R. Sabes
Chief Executive Officer
Dated: September 19, 2011

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Jon R. Sabes Jon R. Sabes	Director, Chief Executive Officer	September 19, 2011

* /s/ Paul A. Siegert Paul A. Siegert	President, Chairman of the Board	September 19, 2011

/s/ Jon Gangelhoff Jon Gangelhoff	Chief Financial Officer (principal financial and accounting officer)	September 19, 2011

* /s/ Steven F. Sabes Steven F. Sabes	Director, Chief Operating Officer and Secretary	September 19, 2011

* /s/ Laurence Zipkin Laurence Zipkin	Director	September 19, 2011

* /s/ Bryan Tyrell Bryan Tyrell	Director	September 19, 2011

Kenneth Chaim Fink	Director	September 19, 2011

*By:	/s/ Jon R. Sabes
Jon R. Sabes
Attorney-in-Fact